  As filed with the Securities and Exchange Commission on July 12, 1999
                                                     Registration No. 333-76587
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         WATCHGUARD TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

             Delaware                               7372                            91-1712427
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)            Identification No.)

                    316 Occidental Avenue South, Suite 200
                           Seattle, Washington 98104
                                (206) 521-8340
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                             CHRISTOPHER G. SLATT
         President, Chief Executive Officer and Chairman of the Board
                         WatchGuard Technologies, Inc.
                    316 Occidental Avenue South, Suite 200
                           Seattle, Washington 98104
                                (206) 521-8340
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

                Stephen M. Graham                                   Robert P. Latta
                  Alan C. Smith                                  Patrick J. Schultheis
                  Ann L. McGuire                                 Christian E. Montegut
                 Perkins Coie LLP                           Wilson Sonsini Goodrich & Rosati
          1201 Third Avenue, 48th Floor                         Professional Corporation
          Seattle, Washington 98101-3099                           650 Page Mill Road
                  (206) 583-8888                            Palo Alto, California 94304-1050
                                                                     (650) 493-9300

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________

  If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement becomes effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell our common stock until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is offering + +to sell our common stock, and seeking offers to buy our common stock, only in +
+states where the offer or sale is permitted.                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 12, 1999


                    [LOGO OF WATCHGUARD TECHNOLOGIES, INC.]

                     3,500,000 SHARES OF COMMON STOCK

                                $     per share

  This is the initial public offering of WatchGuard Technologies, Inc. We are selling 3,500,000 shares of our common stock. In addition, the stockholders listed on page 62 have granted the underwriters a 30-day option to purchase up to an additional 525,000 shares of common stock to cover any over-allotments. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

  We expect the initial public offering price to be between $9 and $11 per share. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol WGRD.

  Investing in this stock involves significant risks. See "Risk Factors" beginning on page 6.

                                  -----------

                                                              Total
                                                  -----------------------------
                                                     Without          With
                                        Per Share Over-Allotment Over-Allotment
                                        --------- -------------- --------------
Price to Public.......................    $            $              $
Underwriting Discounts & Commissions..
WatchGuard's Proceeds, Before
 Expenses.............................
Selling Stockholders' Proceeds, Before
 Expenses.............................

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dain Rauscher Wessels
 a division of Dain Rauscher Incorporated

                   Warburg Dillon Read LLC

                                       SoundView Technology Group

                                                         Wit Capital Corporation

                                        , 1999

                             [INSIDE FRONT COVER]

LIVE

Security

                              [WATCHGUARD'S LOGO]

WatchGuard LiveSecurity--dynamic security protection, timely Internet broadcasts and responsive security experts protecting small- to medium-sized enterprises around the world that use the Internet for e-business and communications.

GATEFOLD ARTWORK DESCRIPTION TEXT:

The WatchGuard LiveSecurity Internet Broadcast Service

     How it Works:

     1. WatchGuard LiveSecurity Broadcast Service--WatchGuard's team of security experts broadcast alerts, threat responses and security software updates via the Internet directly to security managers at subscribing SME customers and to ISP network operation centers (NOCs).

     2. Security Policy Management--Easy-to-use monitoring and reporting tools enable SME customers to configure their security systems, implement security policies and monitor all of their protected offices. In the NOC, specially designed scalable software enables ISPs to centrally track, configure, update and individually monitor thousands of managed security customers.

     3. Comprehensive Security Protection--The standard security suite includes:

          .   Firewall
          .   User Authentication
          .   Remote User VPN
          .   IPSec Branch Office VPN
          .   Web Access Control

          ISPs may easily extend the standard security suite by bundling their own services like intrusion detection, 24-hour monitoring and expanded reporting and analysis.

     4. WatchGuard Firebox--Easily installed into the SME or managed customer's existing network, the WatchGuard Firebox simply plugs in behind the router at the Internet connection of each office. This dedicated security appliance implements the customer's security policies and protection.

WatchGuard LiveSecurity System.

     The WatchGuard LiveSecurity System is used by small- to medium-sized enterprises (SMEs) that use the Internet for e-business and communications.


     Some current customers are:

     .   Unimed Pharmaceuticals, Inc.
     .   JDA Sofware Group, Inc.
     .   Norm Thompson Outfitters, Inc.
     .   Boston Architectural Center

WatchGuard LiveSecurity for MSS

     WatchGuard LiveSecurity for MSS (Managed Security Services) is used by Internet service providers (ISPs) to deliver LiveSecurity protection to their SME business, government and education customers around the world.

     Some current ISPs:

     .   AT&T EasyLink Services Asia/Pacific Ltd.
     .   GTE Internetworking, Inc.
     .   PSINet, Inc.
     .   Verio, Inc.

================================================================================
Diagram:  The WatchGuard LiveSecurity Internet Broadcast Service
================================================================================
Graphics:

     Diagram showing WatchGuard LiveSecurity broadcasts going through the Internet to:

     (1) A Firebox and then to the security manager at SME headquarters. From the security manager, the broadcast goes to Fireboxes at SME branch offices.

     (2) An ISP network operations center. From the ISP security manager, the broadcast goes to Fireboxes on the premises of the ISP's subscribing SME customers. Behind the diagram is an outline of a world map.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    6
Forward-Looking Statements..........   14
Use of Proceeds.....................   15
Dividend Policy.....................   15
Capitalization......................   16
Dilution............................   17
Selected Financial Data.............   18
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   19

                                      Page
                                      ----
Business............................   31
Management..........................   50
Related-Party Transactions..........   58
Principal and Selling Stockholders..   60
Description of Capital Stock........   63
Shares Eligible for Future Sale.....   67
Underwriting........................   69
Legal Matters.......................   71
Experts.............................   71
Where You Can Find More
 Information........................   71
Index to Financial Statements.......  F-1

                               PROSPECTUS SUMMARY

  This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                         WatchGuard Technologies, Inc.

  WatchGuard is a leading provider of dynamic, comprehensive Internet security solutions designed to protect small- to medium-sized enterprises, or SMEs-- those businesses, governmental entities and educational institutions with fewer than 1,000 employees--that use the Internet for electronic commerce and communications. Our innovative LiveSecurity solution enables SMEs to keep their security systems current with minimal effort through our broadcast of threat responses, software updates and information alerts over the Internet. LiveSecurity is made possible through an updatable security appliance that executes software sent from a remote management system that receives our LiveSecurity broadcasts. Our solution is a fully integrated, easy-to-install package featuring a firewall, virtual private networking, user authentication and web surfing control.

  We provide SMEs a security management choice through our two product offerings, the LiveSecurity System and LiveSecurity for MSS, or managed security service. Our LiveSecurity System enables SMEs to manage their own Internet security with an easy-to-configure solution that provides point-and-click security management and advanced real-time graphical monitoring of network traffic. The LiveSecurity System allows SMEs to rapidly distribute security protection from a desktop personal computer to all security appliances on their corporate network, while retaining centralized control and administration. Alternatively, SMEs can outsource their security management to Internet service providers, or ISPs, that have implemented our LiveSecurity for MSS. Through LiveSecurity for MSS, SMEs can sign up with an ISP to centrally configure, monitor and update the SME's network security. For the ISP, our technology greatly improves the economics of managed security services through a scalable delivery platform that enables the ISP to remotely configure and manage thousands of customer sites quickly, easily and economically.

  We initially incorporated in Washington in 1996 and reincorporated in Delaware in 1997. References to "we," "our," "us" and "WatchGuard" in this prospectus refer to WatchGuard Technologies, Inc. and its predecessor. Our executive offices are located at 316 Occidental Avenue South, Suite 200, Seattle, Washington 98104, and our telephone number is (206) 521-8340. Our web site is located at http://www.watchguard.com. Any information that is included on or linked to our web site is not a part of this prospectus.

  We own or have rights to various trademarks and trade names used in our business. These include WatchGuard(R), Firebox(TM) and LiveSecurity(TM). This prospectus also includes trademarks, service marks and trade names of other companies, which remain the property of their owners.

                                  The Offering

Common stock offered by WatchGuard...........   3,500,000 shares

Common stock to be outstanding after this
 offering....................................  18,447,484 shares

Use of proceeds..............................  For repayment of debt, working capital and other general corporate purposes

Proposed Nasdaq National Market symbol.......  WGRD

  The number of shares of outstanding common stock is based on shares outstanding on June 30, 1999, and excludes

  . 1,516,244 shares available for grant under our stock option plan;

  . 6,169,430 shares of common stock issuable upon exercise of options outstanding under our stock option plan, at a weighted average exercise price of $1.46 per share, of which options to purchase 2,211,184 shares are currently exercisable;

  . 259,500 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $0.70 per share, 255,000 of which are currently exercisable; and

  . 600,000 shares of common stock available for issuance under our employee stock purchase plan.

                                ----------------

  Except where stated otherwise, the information we present in this prospectus
(1) assumes the conversion on a 2-for-1 basis of all outstanding shares of convertible preferred stock into 13,425,316 shares of common stock at the closing of this offering, (2) assumes the exercise before the closing of this offering of warrants to purchase 42,856 shares of common stock at an exercise price of $7.00 per share, (3) assumes no exercise by the underwriters of their over-allotment option and (4) gives effect to a 2-for-1 split of our common stock effected on July 8, 1999.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to give you any different information or representations. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

                             Summary Financial Data
                     (In thousands, except per share data)

                             Period From
                            February 14,
                                1996          Year Ended        Six Months
                             (Inception)     December 31,     Ended June 30,
                           to December 31, -----------------  ----------------
                                1996        1997      1998     1998     1999
                           --------------- -------  --------  -------  -------
                                                                (unaudited)
Statement of Operations
 Data:
Total revenues...........       $ 331      $ 5,098  $ 11,379  $ 5,017  $ 8,575
Operating loss...........        (462)      (4,396)   (9,000)  (3,175)  (6,314)
Net loss.................        (468)      (4,334)   (9,119)  (3,258)  (6,661)
Basic and diluted net
 loss per share..........         N/A      $(17.17) $ (11.34) $ (4.70) $ (4.65)
Shares used in
 calculation of basic and
 diluted net loss per
 share...................         N/A          252       804      693    1,433
Pro forma basic and
 diluted net loss per
 share...................                           $  (0.68)          $ (0.45)
Shares used in
 calculation of pro forma
 basic and diluted net
 loss per share..........                             13,366            14,858

                                                          June 30, 1999
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma as Adjusted
                                                  -------  --------- -----------
Balance Sheet Data:
Cash and cash equivalents........................ $ 2,214   $2,514     $27,264
Working capital (deficit)........................  (6,742)  (6,442)     24,908
Total assets.....................................  11,123   11,423      36,173
Long-term debt, less current portion.............     --       --          --
Total stockholders' equity (deficit).............  (5,061)  (4,761)     26,589

The preceding table summarizes

  . actual balance sheet data;

  . pro forma balance sheet data to give effect to the conversion of all outstanding preferred stock into 13,425,316 shares of common stock and the exercise of warrants to purchase 42,856 shares of common stock at an exercise price of $7.00 per share; and

  . pro forma balance sheet data as adjusted to give effect to the sale by WatchGuard of 3,500,000 shares of common stock offered through this prospectus at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

See note 6 of Notes to Financial Statements for information concerning the calculation of pro forma basic and diluted net loss per share.

                                  RISK FACTORS

  In addition to the other information contained in this prospectus, you should carefully read and consider the following risk factors before purchasing our common stock. If any of these risks actually occur, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

We have incurred losses since inception and may never be profitable, which could result in a decline in the value of our common stock and a loss of your investment.

  We expect our operating losses and negative cash flows to continue. Although our revenues have increased each year since we began operations, we may be unable to sustain any revenue growth in the future. We may never generate profits, and if we do become profitable, we may be unable to sustain or increase profitability on a quarterly or annual basis. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. We have incurred net losses and experienced negative cash flows in each quarter since we began doing business. As of June 30, 1999, we had an accumulated deficit of approximately $20.6 million.

Our operating results fluctuate and could fall below expectations of securities analysts and investors, resulting in a decrease in our stock price.

  Our quarterly and yearly operating results have varied widely in the past and will probably continue to fluctuate. In addition, our limited operating history makes predicting our future performance difficult. Our operating results for a particular quarter or year are likely to fall below the expectations of securities analysts and investors, which could result in a decrease in our stock price. We believe that period-to-period comparisons of our operating results are not meaningful. Numerous factors contribute to the unpredictability of our operating results, including

  .  changing demand for our products and services;

  .  changing product and price competition; and

  . the timing of the announcement, introduction and market acceptance of new or enhanced products and services by us or our competitors.

  We base our spending levels for product development, sales and marketing, and other operating expenses largely on our expected future revenues. Because our expenses are largely fixed for a particular quarter or year, we may be unable to adjust our spending in time to compensate for any unexpected quarterly or annual shortfall in revenues.

  In addition, our domestic and international sales tend to be lower in the summer months, when businesses often defer purchasing decisions. Also, as a result of customer buying patterns and the efforts of our sales force to meet or exceed quarterly and year-end quotas, we generally earn a substantial portion of a quarter's revenues during its last month and, within that month, during the last two weeks. We expect this concentration of revenues to continue. If expected revenues at the end of any quarter are delayed, our revenues for that quarter could fall below the expectations of securities analysts and investors.

Because many potential SME customers are unaware of the need for Internet security or may perceive it as costly and difficult to implement, our products and services may not achieve market acceptance.

  We believe that many potential customers, particularly SMEs, are not fully aware of the need for Internet security products and services. Historically, only enterprises having substantial resources have developed or purchased Internet security solutions. Also, there is a perception that Internet security is costly and difficult to implement. We will therefore not succeed unless we can educate our market about the need for Internet security and convince SMEs of our ability to provide this security in a cost-effective and administratively feasible manner. Although we have spent, and will continue to spend, considerable resources educating potential customers about the need for Internet security and the benefits of our products and services, our efforts may be unsuccessful.

If SMEs do not accept our innovative LiveSecurity products and services, our business will not succeed.

  We currently expect all future revenues to be generated through sales of our LiveSecurity Internet security products and related services, particularly subscription and license fees. Our success depends on market acceptance of our LiveSecurity products and services and our ability and the ability of our ISP partners to obtain and retain LiveSecurity customers. Our LiveSecurity products and services, however, are new and unproven. The broadcast portion of our LiveSecurity products has been available only since February 1999, and our LiveSecurity for MSS product has been available only since September 1998. To receive our broadcasts, enterprises will be required to pay an annual subscription fee, either to us or, if they obtain LiveSecurity through an ISP, to the ISP. We are not aware of any other Internet security product that allows enterprises to keep their security solution current by receiving broadcasts of software updates and related information over the Internet. SMEs may be unwilling to pay a subscription fee to keep their Internet security up to date. In addition, most businesses implementing security services have traditionally managed their own Internet security rather than seeking the services of third-party service providers. As a result, our products and services and the outsourcing of Internet security to third parties may not achieve significant market acceptance.

If our newly established and unproven relationships with ISPs are unsuccessful, our ability to market and sell our products and services will be limited.

  We expect a substantial percentage of our revenues to be derived from our relationships with several domestic and international ISPs which have agreed to implement our LiveSecurity for MSS solution. If these ISPs are unsuccessful in marketing and implementing our LiveSecurity for MSS solution, our operating results will be materially harmed. Because our relationships with the ISPs are new, we cannot predict whether the ISPs will succeed in marketing and selling services based on our products and services. The ISPs have not had an opportunity to fully develop and implement service offerings incorporating LiveSecurity and we cannot predict how long they will take to complete this development and implementation. Until and unless this development and implementation is achieved, our revenues from ISPs will be limited. If the ISPs fail to provide adequate installation, deployment and support of our products and services, end-users could decide not to subscribe, or cease subscribing, for managed services that use our solution. The ISPs will offer our products in combination with other products and services, some of which may be competitive with our products and services.

If our third-party resellers and distributors fail to perform, our ability to sell our products and services will be limited.

  We sell our products and services through value-added resellers and distributors, and we expect our success to continue to depend in large part on their performance. Our resellers and distributors have the ability to sell products and services that are competitive with ours, to devote more resources to those competitive products or to cease selling our products and services altogether. While no single reseller or distributor currently accounts for more than 10% of our total revenues, the loss of or reduction in sales to several value-added resellers or a distributor, particularly to competitive products offered by other companies, could adversely affect our revenues.

Product returns or retroactive price adjustments could exceed our allowances, which could adversely affect our operating results.

  We provide some of our distributors and resellers with product return rights for stock rotation. We also provide some of our distributors and resellers with price protection rights for inventories of our products held by those distributors or resellers if we lower our prices for those products. We may experience significant returns and price adjustments for which we may not have adequate allowances. The short life cycles of our products and the difficulty of predicting future sales increase the risk that new product introductions or price reductions by us or our competitors could result in significant product returns or price adjustments. In September 1998, when we introduced the latest version of our security appliance, we experienced an increase in returns. Provisions for returns and allowances for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 were $0, $1,655,000 and $730,000, or 0%, 14% and 8% of total revenues before returns and allowances.

If we are unable to compete successfully in the highly competitive market for Internet security products and services, our business will fail.

  The market for Internet security products is intensely competitive and we expect competition to intensify in the future. We may be unable to compete successfully against our current and future competitors. An increase in competitive pressures in our market or our failure to compete effectively may result in pricing reductions, reduced gross margins and loss of market share.

  Currently, the dominant competitor in our industry is Check Point Software Technologies Ltd. Other current and potential competitors include hardware, software and operating system vendors such as Axent Technologies, Inc., Cisco Systems, Inc., Lucent Technologies, Inc., Microsoft Corporation, Network Associates, Inc., Novell, Inc., Sun Microsystems, Inc. and a number of smaller companies. Our competitors may develop security products or implement services that are comparable or superior to our current or future products and services. In addition, our competitors may bundle products competitive with ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products.

  Many of our current competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. As a result, they may be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of acquisition or other opportunities more readily or develop and expand their product and service offerings more quickly.

Rapid changes in technology and industry standards could render our products and services unmarketable or obsolete, and we may be unable to introduce new products and services timely and successfully.

  To succeed, we must continually change and improve our products in response to rapid technological developments and changes in operating systems, Internet access and communications, application and networking software, computer and communications hardware, programming tools, computer language technology and hacker techniques. We may be unable to successfully and timely develop these new products and services or achieve and maintain market acceptance. The development of new, technologically advanced products and services is a complex and uncertain process requiring great innovation and the ability to anticipate technological and market trends. Because Internet security technology is complex, it can require long development and testing periods. Releasing new products and services prematurely may result in quality problems, and releasing them late may result in loss of customer confidence and market share. In the past, we have on occasion experienced delays in the scheduled introduction of new and enhanced products and services, and we may experience delays in the future. When we do introduce new or enhanced products and services, we may be unable to manage the transition from the older products and services to minimize disruption in customer ordering patterns, avoid excessive inventories of older products and deliver enough new products and services to meet customer demand.

We may be required to defend lawsuits or pay damages in connection with the alleged or actual failure of our products and services.

  Because our products and services provide and monitor Internet security and may protect valuable information, we may face claims for product liability, tort or breach of warranty relating to our products and services. Anyone who circumvents our security measures could misappropriate the confidential information or other property of end-users using our products and services or interrupt their operations. If that happens, affected end-users or ISPs may sue us. In addition, we may face liability for breaches caused by faulty installation of our products by resellers or end-users. Although we attempt to reduce the risk of losses from claims through contractual warranty disclaimers and liability limitations, these provisions may be unenforceable. Some courts, for example, have found contractual limitations of liability in standard software licenses to be unenforceable because the licensee does not sign them. Defending a suit, regardless of its merit, could be costly and could divert management attention. Although we currently maintain business liability insurance, this coverage may be inadequate or may be unavailable in the future on acceptable terms, if at all.

A breach of security could harm public perception of our products and services.

  We will not succeed unless the marketplace is confident that we provide effective Internet security protection. Even networks protected by our software products may be vulnerable to electronic break-ins and computer viruses. If an actual or perceived breach of Internet security occurs in an SME end-user's systems, regardless of whether the breach is attributable to us, the market perception of the efficacy of our products and services could be harmed. This could cause us and our ISP partners to lose current and potential customers or cause us to lose potential resellers, distributors and ISP partners. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques.

If we are unable to prevent attacks on our internal network system by computer hackers, public perception of our products and services will be harmed.

  Because we provide Internet security, we have become a greater target of attacks by computer hackers. We have experienced attacks by computer hackers in the past and expect attacks to continue. If attacks on our internal network system are successful, public perception of our products and services will be harmed.

Failure to address strain on our resources caused by our rapid growth will result in our inability to effectively manage our business.

  Our current systems, management and resources will be inadequate if we continue to grow. Our business has grown rapidly in size and complexity in the last three years. This rapid expansion has placed significant strain on our administrative, operational and financial resources and has resulted in ever-increasing responsibilities for our management personnel. We will be unable to effectively manage our business if we are unable to timely and successfully alleviate the strain on our resources caused by our rapid growth.

We may be unable to adequately expand our operational systems to accommodate growth, which could harm our ability to deliver our products and services.

  Our operational systems have not been tested at the customer volumes that may be required in the future. We may encounter performance difficulties when operating with a substantially greater number of customers. In implementing our LiveSecurity products, we have experienced periodic interruptions affecting all or a portion of our systems, and we believe that interruptions will continue to occur from time to time. These interruptions could harm our ability to deliver our products and services. An inability to add software and hardware or to develop and upgrade existing technology or operational systems to handle increased traffic may cause unanticipated system disruptions, slower response times and poor customer service, including problems filling customer orders.

We may be unable to adequately protect our operational systems from damage, failure or interruption, which could harm our reputation and our ability to attract and retain customers.

  Our operations, customer service, reputation and ability to attract and retain customers depend on the uninterrupted operation of our operational systems. Although we have off-site backup facilities and take other precautions to prevent damage, failure or interruption of our systems, our precautions may be inadequate. Any damage, failure or interruption of our computer or communications systems could lead to service interruptions, delays, loss of data and inability to accept and fill customer orders and provide customers with LiveSecurity updates.

We may be unable to deliver our products and services if we cannot continue to license third-party technology that is important for the functionality of our products.

  Our success will depend in part on our continued ability to license technology that is important for the functionality of our products. Although we believe that we could find other sources for the technology we license, a significant interruption in the supply of a third-party technology could delay our development and sales until we can find, license and integrate equivalent technology. This could damage our brand and result in loss of current and potential customers. Additionally, alternative technologies may be unavailable on acceptable terms, if at all. We depend on our third-party licensers to deliver reliable, high-quality products, develop new products on a timely and cost-effective basis and respond to evolving technology and changes in industry standards. We also depend on the continued compatibility of our third-party software with future versions of our products.

We may be unable to deliver our products and services if our single-source manufacturers fail to supply hardware with acceptable quality, quantity and cost.

  We outsource all of our hardware manufacturing and assembly to one motherboard manufacturer and one assembly house. While these single-source vendors have produced hardware with acceptable quality, quantity and cost in the past, they may be unable to meet our future demands. Although we believe that we could find another manufacturer and assembly house, our operations could be disrupted if we have to switch to a replacement vendor or if our hardware supply is interrupted for an extended period. This could result in loss of customer orders and revenue.

We may have to reduce or cease operations if we are unable to obtain the funding necessary to meet our working capital requirements.

  Our future revenues may be insufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital to finance our operations. If we are unable to generate sufficient cash flow from operations or obtain funds through additional financing, we may have to reduce some or all of our development and sales and marketing efforts or cease operations. We believe that the net proceeds from this offering, together with our existing cash balances and our existing lines of credit, should be sufficient to meet our capital requirements for at least the next 18 months. Our capital requirements depend on several factors, however, including the rate of market acceptance of our products and services, our ability to expand our customer base and the growth of our sales and marketing capabilities. If our capital requirements vary from our current plans, we may require additional financing sooner than we anticipate. Financing may be unavailable to us when needed or on acceptable terms.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

  Despite our efforts to protect our proprietary rights, unauthorized parties may misappropriate or infringe on our trade secrets, copyrights, trademarks, service marks and similar proprietary rights. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. While we are unable to determine the extent to which piracy of our software products exists, we expect piracy to be a continuing concern, particularly in international markets and as a result of the growing use of the Internet. In any event, competitors may independently develop similar or superior technologies or duplicate the technologies we have developed, which could substantially limit the value of our intellectual property.

Intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our proprietary rights.

  In the future, we may have to resort to litigation to protect our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation could also force us to

  . stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

  . pay damages;

  . enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

  . redesign products or services that incorporate infringing technology.

Although we have not been sued for intellectual property infringement, we may face infringement claims from third parties in the future. The software industry has seen frequent litigation over intellectual property rights, and we expect that participants in the Internet security industry will be increasingly subject to infringement claims as the number of products, services and competitors grows and functionality of products and services overlaps.

Undetected product errors or defects could result in loss of revenues, delayed market acceptance and claims against us.

  Our products and services may contain undetected errors or defects, especially when first released. Despite extensive testing, some errors are discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of revenues or claims against us.

Governmental controls over the export or import of encryption technology could cause us to lose sales.

  Any additional governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of certain technologies, especially encryption technology. In addition, from time to time governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This, in turn, could result in decreased demand for our products and services.

  In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the United States and international Internet security market.

If we do not retain our key employees, our ability to execute our business strategy will be impaired.

  Our future success will depend largely on the efforts and abilities of our senior management and our key development, technical, operations, information systems, customer support and sales and marketing personnel and our ability to retain them. These employees are not obligated to continue their employment with us and may leave us at any time.

The year 2000 computer problem could disrupt our operations.

  Year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could disrupt our ability to accept or fill customer orders and provide LiveSecurity updates. Computer systems, software and computer chips embedded in products that use only two digits to store dates in their year code fields are incapable of distinguishing 21st century dates from 20th century dates. As a result, many computers, programs and chips are unable to process date-related information beyond December 31, 1999. Unless they are upgraded to process date information correctly, they will fail or produce erroneous results when the century changes on January 1, 2000.

  We believe that the current versions of the internally developed software technologies incorporated in our products and services are year 2000 compliant. We may face claims, however, for undiscovered year 2000 errors in our own products or for year 2000 issues arising from third-party products that we integrate into our products and services or with which our systems and products exchange data. If our suppliers, vendors or distributors fail to timely correct their own year 2000 software, firmware and hardware problems, or if any of them convert to a system that is incompatible with our systems, our ability to deliver our products and services could be disrupted. In addition, our year 2000 compliance plan may not adequately address any year 2000 issues relating to our internal management information and other systems. We may also experience reduced sales of our products and services as potential customers reduce their budgets for Internet security because of their own expenditures for year 2000 compliance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

You may be unable to resell your shares at or above the initial public offering price, and the price of our stock is likely to be volatile.

  Before this offering, there has been no public market for our common stock. An active trading market may not develop or be sustained following this offering. The initial public offering price of our common stock, which will be determined through negotiations between us and the representatives of our underwriters, may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. You may be unable to resell your shares at or above the initial public offering price due to a number of factors, including

  . actual or anticipated variations in quarterly or annual operating results;

  . changes in analysts' earning projections or analysts' recommendations;

  . our inability to successfully implement our business strategy;

  . changes in business conditions affecting our customers, our competitors and us; and

  . changes in accounting standards that adversely affect our revenues and earnings.

  In recent years, moreover, the stock market in general and the market for Internet-related technology companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performance of the affected companies. Our common stock may experience such fluctuations in price, regardless of our performance. Market fluctuations or volatility could cause the market price of our common stock to decline.

Future sales of our common stock may depress our stock price.

  Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of our common stock. After this offering, we will have outstanding 18,447,484 shares of common stock. All the shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering will be available for sale in the public market as follows:

                                                                     Number of
                     Date of Availability for Sale                     Shares
                     -----------------------------                   ----------
     90 days after the date of this prospectus.....................     227,776
     180 days after the date of this prospectus....................  14,676,852
     At various times after 180 days, when one-year holding periods
      expire.......................................................      42,856

                           FORWARD-LOOKING STATEMENTS

  Some of our statements in this prospectus, including those under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions, future financial performance and other statements that are not historical facts. We use words such as anticipates, believes, expects, future and intends, and similar expressions to identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described under "Risk Factors."

                                USE OF PROCEEDS

  We expect to receive approximately $31.4 million in net proceeds from the sale of the 3,500,000 shares of common stock sold by us in this offering, assuming an initial public offering price of $10.00 per share, and after deducting underwriting discounts and commissions and estimated expenses to be paid by us. We will not receive any proceeds from any shares sold by the selling stockholders.

  We will use approximately $3.0 million of the net proceeds from this offering to repay all debt to entities affiliated with Matrix IV Management Co., L.P., OVMC III, L.P. and OVMC IV, LLC. As of June 30, 1999, the outstanding principal balance on this loan was $3.0 million. This debt matures on March 9, 2000 and bears interest at the rate of 6% per year.

  In addition, we will use up to $4.25 million of the net proceeds to repay our bridge loan facility with Silicon Valley Bank. As of June 30, 1999, the outstanding principal balance on this loan was $3.6 million. This debt matures on the earlier of the closing date of our initial public offering or August 26, 1999 and bears interest at prime plus 2%, which was 9.75% as of June 30, 1999.

  We intend to use the remainder of the net proceeds primarily for additional working capital and other general corporate purposes. The amounts that we actually spend for working capital purposes will vary significantly depending on a number of factors, including any future revenue growth, the amount of cash we generate from operations and the progress of our product development efforts. Although we have no present plans, agreements or proposals to do so, we may also use a portion of the net proceeds to license or acquire new products or technologies or to acquire or invest in businesses complementary to our own. As a result, we will retain broad discretion in allocating the net proceeds from this offering. Pending their use, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends. In any event, our line of credit agreement with Silicon Valley Bank prohibits the payment of dividends without the bank's prior written consent.

                                 CAPITALIZATION

  The following table shows

  .  our actual capitalization on June 30, 1999;

  . our pro forma capitalization assuming the conversion of all outstanding preferred stock into 13,425,316 shares of common stock and the exercise of warrants to purchase 42,856 shares of common stock at an exercise price of $7.00 per share;

  . our pro forma capitalization as adjusted to reflect the sale by us of 3,500,000 shares of common stock at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated expenses we expect to pay.

You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical financial statements and the notes to the financial statements included in this prospectus.

                                                       June 30, 1999
                                              ---------------------------------
                                                                     Pro Forma
                                               Actual    Pro Forma  As Adjusted
                                              --------  ----------- -----------
                                                        (unaudited)
                                                (In thousands, except share
                                                           data)
Stockholders' equity:
  Preferred stock: 10,000,000 shares
   authorized; 6,712,658 shares issued and
   outstanding, actual; no shares issued and
   outstanding, pro forma and pro forma as
   adjusted.................................. $      6   $     --    $     --
  Common stock: 80,000,000 shares authorized;
   1,479,312 shares issued and outstanding,
   actual; 14,947,484 shares issued and
   outstanding, pro forma; 18,447,484 shares
   issued and outstanding, pro forma as
   adjusted..................................        1         15          18
  Additional paid-in-capital.................   16,630     16,922      48,269
  Deferred stock-based compensation..........   (1,116)    (1,116)     (1,116)
  Accumulated deficit........................  (20,582)   (20,582)    (20,582)
                                              --------   --------    --------
    Total capitalization..................... $ (5,061)  $ (4,761)   $ 26,589
                                              ========   ========    ========

The number of shares of common stock issued and outstanding excludes

  .  1,516,244 shares available for grant under our stock option plan;

  . 6,169,430 shares of common stock issuable upon exercise of options outstanding under our stock option plan, at a weighted average exercise price of $1.46 per share, of which options to purchase 2,211,184 shares are currently exercisable;

  . 259,500 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $0.70 per share, 255,000 of which are currently exercisable; and

  . 600,000 shares of common stock available for issuance under our employee stock purchase plan.

                                    DILUTION

  If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is total assets less intangible assets and total liabilities, by the number of outstanding shares of common stock.

  Our pro forma net tangible book value at June 30, 1999, after giving effect to the conversion of all outstanding preferred stock into common stock and the exercise of warrants to purchase 42,856 shares of common stock at an exercise price of $7.00 per share, was a deficit of $4,761,000, or $0.32 per share of common stock. After giving effect to the sale of 3,500,000 shares of common stock by us offered through this prospectus at an assumed initial public offering price of $10.00 per share, less underwriting discounts and commissions and estimated expenses we expect to pay, our net tangible book value at June 30, 1999 would have been $26.6 million, or $1.44 per share. This represents an immediate increase in the net tangible book value of $1.76 per share to existing stockholders and an immediate dilution of $8.56 per share to new investors, or approximately 86% of the assumed initial offering price of $10.00 per share. The following table illustrates this per-share dilution:

Assumed initial public offering price per share..................         $10.00
  Net tangible book value per share at June 30, 1999............. $(3.42)
  Increase due to the conversion of preferred stock..............   3.10
                                                                  ------
  Pro forma net tangible book value per share at June 30, 1999...  (0.32)
  Increase per share attributable to new investors...............   1.76
                                                                  ------
Net tangible book value per share after this offering............           1.44
                                                                          ------
Dilution per share to new investors..............................         $ 8.56
                                                                          ======

  The following table shows, at June 30, 1999, the number of shares of common stock purchased from us, after giving effect to the conversion of all outstanding preferred stock into common stock and the exercise of warrants to purchase 42,856 shares of common stock at an exercise price of $7.00 per share, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering.

                            Shares Purchased  Total Consideration
                           ------------------ ------------------- Average Price
                             Number   Percent   Amount    Percent   Per Share
                           ---------- ------- ----------- ------- -------------
Existing stockholders..... 14,947,484   81.0% $13,599,000   28.0%    $ 0.91
New investors.............  3,500,000   19.0   35,000,000   72.0      10.00
                           ----------  -----  -----------  -----
    Total................. 18,447,484  100.0% $48,599,000  100.0%
                           ==========  =====  ===========  =====

  At June 30, 1999, we had outstanding options and warrants to purchase shares of common stock as follows:

                                                                     Weighted
                                                        Number of    Average
                                                         Shares   Exercise Price
                                                        --------- --------------
     Stock option plan................................. 6,169,430     $1.46
     Warrants..........................................   259,500      0.70
                                                        ---------
                                                        6,428,930      1.43
                                                        =========

Additionally, there were 1,516,244 option shares available for future grant under our stock option plan and 600,000 shares available for issuance under our employee stock purchase plan. There will be further dilution to new investors to the extent that option and warrant holders exercise these outstanding options and warrants or any options or warrants we grant in the future.

                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

  The following selected financial data and other operating information are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical results are not necessarily indicative of future results.

                            Period From      Year Ended        Six Months Ended
                         February 14, 1996  December 31,           June 30,
                          (Inception) to   ----------------  ----------------------
                         December 31, 1996  1997     1998     1998        1999
                         ----------------- -------  -------  -------  -------------
                                                                  (unaudited)
Statement of Operations
 Data:
Revenues, net:
  Product...............       $ 329       $ 4,975  $10,678  $ 4,860     $ 7,218
  Service...............           2           123      701      157       1,357
                               -----       -------  -------  -------     -------
    Total revenues......         331         5,098   11,379    5,017       8,575
Cost of revenues........         104         1,610    3,925    1,491       3,481
                               -----       -------  -------  -------     -------
Gross margin............         227         3,488    7,454    3,526       5,094
Operating expenses:
  Sales and marketing...         224         4,369    8,666    3,821       6,271
  Research and
   development..........         274         2,192    5,273    1,909       3,288
  General and
   administrative.......         191         1,323    2,515      971       1,849
                               -----       -------  -------  -------     -------
    Total operating
     expenses...........         689         7,884   16,454    6,701      11,408
                               -----       -------  -------  -------     -------
Operating loss..........        (462)       (4,396)  (9,000)  (3,175)     (6,314)
Interest income
 (expense), net.........          (6)           62     (119)     (83)       (347)
                               -----       -------  -------  -------     -------
Net loss................       $(468)      $(4,334) $(9,119) $(3,258)    $(6,661)
                               =====       =======  =======  =======     =======
Basic and diluted net
 loss per share.........         N/A       $(17.17) $(11.34) $ (4.70)    $ (4.65)
                               =====       =======  =======  =======     =======
Shares used in
 calculation of basic
 and diluted net loss
 per share..............         N/A           252      804      693       1,433
                               =====       =======  =======  =======     =======
Pro forma basic and
 diluted net loss per
 share..................                            $ (0.68)             $ (0.45)
                                                    =======              =======
Shares used in
 calculation of pro
 forma basic and diluted
 net loss per share.....                             13,366               14,858
                                                    =======              =======
                                                December 31,
                                           -------------------------
                                            1996     1997     1998    June 30, 1999
                                           -------  -------  -------  -------------
                                                                       (unaudited)
Balance Sheet Data:
Cash and cash equivalents................. $   232  $   603  $ 1,712     $ 2,214
Working capital (deficit).................    (464)     658     (274)     (6,742)
Total assets..............................     597    3,303    9,032      11,123
Long-term debt, less current portion......     --       --       --          --
Total stockholders' equity (deficit)......    (318)   1,382      881      (5,061)

See note 6 of Notes to Financial Statements for information concerning the calculation of basic and diluted net loss per share and pro forma basic and diluted net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  WatchGuard is a leading provider of dynamic, comprehensive Internet security solutions designed to protect small- to medium-sized enterprises, or SMEs, that use the Internet for electronic commerce and communications. Our innovative subscription-based LiveSecurity solution broadcasts threat responses, software updates and information alerts over the Internet, enabling SMEs to keep their security systems current with minimal effort. Since our inception, we have invested heavily in the development of our products and services. In September 1996, we introduced our initial Internet security appliance and began selling our products both domestically and internationally. In 1997, we significantly expanded our sales force, adding 12 sales employees to recruit indirect channel partners around the world, and expanded our distribution efforts in the European and Asia/Pacific markets. In September 1998, we launched our managed security service offering for ISPs. We also continued to recruit and hire additional employees in marketing, development, technical support and finance and invested in our operational infrastructure to support our growth.

  Our revenues totaled $331,000 in 1996 and grew significantly to $5.1 million in 1997. Our revenues totaled $11.4 million in 1998, representing a 123% increase over 1997. Product revenues as a percentage of total revenues were 99% in 1996, 98% in 1997 and 94% in 1998. Service revenues, although small, are growing and are expected to be a significant component of our revenues in the future as we expand our LiveSecurity subscription-based broadcast service. As a result of our investments in our worldwide sales and distribution channels, development of new products and services, brand development and our operational infrastructure, we have incurred net losses in each fiscal quarter. As of June 30, 1999, we had an accumulated deficit of $20.6 million. We anticipate significant growth in our operating expenses as we continue to expand our business. In the future, however, we expect our operating expenses to begin to decline as a percentage of total revenues.

Sources of Revenues and Revenue Recognition Policy

  We generate revenues through:

  . sales of products and service subscriptions through our indirect distribution partners at a discount from list price, typically 40%;

  . sales of products and service subscriptions directly to our ISP customers at volume pricing rates; and

  . from time to time, sales of service subscription renewals directly to our enterprise customers at list price.

Product revenues include perpetual software license fees and sales of our security appliance. Service revenues include fees for access to our LiveSecurity broadcast service for product updates, security threat responses, general security information and technical support. Service revenues also include annual fees for our LiveSecurity for MSS, which allows our ISP customers access to the LiveSecurity broadcast service and the ability to manage and update a specific number of their customers' security appliances. To date, service subscription renewals directly from our enterprise customers have not been material.

  We recognize revenues only when a contract or agreement has been executed, delivery has occurred, the fee is fixed and determinable and we believe collection is probable. We recognize product revenues upon shipment and service subscription revenues ratably on a monthly basis, generally over a one-year period.

Results of Operations

  The following table provides financial data for the periods indicated as a percentage of total revenues:

                                                                Six Months
                               Period From     Year Ended       Ended June
                            February 14, 1996 December 31,          30,
                             (Inception) to   ---------------   -------------
                            December 31, 1996  1997     1998    1998    1999
                            ----------------- ------   ------   -----   -----
   Revenues, net:
     Product...............        99.4 %       97.6 %   93.8 %  96.9 %  84.2 %
     Service...............         0.6          2.4      6.2     3.1    15.8
                                 ------       ------   ------   -----   -----
       Total revenues......       100.0        100.0    100.0   100.0   100.0
   Cost of revenues........        31.4         31.6     34.5    29.7    40.6
                                 ------       ------   ------   -----   -----
   Gross margin............        68.6         68.4     65.5    70.3    59.4
   Operating expenses:
     Sales and marketing...        67.7         85.6     76.2    76.2    73.1
     Research and
      development..........        82.8         43.0     46.3    38.1    38.3
     General and
      administrative.......        57.7         26.0     22.1    19.4    21.6
                                 ------       ------   ------   -----   -----
       Total operating
        expenses...........       208.2        154.6    144.6   133.6   133.0
                                 ------       ------   ------   -----   -----
   Operating loss..........      (139.6)       (86.2)   (79.1)  (63.3)  (73.6)
   Interest income
    (expense), net.........        (1.8)         1.2     (1.0)   (1.7)   (4.0)
                                 ------       ------   ------   -----   -----
   Net loss................      (141.4)%      (85.0)%  (80.1)% (64.9)% (77.7)%
                                 ======       ======   ======   =====   =====

Six Months Ended June 30, 1998 and 1999

Revenues

  Total revenues, which consist of product revenues and service revenues, increased from

$5.0 million in the six months ended June 30, 1998 to $8.6 million in the six months ended June 30, 1999, an increase of 71%. During these periods, no one customer accounted for 10% or more of total revenues.

  Product revenues include (1) the perpetual software license fees for our security management system and the sale of our security appliance as part of the LiveSecurity System and (2) the sale of our NOC security suite software license and our security appliance as part of LiveSecurity for MSS. Product revenues increased from $4.9 million in the six months ended June 30, 1998 to $7.2 million in the six months ended June 30, 1999, an increase of 49%. As a percentage of total revenues, product revenues decreased from 97% in the six months ended June 30, 1998 to 84% in the six months ended June 30, 1999. Historically, we have generated the majority of our revenues from our product sales, which, until the introduction of LiveSecurity for MSS in late 1998, consisted primarily of the sale of our LiveSecurity System for the enterprise. Product revenues from LiveSecurity for MSS are growing and are expected to be a significant component of our revenues in the future.

  Service revenues include the annual fee for our LiveSecurity broadcast service, which is sold as a part of the LiveSecurity System and LiveSecurity for MSS. Service revenues increased from $157,000 in the six months ended June 30, 1998 to $1.4 million in the six months ended June 30,

1999. As a percentage of total revenues, service revenues increased from 3% in the six months ended June 30, 1998 to 16% in the six months ended June 30, 1999. As renewals of our service subscriptions for the LiveSecurity System and LiveSecurity for MSS increase, we expect service revenues as a percentage of total revenues to increase significantly.

  The increase in total revenues was primarily due to increases in sales volume caused by increased distribution in the European and Asia/Pacific markets and increased market awareness of our products in North America. Total international revenues represented approximately 41% of total revenues in the six months ended June 30, 1998 and 50% in the six months ended June 30, 1999.

  The provision for sales returns and allowances was $550,000, or 10% of total revenues, for the six months ended June 30, 1998 and $730,000, or 8% of total revenues, for the six months ended June 30, 1999. The provision for returns and allowances for the year ended December 31, 1998 was approximately 14% of total revenues. The returns and allowances reserve, established in 1998 to address the return rights and pricing protection rights of some of our customers, primarily related to anticipated returns originating from the introduction of the latest version of our security appliance, the Firebox II, during the last half of 1998. Returns and allowances before that time were immaterial. The provision, as a percentage of total revenues, for the six months ended June 30, 1999 as compared to the provision for all of 1998, reflects a reduction in the expected returns remaining from the 1998 introduction of the Firebox II plus a recurring provision for future expected returns.

  We do not believe that the historical percentage growth rates of product revenues will be sustainable as our revenue base increases.

Cost of Revenues

  Cost of revenues consists of product and service costs, which include the costs of manufacturing our security appliance, product packaging, third-party product licensing fees and our technical support organization. Historically, cost of revenues has increased in total dollar amount and as a percentage of total revenues in each year. Cost of revenues increased from $1.5 million in the six months ended June 30, 1998 to $3.5 million in the six months ended June 30, 1999. As a percentage of total revenues, cost of revenues increased from 30% in the six months ended June 30, 1998 to 41% in the six months ended June 30, 1999.

  The dollar increases in cost of revenues were primarily due to increases in sales volume. The increase in cost of revenues as a percentage of total revenues was primarily due to an increase in the cost of manufacturing our Firebox II security appliance and, to a lesser extent, to an increase in personnel-related costs of our service organization.

  In the third quarter of 1998, we released an enhanced version of our security appliance, the Firebox II, which incorporated additional features required to support our LiveSecurity for MSS product. The Firebox II is more expensive to manufacture than the previous version of our security appliance, which increased our cost of revenues. Over time, as volume levels increase, the unit cost to manufacture the Firebox II should decrease.

  We expect service costs to increase in total dollar amount and as a percentage of total cost of revenues as our enterprise customer base expands and our LiveSecurity for MSS product for ISPs is deployed. Depending on our product and service mix, which may affect our margins, we expect our cost of revenues as a percentage of total revenues to remain at or slightly above our first quarter 1999 level. As revenues from service subscriptions increase, and become a greater percentage of total revenues, we expect our gross margin to increase.

Operating Expenses

  Sales and Marketing. Sales and marketing expenses include salaries, travel expenses, recruiting fees, commissions, public relations costs, marketing collateral and trade show expenses. Sales and marketing expenses increased from $3.8 million in the six months ended June 30, 1998 to $6.3 million in the six months ended June 30, 1999. As a percentage of total revenues, sales and marketing expenses decreased from 76% in the six months ended June 30, 1998 to 73% in the six months ended June 30, 1999.

  The dollar increase in sales and marketing expenses was due primarily to recruiting, training and supporting our domestic and international resellers and distributors and, to a lesser extent, to establishing brand recognition of our products and services. Specifically, components of the increase included

  . an increase in payroll and related expenses from $1.8 million to $2.9 million;

  . an increase in travel expenses from $650,000 to $1.2 million;

  . an increase in marketing costs from $1.0 million to $1.5 million; and

  . an increase in amortization of deferred stock compensation from $7,000 to $184,000.

  The decrease in sales and marketing expenses as a percentage of total revenues reflects both increased productivity of and efficiencies in managing our indirect channel network and realization of our previous investments to expand distribution, capture market share and establish brand recognition of our products. We expect to see a gradual reduction in sales and marketing expenses as a percentage of total revenues.

  Research and Development. Research and development expenses consist of salaries, computing equipment and software tools, nonrecurring costs associated with our security appliance prototypes and payment of designers and contractors. Research and development expenses increased from $1.9 million in the six months ended June 30, 1998 to $3.3 million in the six months ended
June 30, 1999. As a percentage of total revenues, research and development expenses remained constant at 38% for each of the six-month periods ended June 30, 1998 and 1999.

  The dollar increase in research and development expenses reflects the growth of our research and development organization to expand our enterprise product line, development of our recently released LiveSecurity for MSS product and our efforts to respond to new and emerging security threats through our LiveSecurity broadcast service. Specifically, components of the increase included

  . an increase in payroll and related expenses from $1.1 million to $2.0 million and

  . an increase in amortization of deferred stock compensation from $10,000 to $251,000.

  We will continue to increase our research and development expenses in total dollar amount to expand our current product offerings, develop new products and enhance our rapid response team and advisory council, which analyze new security vulnerabilities and threats and provide continuing education to our employees on Internet security. We expect total research and development expenses as a percentage of total revenues to remain relatively constant.

  General and Administrative. General and administrative expenses include costs of executive, human resource, finance and administrative support functions, provision for uncollectible accounts and legal and accounting professional services. General and administrative expenses increased from $971,000 in the six months ended June 30, 1998 to $1.8 million in the six months ended June 30, 1999. As a percentage of total revenues, general and administrative expenses increased from 19% in the six months ended June 30, 1998 to 22% in the six months ended June 30, 1999.

  The dollar increase in general and administrative expenses reflects the expansion of our infrastructure to manage the growth of our operations. Specifically, components of the increase included

  . an increase in payroll and related expenses from $365,000 to $650,000;


  . an increase in professional fees from $156,000 to $380,000; and

  . an increase of deferred stock compensation from $3,000 to $77,000.

  We expect that these expenses will continue to increase in total dollar amounts but will decrease as a percentage of total revenues.

  Deferred Compensation. Deferred compensation is recorded as the difference between the exercise price of options we granted and the deemed fair value for financial reporting purposes of our common stock during the periods in which the options were granted. Deferred compensation is amortized over the vesting periods of the options. We recorded $162,000 of deferred compensation in the six months ended June 30, 1999 and $1.9 million of deferred compensation in 1998. These deferrals resulted in the amortization of compensation expense totaling $20,000 for the six months ended June 30, 1998 and $512,000 for the six months ended June 30, 1999. Amortization of deferred compensation is included in the sales and marketing, research and development and general and administrative expense categories, as described above.

Interest Income (Expense)

  Interest expense of $87,000 in the six months ended June 30, 1998 resulted from borrowings on our bank line of credit and our equipment term loan, and was partially offset by $4,000 of interest income generated from our investment of proceeds from the sale of preferred stock. Interest expense of $362,000 in the six months ended June 30, 1999 resulted from borrowings on our bank line of credit, our equipment term loan and our convertible note agreements, and was partially offset by $15,000 of interest income generated from our investment of proceeds from the sale of preferred stock.

Income Taxes

  We have experienced losses since inception, resulting in a net operating loss carryforward position of approximately $16.0 million as of June 30, 1999. These carryforwards, if not utilized, will begin to expire in 2011, and may be subject to limitations under Section 382 of the Internal Revenue Code.

Period Ended December 31, 1996 and Years Ended December 31, 1997 and 1998

  The following discussion and analysis includes revenue and cost information for the period ended December 31, 1996 and the years ended December 31, 1997 and 1998. We have not discussed in detail the results of operations for the period ended December 31, 1996. During 1996, WatchGuard was a startup operation focused on validating the technological feasibility of its products. We introduced our initial Internet security appliance on a preproduction basis in September 1996, and shipped our first production model, the Firebox 10, in December 1996. Beginning in early 1997, we began to implement our business model and develop our operational infrastructure. Due to the limited nature of our operations in the period ended December 31, 1996, we believe that further comparisons between 1996 and 1997 would not be meaningful.

Revenues

  Total revenues increased from $331,000 in 1996 to $5.1 million in 1997 and to $11.4 million in 1998, an increase of 123% from 1997 to 1998. During these periods, no one customer accounted for 10% or more of total revenues. Product revenues increased from $329,000 in 1996 to $5.0 million in 1997 and to $10.7 million in 1998, an increase of 115% from 1997 to 1998. As a percentage of total revenues, product revenues decreased from 99% in 1996 to 98% in 1997 and to 94% in 1998. Service revenues increased from $2,000 in 1996 to $123,000 in 1997 and to $701,000 in 1998. As a percentage of total revenues, service revenues increased from 1% in 1996 to 2% in 1997 and to 6% in 1998.

  The increase in total revenues from 1996 to 1998 was primarily due to increases in sales volume caused by increased distribution in the European and Asia/Pacific markets and increased market awareness of our products in North America. Total international revenues represented 56% of total revenues in 1997 and 35% in 1998.

  The establishment of reserves for sales returns and allowances negatively impacted our revenues for 1998. The provision for sales returns and allowances in 1998 was $1.7 million, or approximately 14% of total revenues before giving effect to the provision. The returns and allowances reserve was established in 1998 primarily to address return rights and price protection rights for some of our customers, including anticipated returns originating from the introduction of the Firebox II. Before 1998, we did not experience any material returns and therefore provided no reserve.

Cost of Revenues

  Cost of revenues increased from $104,000 in 1996 to $1.6 million in 1997 and to $3.9 million in 1998. As a percentage of total revenues, cost of revenues increased from 31% in 1996 to 32% in 1997 and to 35% in 1998. The dollar increases in cost of revenues from 1996 to 1998 were primarily due to increases in sales volume. The increase in cost of revenues as a percentage of total revenues from 1997 to 1998 was primarily due to an increase in the cost of manufacturing our security appliance. As discussed above, the Firebox II, which we released in the third quarter of 1998, is more expensive to manufacture than the previous version of our security appliance.

Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased from $224,000 in 1996 to $4.4 million in 1997 and to $8.7 million in 1998. As a percentage of total revenues, sales and marketing expenses increased from 68% in 1996 to 86% in 1997, and decreased to 76% in 1998.

  The dollar increase in sales and marketing expenses was due primarily to recruiting, training and supporting our domestic and international resellers and distributors and, to a lesser extent, to establishing brand recognition of our products and services. Specifically, components of the increase from 1997 to 1998 included

  . an increase in payroll and related expenses from $2.0 million to $3.9 million;

  .  an increase in travel expenses from $771,000 to $1.4 million;

  .  an increase in marketing costs from $1.1 million to $2.0 million;

  . a $470,000 charge for a common stock warrant in 1998 issued to a customer; and

  . an increase in amortization of deferred stock compensation from $0 to $146,000.

The decrease in 1998 sales and marketing expenses as a percentage of total revenues reflects increased productivity of and efficiencies in managing our indirect channel network and our utilization of our prior years' investment to expand distribution, capture market share and establish brand recognition of our products.

  Research and Development. Research and development expenses increased from $274,000 in 1996 to $2.2 million in 1997 and to $5.3 million in 1998. As a percentage of total revenues, research and development expenses decreased from 83% in 1996 to 43% in 1997, and increased to 46% in 1998.

  The dollar increase in research and development expenses reflects the growth of our research and development organization to expand our enterprise product line, development of our recently released LiveSecurity for MSS product and our efforts to respond to new and emerging security threats through our LiveSecurity broadcast service. Specifically, components of the increase from 1997 to 1998 included

  . an increase in payroll and related expenses from $1.5 million to $2.5 million;

  . a $628,000 charge for compensation expense for stock options granted to a consultant in 1998, which was based on the fair value of the options at the termination of the consulting agreement; and

  . an increase in amortization of deferred stock compensation from $0 to $203,000.

  General and Administrative. General and administrative expenses increased from $191,000 in 1996 to $1.3 million in 1997 and to $2.5 million in 1998. As a percentage of total revenues, general and administrative expenses decreased from 58% in 1996 to 26% in 1997 and to 22% in 1998.

  The dollar increases in general and administrative expenses primarily reflect the increase in personnel and related expenses and other overhead items in connection with the expansion of our business. Specifically, components of the increase from 1997 to 1998 included

  .  an increase in payroll and related expenses from $516,000 to $786,000;

  . an increase in the provision for uncollectible amounts from $122,000 to $418,000, reflecting additional exposure related to the overall growth of our operations; and

  .  an increase in professional fees from $150,000 to $218,000.

The decrease in expenses as a percentage of total revenues from 1996 to 1998 reflects increased efficiencies of scale resulting from a larger revenue base.

  Deferred Compensation. Amortization of deferred compensation is included in the sales and marketing, research and development and general and administrative expense categories and totaled $411,000 in 1998.

Interest Income (Expense)

  Interest expense of $6,000 in 1996 resulted from borrowings on our bank line of credit. Interest income of $88,000 in 1997 was generated from our investment of proceeds from the sale of preferred stock, and was partially offset by $26,000 of interest expense that resulted from borrowings. Interest expense of $203,000 in 1998 resulted from borrowings on our bank line of credit and equipment term loan, and was partially offset by $84,000 of interest income generated from our investment of proceeds from the sale of preferred stock.

Quarterly Results of Operations

  The following tables provide both our unaudited results of operations and our results of operations expressed as a percentage of total revenues for each quarter in the six-quarter period ended June 30, 1999. In our opinion, this unaudited information has been prepared on the same basis as our audited financial statements. This information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented, when read in conjunction with our financial statements and the notes to the financial statements. The results of operations for any quarter are not necessarily indicative of our future results.

                                            Three Months Ended
                          ---------------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31, June 30,
                            1998      1998      1998      1998      1999     1999
                          --------  --------  --------- --------  -------- --------
                                         (In thousands)
Statement of Operations
 Data:
Revenues, net:
  Product...............  $ 1,993   $ 2,867    $ 2,544  $ 3,274   $  3,387 $ 3,831
  Service...............       41       116        205      339        551     806
                          -------   -------    -------  -------   -------- -------
   Total revenues.......    2,034     2,983      2,749    3,613      3,938   4,637
Cost of revenues........      619       872      1,038    1,396      1,635   1,846
                          -------   -------    -------  -------   -------- -------
Gross margin............    1,415     2,111      1,711    2,217      2,303   2,791
Operating expenses:
  Sales and marketing...    1,637     2,184      2,315    2,530      2,936   3,335
  Research and
   development..........      805     1,104      1,465    1,899      1,548   1,740
  General and
   administrative.......      374       597        645      899        948     901
                          -------   -------    -------  -------   -------- -------
   Total operating
    expenses............    2,816     3,885      4,425    5,328      5,432   5,976
                          -------   -------    -------  -------   -------- -------
Operating loss..........   (1,401)   (1,774)    (2,714)  (3,111)   (3,129)  (3,185)
Interest income
 (expense), net.........      (23)      (60)        24      (60)      (84)    (263)
                          -------   -------    -------  -------   -------- -------
Net loss................  $(1,424)  $(1,834)   $(2,690) $(3,171)  $(3,213) $(3,448)
                          =======   =======    =======  =======   ======== =======

                                            Three Months Ended
                          ----------------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,  June 30,
                            1998      1998      1998      1998      1999      1999
                          --------  --------  --------- --------  --------  --------
Statement of Operations
 Data:
Revenues, net:
  Product...............    98.0 %    96.1 %     92.5 %   90.6 %    86.0 %    82.6 %
  Service...............     2.0       3.9        7.5      9.4      14.0      17.4
                           -----     -----      -----    -----     -----     -----
   Total revenues.......   100.0     100.0      100.0    100.0     100.0     100.0
Cost of revenues........    30.4      29.2       37.8     38.6      41.5      39.8
                           -----     -----      -----    -----     -----     -----
Gross margin............    69.6      70.8       62.2     61.4      58.5      60.2
Operating expenses:
  Sales and marketing...    80.4      73.2       84.2     70.0      74.6      72.0
  Research and
   development..........    39.6      37.0       53.3     52.6      39.3      37.5
  General and
   administrative.......    18.4      20.0       23.5     24.9      24.0      19.4
                           -----     -----      -----    -----     -----     -----
   Total operating
    expenses............   138.4     130.2      161.0    147.5     137.9     128.9
                           -----     -----      -----    -----     -----     -----
Operating loss..........   (68.9)    (59.4)     (98.8)   (86.1)    (79.5)    (68.7)
Interest income
 (expense), net.........    (1.1)     (2.0)       0.9     (1.7)     (2.1)     (5.7)
                           -----     -----      -----    -----     -----     -----
Net loss................   (70.0)%   (61.4)%    (97.9)%  (87.8)%   (81.6)%   (74.3)%
                           =====     =====      =====    =====     =====     =====

  The trends discussed in the annual comparison of operating results from 1996 to 1998 and in the quarterly comparison of operating results for the six-month periods ended June 30, 1998 and 1999 generally apply to the comparison of results of operations for each of the quarters in the six-quarter period ended June 30, 1999. We were 90 days late in delivering the latest version of our security appliance, the Firebox II, in the third quarter of 1998, and the cost to manufacture the Firebox II increased from the previous version of our security appliance. As a result of our 90-day delay, product revenues in the third quarter of 1998 decreased by approximately 11% over the previous quarter, while our cost of product revenues increased by 19% over the same period. Our quarterly operating results have fluctuated significantly in the past and will probably continue to fluctuate.

Liquidity and Capital Resources

  Since our inception, we have financed our operations primarily through private placements of convertible preferred stock. These preferred shares will automatically convert into common stock at the closing of this offering. Through June 30, 1999, net proceeds from private placements of preferred stock totaled $13.2 million. We have also financed our operations through equipment financing, traditional financing arrangements and convertible notes.

  We have a working capital revolving line of credit with a bank, secured by our accounts receivable. The amount available under this facility is limited to the greater of our borrowing base or $3.5 million. The amendments to our loan and security agreement discussed below reduced our borrowing base from $4.5 million to $3.5 million until the closing of our initial public offering. For purposes of this loan, the borrowing base means the sum of 75% of the net amount of our eligible domestic accounts receivable and 50% of the net amount of our eligible foreign accounts receivable. As of June 30, 1999, we had borrowed $1.2 million on this line of credit, which expires in September 1999 and bears interest at prime plus 2% per year.

  In May and June 1999, we amended our loan and security agreement with this bank. The amendments primarily provide for a secured bridge loan facility that immediately makes available to us an additional $4.25 million, of which $2.0 million is guaranteed by existing investors. The loan carries a commitment fee of up to 2.0%, an interest rate of prime plus 2% and a maturity date of the earlier of our initial public offering closing date or August 26, 1999. We have granted our bank warrants to purchase up to 14,500 shares of common stock, of which 10,000 shares are currently exercisable. The exercise price of these warrants is the greater of $7.00 per share or the initial public offering price, unless our initial public offering closes after July 31, 1999, in which case the exercise price will be $7.00 per share. As of June 30, 1999, we had borrowed $3.6 million under the bridge loan facility.

  We also have two term-loan facilities with this bank to finance new capital equipment purchases. The first facility closed to further advances on March 5, 1998 and is being paid in 36 equal monthly payments. The first of these payments was made on April 5, 1998. The loan, which bears interest at prime plus 1.5% per year, matures March 5, 2001, at which time all unpaid principal and interest will be due and payable. The second facility closed to further advances on December 31, 1998 and is being paid in 36 equal monthly payments. The first of these payments was due on January 31, 1999. The loan, which bears interest at prime plus 1% per year, matures December 31, 2002, at which time all unpaid principal and interest will be due and payable. As of June 30, 1999, we had a combined principal balance of $493,000 due under these term loans.

  The agreements under which the line of credit, the bridge loan facility and the term loans were established contain financial covenants, including a provision requiring us to maintain specified financial ratios. At December 31, 1998, we were not in compliance with the financial covenants, but we obtained a waiver for noncompliance at December 31, 1998. In addition, the bank has deleted these covenants through the earlier of August 26, 1999 or the completion of our initial public offering. We have classified the outstanding balance of long-term debt as current on the balance sheet.

  In March 1999, we entered into convertible note agreements with existing investors for a total of $3.0 million. The notes bear interest at 6% and will be repaid with the net proceeds of this offering. We also issued warrants to purchase 42,856 shares of common stock at an exercise price of $7.00 per share, which are exercisable immediately. These warrants, if not exercised before our initial public offering, will automatically convert into common stock on a net exercise basis at the completion of this offering.

  Our operating activities resulted in net cash outflows of $131,000 in 1996, $5.3 million in 1997, $7.6 million in 1998 and $3.8 million for the six months ended June 30, 1999. The operating cash outflows in 1997, 1998 and the six months ended June 30, 1999 resulted primarily from significant investments in sales and marketing and research and development, all of which led to operating losses.

  Cash used in operating activities was net of noncash charges totaling $207,000 for 1997, $1.7 million for 1998 and $946,000 for the six months ended June 30, 1999. These noncash charges were primarily associated with depreciation and amortization of capital assets, compensation charges resulting from the issuance of stock options and warrants, and interest expense related to stock warrants issued in connection with our bridge loans during 1998 and the six months ended June 30, 1999. Cash used in operating activities from working capital components impacting operating activities was $1.1 million in 1997 and $231,000 in 1998. Cash provided by operating activities from working capital components impacting operating activities was $1.9 million in the six months ended June 30, 1999. However, there were large fluctuations within some major working capital components, as described below:

    (a) Inventories increased to $2.2 million at December 31, 1998 and to $2.4 million at June 30, 1999 from $218,000 at December 31, 1997. These changes reflect (1) our decision in 1998 to change from an off-the-shelf to a custom-made motherboard component in our Firebox products, which resulted in our taking an inventory position on these components before their final assembly; (2) larger initial manufacturing volumes of Firebox II in the third and fourth quarters of 1998; and (3) our efforts to accommodate actual and anticipated increases in sales volume.

    (b) Receivables increased to $3.5 million at December 31, 1998 and to $3.6 million at June 30, 1999, from $1.6 million at December 31, 1997. These increases are attributable primarily to the overall increase in revenues during these periods and, to a lesser extent, to sales mix and timing differences arising from varying payment cycles and terms in our customer agreements. Reserves for uncollectable accounts were $449,000 at December 31, 1998 and $348,000 at June 30, 1999, compared to $124,000 at
  December 31, 1997. The increase reflects additional exposure related to the overall growth of our operations. Reserves for estimated product returns were $615,000 at December 31, 1998 and $525,000 at June 30, 1999,
  reflecting our estimate of returns and allowances associated with the return rights and price protection rights of some of our customers.

    (c) Accounts payable and accrued expenses increased to $3.2 million at December 31, 1998 and to $5.1 million at June 30, 1999, from $1.1 million in 1997. These increases reflect liabilities associated with growth in inventories, the increased employee base required to sustain and build our business, expenses associated with the overall growth of our business and liabilities incurred as a result of our initial public offering.

    (d) Deferred revenue increased to $1.8 million at December 31, 1998 and to $2.8 million at June 30, 1999, from $313,000 at December 31, 1997. The increases reflect service subscriptions associated with the continued growth of product sales and, to a lesser extent, with service subscription renewals. Service subscriptions are generally amortized ratably over a one-year period.

  Investing activities used cash of $87,000 in 1996, $461,000 in 1997, $1.0 million in 1998 and $823,000 in the six months ended June 30, 1999, primarily for capital expenditures, including computing equipment.

  Financing activities provided cash of $450,000 in 1996, $6.1 million in 1997, $9.7 million in 1998, and $5.1 million in the six months ended June 30, 1999, primarily from the sale of preferred stock, borrowings on our line of credit and proceeds from the issuance of convertible notes.

  As of June 30, 1999, we had $2.2 million in cash and cash equivalents invested primarily in money market accounts. We have financed our operations to date primarily through the issuance of equity securities and debt financing. Further development, establishment and maintenance of our business for at least the next 12 months will require additional equity or debt financing, which we believe can be obtained from existing or new sources if it is not obtained from this offering. In addition, our current investors have indicated that they will provide sufficient financing in order for us to continue to operate through 1999. We believe, however, that existing cash balances, cash equivalents and lines of credit, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months. The underlying assumed levels of revenues and expenses, however, may prove to be inaccurate, and we may need to seek additional funding through public or private financings or other arrangements before that time. Adequate funds may be unavailable when needed or unavailable on acceptable terms. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures. If we raise additional funds by issuing equity securities, dilution to existing stockholders will result.

  We believe that the market risk arising from holdings of our financial instruments is not material.

Year 2000 Compliance

  Like many companies, we face risks relating to year 2000 computer issues. These issues result from computer systems, software and computer chips embedded in products that use only two digits to store dates in their year code fields and are therefore incapable of distinguishing 21st century dates from 20th century dates. As a result, many computers, programs and chips are unable to process date-related information beyond December 31, 1999. Unless they are upgraded to process date information correctly, they will fail or produce erroneous results when the century changes on January 1, 2000. If our internal management and external information systems are not year 2000 compliant when the century changes, some or all of our business operations could be disrupted.

  Our products and LiveSecurity service utilize a mixture of hardware and software technologies. The hardware technology we use in our Firebox family of security appliance products consists of a combination of industry-standard components configured to our specifications and driven by internally developed software technologies. We have tested and analyzed current versions of these internally developed software technologies in conjunction with our security appliances and believe them to be year 2000 compliant. These current versions include the latest version of our software that drives the Firebox 10 and 100 and the version that drives the Firebox II, which we are currently shipping. While we are not aware of any year 2000 issues with previous versions, we are recommending to our customers that they implement our current versions. In addition to other internally developed software, our LiveSecurity service incorporates current technologies acquired from third-party vendors. We will have completed our year 2000 assessment of the internally developed software incorporated in our LiveSecurity service by July 31, 1999. In addition, we are in the process of surveying the third-party vendors to determine whether their products are year 2000 compliant and, if not, what updates or arrangements are required to correct any year 2000 problems. We have identified several of these vendors whose products are not year 2000 compliant and are currently determining the updates or arrangements they require to correct these problems. We expect to complete this phase of our year 2000 plan by September 30, 1999.

  We are currently reviewing our internal management information and other administrative systems to identify and modify any products, services or systems that are not year 2000 compliant. Our internal information management and other administrative systems generally are based on technologies and products acquired from industry-leading third-party vendors. We have contacted these vendors to determine whose products, services or systems may be impacted by year 2000 compliance issues and whose technologies and products will require upgrades. We have scheduled necessary upgrades with these vendors, which we expect will be completed by October 31, 1999.

  Our plan may not adequately and timely address the year 2000 issue and we may be unable to upgrade any or all of our products, services and internal information management and other administrative systems as we have planned. In addition, any upgrades may not effectively address the year 2000 issue. If required upgrades are incomplete, untimely or unsuccessful, our business may be adversely affected. Furthermore, if our suppliers, vendors, distributors or producers of products that we use or with which our products exchange data fail to timely correct their own year 2000 software, firmware and hardware problems, or if any of them convert to a system that is incompatible with our systems, our business could be adversely affected. We may also experience reduced sales of our products and services as potential customers reduce their budgets for Internet security because of their own expenditures for year 2000 compliance. We currently expect that the total cost of our efforts to assess year 2000 compliance will not be material. The most reasonably likely worst-case scenario, however, would involve the incomplete, untimely or unsuccessful identification or correction of year 2000 compliance issues of multiple third-party vendors whose technology is incorporated into our LiveSecurity products and services. If this were to occur, interruptions in our ability to deliver our LiveSecurity service would result and our business would be adversely affected.

  Our LiveSecurity service gives us a distribution channel for the rapid implementation of software patches if a year 2000 problem is found with our internally developed software. In addition, we intend to establish a contingency plan detailing actions that will be taken if we do not successfully execute our year 2000 plan on a timely basis. Still, some problems may remain undetected or uncorrected, and our continuing efforts to address the year 2000 issue could involve unforeseen time and expense. Any year 2000 issues that are not identified and corrected in a timely fashion would adversely affect our business. We expect that the cost to fix any year 2000 problems that may be identified, however, will involve internal labor-hours and will not be material.

                                    BUSINESS

Overview

  WatchGuard is a leading provider of dynamic, comprehensive Internet security solutions designed to protect small- to medium-sized enterprises, or SMEs, that use the Internet for electronic commerce and communications. According to The Yankee Group, SMEs represent 98% of U.S. businesses, account for approximately 50% of the gross national product and spend approximately $445 billion annually on information technology products and services. SMEs are increasingly utilizing the Internet to maintain a competitive advantage and to compete effectively against enterprises with greater resources. International Data Corporation estimates that, in the United States, approximately 3.5 million SMEs will be connected to the Internet by the end of 1999, increasing to approximately 4.7 million by the end of 2000.

  Our innovative subscription-based LiveSecurity solution broadcasts threat responses, software updates and information alerts over the Internet, enabling SMEs to keep their security systems current with minimal effort. The dynamic nature of our solution is made possible through an updatable security appliance that executes software sent from the remote management system receiving our LiveSecurity broadcasts. Our comprehensive, fully integrated LiveSecurity solution features a firewall, encryption, user authentication, virtual private networking and web surfing control. We make installing, configuring and monitoring our solution easy with point-and-click security management and advanced real-time graphical monitoring of network traffic.

  Our LiveSecurity solution gives SMEs a security management choice. SMEs can manage their own Internet security through our LiveSecurity System or outsource their security management to an ISP implementing our LiveSecurity for MSS. Enterprises using the LiveSecurity System may rapidly distribute security protection from their desktop personal computer to all security appliances on their corporate network, while retaining centralized control and administration. Enterprises that do not want to be directly involved with their security management may outsource the function to an ISP. For the ISP, our technology greatly improves the economics of managed security services through a scalable delivery platform that enables the ISP to remotely configure and manage thousands of sites quickly, easily and economically.

  We sell our Internet security solutions directly and indirectly to ISPs and indirectly to end-users through more than 280 distributors and resellers covering 52 countries. We have established relationships with the following ISPs to implement LiveSecurity for MSS: AT&T EasyLink Services Asia/Pacific Ltd., GTE Internetworking, Inc., Internet Initiative Japan (IIJ), Interpath Communications, Inc., Netrex Secure Solutions, Inc., PSINet Inc., sunrise communications AG, Verio, Inc., Virtual Media Technologies, LLC and You Tools Corporation/FASTNET. We have shipped over 8,500 WatchGuard security solutions.

Industry Background

The growth of the Internet

  The Internet has experienced rapid growth and has developed into a significant tool for global communications, commerce and media, enabling millions of people to share information and transact business electronically. International Data Corporation estimates that there were over 38 million web users in the United States and over 68 million worldwide at the end of 1997. IDC projects the number of web users to increase to over 135 million users in the United States and 319 million worldwide by the end of 2002. IDC also estimates that the number of customers buying goods and services on the Internet will grow from approximately 18 million worldwide in 1997 to 128 million in 2002, with the value of electronic commerce transactions growing from $12 billion to over $400 billion in the same period.

  The growth in the Internet provides enterprises, regardless of size, with new revenue opportunities through global distribution of products and services and with significant reductions of sales and marketing costs through automation and instantaneous access. Because of its affordability, global reach and versatility, the Internet is a particularly powerful and necessary tool for SMEs. SMEs are increasingly required to establish secure Internet access to facilitate and support strategic business objectives. In a marketplace that is becoming more and more competitive, SMEs are increasingly utilizing new business tools and initiatives such as remote access, e-commerce, online customer service and supply chain management to gain competitive advantage.

The need for Internet security

  The increased importance of electronic commerce and the proliferation and growth of corporate intranets have dramatically increased the openness of computer networks, with the Internet becoming a widely accepted platform for many business-to-business and direct-to-consumer transactions. The accessibility and the relative anonymity of users in open computing environments, however, make systems and the integrity of information stored on them increasingly vulnerable to security threats. Open systems present inviting opportunities for computer hackers, curious or disgruntled employees, contractors and competitors to compromise or destroy sensitive information within the system or to disrupt operations and Internet access. In addition, open computing environments are complex and typically involve a variety of hardware, operating systems and applications supplied by a variety of vendors, making these networks difficult to manage, monitor and protect from unauthorized access.

  The annual Computer Security Institute survey conducted in early 1999 highlights the potential risks faced by organizations connected to the Internet. The CSI poll of 521 computer security specialists at U.S. corporations, government agencies, financial institutions and universities revealed that 62% of respondents had experienced security breaches within the past 12 months. The damage caused by a security breach is often difficult to quantify and may include the loss of irreplaceable proprietary information or data, damage to business reputation or undetected theft or alteration of information. The 163 organizations in the CSI poll that were able to quantify losses reported an average total loss of over $650,000 per organization. Breached computer security has become such an extensive problem that the U.S. Federal Bureau of Investigation has recently established the National Infrastructure Protection Center to prevent and respond to cyber attacks on the nation's infrastructure.

The Internet security challenge

  Internet security begins with a firewall, a security component of varying complexity designed to provide a barrier and control the flow of information between a company's internal network and the Internet. Firewalls, however, are often difficult to install, must be configured by skilled personnel and, to maximize effectiveness, must be continually monitored and updated. A comprehensive security solution also typically integrates several other sophisticated security components, such as virtual private networking, which secures encrypted communications between two points on the Internet, and access control mechanisms. These components use a complex mixture of technologies, including user authentication, passwords, packet filters, proxies and encryption.

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


  Because SMEs increasingly depend on the Internet for external and internal communications and for facilitating and conducting business, they need comprehensive Internet security solutions. Traditional Internet security solutions, however, are generally difficult to install and expensive to maintain. Additionally, the technological complexity of traditional solutions introduces a new set of risks -- their many interacting components can easily be misconfigured. The CSI poll revealed that more than 75% of the reported successful break-ins took place despite the presence of a firewall. SMEs therefore face increasing pressure to hire trained security personnel to ensure that traditional security solutions are installed and maintained properly. The scarcity of skilled network and Internet security personnel, however, makes the cost of hiring in-house personnel prohibitive for many enterprises, particularly SMEs. Because of the financial and technical resources necessary to implement, maintain and update these complex security solutions, they tend to be better suited for larger enterprises than for SMEs.

  Traditional security solutions are also expensive to maintain because they must be updated continually to maximize effectiveness. These security solutions tend to be static, while the dangers against which they must protect are dynamic, with new types of intrusion schemes and other security threats and vulnerabilities emerging on a monthly or weekly basis. In 1998, the Computer Emergency Response Team, a federally funded research and development center, published 42 responses to security threats or vulnerabilities, an average of one every 9 days. Even if updates are available to allow an enterprise's security systems to respond to the changing security landscape, the enterprise needs dedicated security experts to proactively identify, obtain and manually implement these updates quickly and correctly.

The Internet security gap

  Despite the obvious and compelling reasons for Internet security, most SMEs on the Internet do not even have a firewall. The expense and complexity of traditional security solutions incorporating a firewall puts protection out of the reach of millions of SMEs that do not have the resources to adopt these solutions, contributing to a security gap.

  IDC estimates that approximately 3.5 million SMEs in the United States will be connected to the Internet by the end of 1999. According to IDC projections, however, from 1995, when IDC reports that firewalls first became widely available, until the end of 1999, less than 450,000 firewalls will be shipped, leaving more than 3 million SMEs without a firewall. This security gap is increasing, with IDC projecting that in the United States more than 1.1 million new SMEs will connect to the Internet in the year 2000, but less than 260,000 firewalls will be shipped during the same period. We believe that the security gap for SMEs results from the cost and complexity of traditional comprehensive solutions, combined with the ineffectiveness of lower-end firewall solutions, which lead many SMEs to choose not to adopt any Internet security solution. Moreover, many enterprises that have installed security systems continue to experience significant security breaches because their systems are either configured improperly or are not timely or properly updated in response to the latest security threats.

  SMEs require an easy-to-use, highly effective, fully integrated Internet security solution with low installation and maintenance costs that can be installed quickly and kept up to date easily. In addition, many SMEs would rather outsource the management of any Internet security system to vendors such as ISPs. ISPs, however, face challenges in economically delivering affordable security services that can be rapidly deployed to thousands of customer sites and easily managed from a central location.

The WatchGuard Solution

  WatchGuard's LiveSecurity products and services offer a fundamentally new approach to Internet security. We provide SMEs with a comprehensive, easy-to-use and cost-effective Internet security solution that we keep up to date through our innovative Internet-based broadcast service. Our solution has the following key benefits:

 Comprehensive, fully integrated We offer a comprehensive security solution
 security                        integrated into a single package that
                                 includes (1) a firewall, (2) virtual private networking for secure, encrypted communication between remote offices, mobile employees and trading partners,
                                 (3) authentication functions that identify network users and define user-group security policies and (4) web surfing control.

 Dynamic protection              Our subscription-based Internet broadcast
                                 service keeps SMEs and their systems up to
                                 date with (1) security threat responses that
                                 specifically address newly discovered
                                 security vulnerabilities or hacker
                                 techniques, (2) software updates and
                                 (3) information alerts concerning current
                                 news in Internet security.

 Easy installation and use       We offer (1) a security appliance with plug-
                                 in installation, (2) management and security
                                 software with an automated installation guide
                                 and (3) point-and-click centralized
                                 management. These features make it easy for
                                 the non-security professional to install,
                                 configure and monitor our security system and
                                 to receive and implement the threat
                                 responses, software updates and information
                                 alerts we broadcast over the Internet.

 Viable ISP outsourcing          Through its centralized configuration and
                                 management capabilities, LiveSecurity for MSS
                                 enables ISPs to provide outsourced Internet
                                 security services to thousands of customers
                                 quickly, easily and at a price SMEs can
                                 afford.

 Affordability                   We minimize SMEs' overall ownership cost with
                                 easy deployment and management that reduces
                                 the requirements for information technology
                                 personnel. Our broadcast updating enables
                                 users of LiveSecurity to address their
                                 security needs by leveraging our team of
                                 security experts.

Strategy

  Our objective is to be the leading provider of Internet security systems and services to SMEs worldwide. Our strategy to achieve this goal is based on the following key elements:

  Maintain our market leadership position in comprehensive security for SMEs. We intend to maintain our leadership position in comprehensive security for SMEs by expanding and enhancing our Internet security product and service offerings. We expect to deliver new versions of our major products approximately two to three times per year. We were the first, and remain the leader, in developing updatable security appliances that execute software sent from a remote management system. Our architecture allows SMEs to quickly and easily deploy new products and services from the central management system, which utilizes a familiar Windows-based interface. Our distributed architecture also facilitates the scalability necessary for ISPs to provide our products and services to their customers at a price SMEs can afford. Because our security appliances are placed at each end-user's site, updates and future offerings can be delivered to thousands of customers directly from the ISP's network operations center. We intend to continue to enhance our technology and architecture, hire additional network and Internet security experts and continue to invest in product development and product and service enhancements.

  Expand our strategic relationships with leading Internet service providers. To capitalize on the desire of many SMEs to outsource their Internet security management, we have established relationships with industry-leading ISPs, including FASTNET, GTE, IIJ, Interpath, Netrex, PSINet, sunrise, Verio and Virtual Media in the United States and AT&T EasyLink Services Asia/Pacific Ltd. in the Asia/Pacific region. We intend to continue to establish similar relationships with ISPs and expect that these relationships will facilitate the widespread adoption of our LiveSecurity solution by enabling us to capitalize on the brand recognition and customer bases of the ISPs. In addition, these strategic relationships should enhance WatchGuard brand awareness and provide a powerful endorsement of our security technology and services. For example, GTE and PSINet use LiveSecurity for MSS to provide managed security services to their customer bases, and their marketing of these services prominently features the WatchGuard brand.

  Expand and enhance our innovative LiveSecurity broadcast service. We have created an innovative LiveSecurity solution that broadcasts threat responses, software updates and information alerts over the Internet directly to our subscribers and ISP partners. We plan to expand and enhance our LiveSecurity broadcast content, and therefore the value of our subscription service, through additional investment in three areas:

  . expansion of our rapid response team of dedicated internal security experts, including the addition of two to four employees by the end of 1999;

  . expansion of our LiveSecurity advisory council of industry experts, including the addition of one to three outside experts by the end of 1999; and

  . development of third-party industry relationships, including the addition of one to four new relationships by the end of 1999, that will allow us to broadcast third-party software and content to our subscribers.

As we expand and enhance our broadcast content, we plan to ensure that it remains easy to implement and use by enterprises and ISPs.

  Expand WatchGuard brand awareness in the SME market. Currently, there appears to be little or no brand awareness in the SME market for any Internet security product. We therefore believe that we have a unique opportunity to make the WatchGuard brand synonymous with Internet security for SMEs worldwide. We intend to increase our telemarketing and direct mail programs to companies that fit our target subscriber profile. We also plan to develop our web site as a security portal for SMEs with the goal of establishing www.watchguard.com as the first location SMEs will visit with questions about Internet security. Our web site currently features links to the web sites of PSINet and GTE. We plan to add additional links in 1999 and the early part of 2000 and to further integrate our web sites with the web sites of our ISP partners. In addition, we intend to continue to invest in marketing programs jointly executed with our distribution partners around the world. These programs include WatchGuard web site content and links placed on many of our reseller sites, regionally targeted public relations activities and events worldwide, and use of the WatchGuard brand name when ISP partners market their managed security services.

  Expand worldwide sales and distribution. We intend to expand our international distribution capabilities to allow any SME with an Internet connection to purchase the WatchGuard LiveSecurity solution, no matter where the SME is located. Our goal is to make our security solutions the easiest to purchase and deploy, whether by the enterprise or by the ISP. We plan to expand our base of resellers, distributors and ISP partners and make our solution available for purchase through our resellers' web sites. We will continue to invest in web-based training programs that educate our worldwide resellers and subscribers about our product and service features and benefits and that assist our customers in deploying our products and services.

  We have not determined a schedule for expanding our international distribution capabilities or for implementing other components of our strategy. The timing for executing these strategies will depend on market conditions, the availability of strategic opportunities and the availability of management resources.

Products and Services

  Our comprehensive LiveSecurity solution includes an integrated suite of monitoring and management software, an Internet security appliance and a dynamic broadcast service to keep security defenses current. SMEs may use our LiveSecurity System to internally manage their Internet security or elect to outsource security management to an ISP implementing our LiveSecurity for MSS.

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

The LiveSecurity System for enterprise-managed security

  We designed our LiveSecurity System for use by enterprises that want to manage their own Internet security. With the LiveSecurity System, an enterprise can quickly and affordably deploy comprehensive security protection to all sites on its network, while retaining centralized control and administration.

   [Diagram depicting the LiveSecurity System of enterprise-managed security:
  WatchGuard sends LiveSecurity broadcast over the Internet to the Firebox and the security manager at SME headquarters; the SME security manager manages the
            Fireboxes at SME branch offices from SME headquarters.]

  The LiveSecurity System has three key components: our security management system software with security and management features, our security appliance and a subscription to our Internet-based broadcast service.

  Security features. The LiveSecurity System contains the following security features:

  . Firewall. Our firewall controls incoming and outgoing traffic between the Internet and an enterprise's systems and data. The firewall incorporates access control, logging and notification, and detection and blocking features.

  . Authentication. Our authentication features identify network users and define user and user-group security policies.

  . Virtual private networking. Our software enables enterprises to create virtual private networks by using encryption technology to allow data to flow securely across the Internet between two predetermined points. Our remote user VPN secures communications with telecommuters and traveling employees, while our branch office VPN secures communications with branch offices and trading partners. Our virtual private networking solutions implement industry standard protocols.

  . Web surfing control. Our web-blocking feature enables enterprises to restrict site access privileges by user, group, time of day, site type or particular site.

  Management features. Our Windows-based software manages and monitors an enterprise's Internet security with an intuitive, point-and-click user interface.

  . Integrated suite of system management tools. Our security management system packages, configures and deploys security software, security policies and the operating system to an enterprise's security appliances. Our management tools feature real-time monitoring and historical reporting of network, service and bandwidth usage and allow management of multiple security appliances from a single location.

  . Automated installation guide. Our automated installation guide enables enterprises to install our system and define user and user-group security policies in as quickly as 30 minutes.

  Security appliance. Our security appliance, the WatchGuard Firebox, is a standalone Internet security appliance that runs the security functions of the LiveSecurity System. The Firebox's security capabilities come entirely from the operating system, security software and security policies directed to it from the remote management software. It simply plugs in and resides between an enterprise's Internet router and its internal network of servers and workstations. The Firebox has three independent, separately monitored connections: one to the enterprise's network, one to the Internet and one to the enterprise's public network for hosting web and email servers. The LiveSecurity System encrypts communications between the Firebox and the management software on the in-house manager's desktop.

  Broadcast service. We keep our security solution current and our customers informed through a subscription-based broadcast service that securely transmits new security content over the Internet directly to the in-house manager's desktop computer. Our broadcasts include:

  . Threat responses. When our rapid response team discovers and neutralizes a security vulnerability or new hacker technique, we broadcast software that specifically addresses that security threat.

  . Software updates. We broadcast software updates that enhance the function of the LiveSecurity System as a whole.

  . Information alerts. We notify our customers of breaking Internet security news and upcoming enhancements. In addition, our team of industry-leading security advisors provides continuing education on the rapidly changing field of Internet security.

  Our LiveSecurity broadcast service enables SMEs to augment their information technology staff with our security experts, which we believe substantially reduces personnel costs. Every new LiveSecurity System includes a one-year subscription to our broadcast service.

LiveSecurity for MSS for Internet service providers

  To serve the needs of enterprises that want to outsource their Internet security and the needs of ISPs that want to provide this service, we have created LiveSecurity for MSS. LiveSecurity for MSS allows an ISP to centrally configure, monitor and update the Internet security of thousands of managed customers. The ISP can economically deliver a full range of security services while their subscribing customers enjoy the benefit of our up-to-date protection at an affordable price.

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






[Diagram depicting LiveSecurity for MSS for Internet service providers:
WatchGuard sends LiveSecurity broadcast to the ISP security manager at the ISP network operations center; ISP security manager manages and monitors Fireboxes at the time premises of the ISP's subscribing customers.]

  LiveSecurity for MSS has four components: our network operations center, or NOC, security suite software with security and management features, our security appliances, our LiveSecurity broadcast service and optional monitoring software for the ISP's customers.

  Security features. LiveSecurity for MSS includes the same comprehensive set of security features offered with the LiveSecurity System.

  Management features. Centrally located at the ISP's network operations center, our global policy manager software provides security intelligence and configuration for all customer sites under management. Our software allows the ISP to create and store various security policy configurations for different customer groups or service plans. Our scalable WatchGuard event processor software provides monitoring and reporting for customer sites.

  Security appliances. One or more of our security appliances resides on the ISP customer's premises. The appliances receive and implement the operating system, security software and security policies that the ISP sends.

  Broadcast service. Through our LiveSecurity broadcast service, the ISP's network operations center receives threat responses, system updates and information alerts. The ISP then updates the security policy of its customers and transmits these policy updates over its network to those customers.

  Monitoring software for the ISP's customers. The optional Firebox monitor software allows the ISP's customer to view its network activity on-site while otherwise leaving the management of its Internet security to the ISP.

  Receiving the benefits of our security solution through an ISP gives an enterprise a number of added advantages. ISPs

  .  monitor and manage customers' security 24 hours a day, 7 days a week;

  . define and implement professional, customized Internet security policies;

  .  automatically install software updates and threat responses;

  . regularly review customers' security and provide detailed reporting and analysis; and

  .  mitigate the up-front cost of security system purchase and setup.

Implementation

  The WatchGuard LiveSecurity System. Once an enterprise registers on one of our LiveSecurity web sites, its registration information is automatically transferred to our LiveSecurity database. Upon verification, the enterprise can download and install our security management system software and begin receiving our LiveSecurity broadcasts. The security management system software configures the LiveSecurity System, implements security protection and manages the installed security features with a point-and-click user interface. Our LiveSecurity broadcasts go directly to the Windows desktop of the person responsible for Internet security, who follows our easy installation instructions to send the updated security software, security policy or operating system to all of the enterprise's security appliances for automatic implementation. We send our LiveSecurity broadcasts from a redundant, secured broadcast server, using digital certificates and public key encryption. Communications between the management software and the security appliances are also encrypted.

  LiveSecurity for MSS. Our scalable NOC security suite software enables an ISP to economically and efficiently configure, monitor and update the Internet security of thousands of managed customers from its network operations center. The ISP uses our global policy manager's security policy templates to streamline initialization and configuration of security policies to match the ISP's specific service offerings and customer needs. The global policy manager then sends the desired operating system, security software or policy configuration to subscribing customers' security appliances. The security appliances implement the new security policies and forward activity logs to WatchGuard event processor software, which monitors network activity and reports back to the global policy manager. Communications between the network operations center, the event processors and the security appliances are encrypted, and we have implemented automatic failover features to protect valuable log information against being lost due to hardware or network failure. ISP personnel at the network operations center use our suite of real-time monitoring tools to track each security appliance on the ISP's network and transmit LiveSecurity broadcast content to all ISP subscribers. In addition, the ISP can offer its customers Firebox monitor software, a Windows-based monitoring tool that allows subscribers to view their network activity and defenses in real time while leaving management of the system to the ISP.

  Customer service. We make customer service a priority. Our staff of support representatives serves our end-users and ISP partners by phone and email from 6:00 a.m. to 5:00 p.m. Pacific standard time, Monday through Friday, excluding national holidays. As of June 30, 1999, we had 16 customer support representatives. We also offer 24-hour-a-day, 7-day-a-week web support tools. Our computerized customer center manages all support requests and allows customers to check resolution status on-line. We provide on-line answers to frequently asked questions about our products, descriptions of how to configure WatchGuard products to work with other products and other technical information.

The WatchGuard team of experts

  Rapid response team. Our rapid response team identifies, analyzes and generates responses to new Internet security threats. To identify new threats, the team continually monitors a wide variety of

Internet sources related to network security, including news groups, vendor web sites and hacker bulletin boards. When the rapid response team identifies a new security threat, we send an advisory to our subscribers while software or configuration changes to neutralize the threat are developed and tested. We then broadcast the software updates or configuration recommendations to our subscribers. The team sends other information of interest as information alerts, which include cautionary notices, general usage guidelines and other important announcements.

  LiveSecurity advisory council. Our LiveSecurity advisory council provides continuing education on the rapidly changing subject of Internet security. The council also oversees and contributes to the efforts of our rapid response team. We intend to expand the council as opportunities arise. Currently, the council is composed of Messrs. Frederick Avolio and Rik Farrow.

    Frederick Avolio. Mr. Avolio has been involved in Internet computing and communication since the early 1980s and has worked with Internet security systems for over 10 years. He assisted in the creation of the first commercial Internet firewall offering and helped create the commercial security products division of Trusted Information Systems. His areas of expertise include firewalls, intrusion detection, cryptography, security management and electronic mail systems. Mr. Avolio is the co-author, with Paul Vixie, of Sendmail Theory and Practice, published by Digital Press. He holds a B.S. in computer science from the University of Dayton and an M.S. in computer science from Indiana University.

    Rik Farrow. Mr. Farrow provides UNIX and Internet security consulting and training. He has been working with UNIX system security since 1984 and with TCP/IP networks since 1988. He has taught in a number of countries and for a variety of organizations. He also consults with firms in designing and implementing security applications. Mr. Farrow is the author of UNIX System Security, published by Addison-Wesley, and is the co-author, with Rebecca Thomas, of UNIX Administrator's Guide to System V, published by Prentice Hall. He writes a column for ;login:, the magazine of the USENIX Association, and a network security column for Network magazine.

Licensing and pricing

  For an enterprise purchasing our LiveSecurity System, we include in the system price a perpetual license for the security and management software. The enterprise also receives a renewable one-year subscription to our LiveSecurity broadcast service, through which it receives threat responses, software updates and information alerts.

  For LiveSecurity for MSS, an ISP buys a license to use our NOC security suite management and security software and makes an annual license payment for each customer security appliance it manages. The licenses, the cost of which varies depending on the ISP's volume commitment, allow the ISP to manage its subscribers' security appliances from its network operations center. Each annual license includes a subscription to our LiveSecurity broadcast service.

  The following table lists our current end-user product prices. We offer reseller discounts, educational discounts and occasional promotional pricing.

       Product               Components          List Price
-----------------------------------------------------------
                      LiveSecurity System         $  4,990
                      Security management
 LiveSecurity System  system software
                      Firebox II security
                      appliance
                      12-month LiveSecurity
                      subscription
                         ----------------------------------
                      LiveSecurity
                      subscription renewal        $    995
-----------------------------------------------------------
                      LiveSecurity for MSS
                      platform pack               $ 64,475
                      NOC Security Suite
                      Firebox II for MSS: 5
                      appliances
                      MSS client licenses: 5
                      licenses
                      MSS technical
                      certification class: 1
                      attendee
                      LiveSecurity broadcast
                      service
                         ----------------------------------
                      NOC security suite
                      software                    $ 50,000
                         ----------------------------------
                      Firebox II for MSS          $  1,300
                         ----------------------------------
                      MSS technical
 LiveSecurity For MSS certification class         $  2,500
                         ----------------------------------
                      Firebox monitor software    $    195
                         ----------------------------------
                      MSS annual client
                      license
                      Block of 25: $1,695 per
                      license                     $ 42,375
                      Block of 50: $1,495 per
                      license                       74,750
                      Block of 100: $1,395 per
                      license                      139,500
                      Block of 250:$1,295 per
                      license                      323,750
                      Block of 500: $1,095 per
                      license                      547,500
                      Block of 1,000: $945 per
                      license                      945,000



Sales, Marketing and Distribution

  We employ a global marketing strategy. Because the need for Internet security crosses geographic and economic boundaries, our business opportunity extends worldwide to all business segments. Since our inception, we have invested heavily in worldwide sales and marketing. International sales generated over 35% of our revenues in 1998 and approximately 50% of our revenues in the six months ended June 30, 1999.

  We sell our products and services through indirect channels covering 52 countries. Over 280 companies resell our products and services, including

  . distributors, such as Eltrax Systems, Inc., Ingram Micro, Otsuka Shokai
    Co., Ltd., Tech Data and Wick Hill Group, Plc;

  . value-added resellers, such as CDW Computer Centers, Inc., Integrated
    Network Technologies, Kent DataComm, Network Computing Architects, Inc. and Solunet; and

  . ISPs, such as AT&T EasyLink Services Asia/Pacific Ltd., FASTNET, GTE,
    IIJ, Interpath, Netrex, PSINet, sunrise, Verio and Virtual Media.

Our agreements with our resellers are nonexclusive and provide for discounts based on the reseller's minimum purchase commitment or the volume that the reseller purchases or resells.

  We divide our sales organization regionally among North America, Latin America, Europe and Asia/Pacific, and also between the enterprise and managed security market segments. In North America, we have sales personnel located in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, New York, Philadelphia, San Francisco, Seattle and Toronto. Internationally, we have sales personnel located in Amsterdam, Melbourne, Munich, Surrey and Tokyo, and in Buenos Aires and Miami to cover Latin America. Assisting our reseller network within a specific region is a central responsibility of our regional sales representatives. Regional sales representatives manage our relationships with our network of distributors, resellers and ISPs, help our reseller network sell and support key customer accounts, and act as liaison between our reseller network and our marketing and product development organizations. We expect to continue to expand our field sales organization in support of both the managed security and enterprise market segments.

  We conduct a number of marketing programs to support the sale and distribution of our products. These programs inform existing and potential resellers, distributors, ISPs and end-user customers about the capabilities and benefits of our products. Marketing activities include advertising, publishing technical and educational articles in industry journals, participating in industry tradeshows and product technology conferences, sales training and marketing on our web site. As of June 30, 1999, we had 45 employees in our sales and marketing organization.

  Preferred service provider program. For our partner ISPs, we instituted a preferred service provider program in 1999. The goal of the program is to partner with managed security service providers to jointly promote LiveSecurity protection to SMEs worldwide. Joining the program gives ISPs access to several marketing and promotional opportunities, including special placement on the WatchGuard web site, prominence in WatchGuard marketing materials and joint participation in tradeshows and events. For example, PSINet and GTE are featured on the WatchGuard web site. The WatchGuard site has active links to PSINet's and GTE's sites, which contain instructions on how to sign up for WatchGuard-based managed security services. The program also includes several options for joint promotions, which leverage the marketing and sales abilities of both WatchGuard and the ISP.

  WatchGuard LiveSecurity alliance. In September 1998, we launched a LiveSecurity alliance, a technology and marketing program designed to support the LiveSecurity concept and WatchGuard products and services. The purpose of the alliance program is to enhance the interoperability of our LiveSecurity products and services with alliance partner products and services and to engage in cooperative marketing. Vendors in the alliance include BackWeb Technologies, Clarent Corporation, CRYPTOCard, eSafe Technologies, Inc., FASTNET, Finjan, Inc., Funk Software, IIJ, Interpath, ISS Group, Inc., Netrex, PSINet, Rainbow Technologies, RSA Data Security, Inc., The Learning Company, WebTrends Corporation, Worldtalk Corporation, Verio and Virtual Media.

Customers

  As of June 30, 1999, we had shipped over 8,500 of our security appliances to our reseller network, which resold our products and services to end-users spanning a wide variety of countries and industries. The following is a representative list of our ISP and end-user customers:

Internet Service Providers                     Media                                     Manufacturing
--------------------------                     -----                                     -------------
AT&T EasyLink Services                         KSTW-UPN 11 Television                    Bolle Inc.
 Asia/Pacific Ltd.                             Reader's Digest Australia                 Durkan Patterned Carpet, Inc.
GTE Internetworking, Inc.                      The Herald                                Ferguson Metals/Aerospace
Internet Initiative Japan (IIJ)                University of Toronto Press                Alloys Inc.
Interpath Communications, Inc.                                                           Graham Steel Corporation
Netrex Secure Solutions, Inc.                  Technology                                J.E. Dunn Construction Company
PSINet Inc.                                    ----------                                The Mitchell Gold Company
sunrise communications AG                      AlphaBlox Corporation Inc.
Verio, Inc.                                    Bentley Systems, Incorporated             Government
Virtual Media Technologies, LLC                e-DOCS.net                                ----------
You Tools Corporation/FASTNET                  JDA Software Group, Inc.                  City of Bellingham, WA
                                               Pentax Technologies Corporation           City of Dandenong, Australia
Services                                       Sheridan Software Systems, Inc.           City of Garden Grove, CA
--------                                                                                 Lenoir County, NC MIS
Boullioun Aviation Services                    Education                                 Mornington Peninsula
Bull Housser & Tupper                          ---------                                  Shire Council, Australia
Camp, Inc.                                     Boston Architectural Center               North Carolina State Ports
Catholic Charities                             Canon City Schools                        Pierce County, WA Library Service
Digital Magic                                  Huntsville Intermediate
hawthorne direct inc.                           School District                          Entertainment
Javelin Technology                             Summit Board of Education                 -------------
                                               Woodridge School District #68             Argosy Gaming Company
Medical                                                                                  Black Hawk Gaming &
-------                                        Financial Services                         Development Company
Bendigo Health Care Group                      ------------------                        Crave Entertainment, Inc.
CoreCare Systems, Inc.                         Atlantic Mortgage &                       Everton Football Club
Health Technologies Pty Ltd                     Investment Corp.
NeoTherapeutics, Inc.                          Hudson Valley Federal                     Utilities and Telecommunications
PATH                                            Credit Union                             --------------------------------
Southeast Alabama Medical Center               KDP Investment Advisors                   Globecomm Systems, Inc.
Unimed Pharmaceuticals, Inc.                   McMahan Securities Co., LP                MACtel
                                               Seritis Services Group, LLC
                                               Sunflower Bank

                                               Retail
                                               ------
                                               Norm Thompson Outfitters, Inc.
                                               Rebel Sport Limited

Case Studies

  The following are profiles of WatchGuard customers that have successfully implemented our products and services:

GTE Internetworking, Inc. -- An ISP providing managed Internet security services

  GTE Internetworking, Inc., part of one of the largest publicly held telecommunications companies in the world, has been providing managed Internet access and related services worldwide for more than 20 years. In April 1999, GTE introduced a new LiveSecurity for MSS-based security service, GTE Security Advantage(TM), which enables GTE to offer a cost-effective managed Internet security service to SMEs and branch offices of large corporations.

  GTE has integrated LiveSecurity for MSS into its sophisticated $6 million, 5,000-square-foot network operations center in Burlington, Massachusetts, and offers GTE Security Advantage to both current and new customers. In the past, GTE focused its managed security services on Fortune 500 corporations. By partnering with WatchGuard, however, GTE can expand its range of services by offering SMEs the same level of security it could only offer in the past to large enterprises, due to the cost and complexity of its previous service offerings.

  GTE is a member of our preferred service provider program, which enables GTE and WatchGuard to combine their marketing expertise and resources in joint marketing activities that promote GTE Security Advantage through various media. GTE will also promote the GTE Security Advantage service through its network of independent local exchange carriers, which deliver telephone service and Internet connectivity to SMEs.

Bentley Systems, Incorporated -- An enterprise using the WatchGuard LiveSecurity System

  Bentley Systems, Incorporated is a worldwide leader in quality engineering software products and user services, serving over 300,000 professionals in building engineering, geoengineering and mechanical engineering. Its MicroStation(TM) and ModelServer products, used by over 70% of the largest engineering firms in the United States, are used to design buildings, airports, hospitals, facilities, highways, bridges and industrial plants throughout the world.

  Bentley uses the WatchGuard LiveSecurity System, deploying 11 WatchGuard Fireboxes. The company has implemented WatchGuard's branch office VPN software to secure communications between its headquarters in Exton, Pennsylvania and its branch offices in Huntsville, Alabama and Littleton, Massachusetts, and uses WatchGuard's remote user VPN software to encrypt communications between its offices and approximately 55 traveling salespeople. Now that Bentley has established interconnectivity between offices with its network of WatchGuard security appliances, it is in the process of moving from a private-frame wide area network to a virtual private network of Internet sites, which will reduce its remote access costs by over 60%.

Technology and Architecture

  Our LiveSecurity solution utilizes an innovative distributed architecture through which a basic processor in a security appliance receives and executes software directed to it from a remote management system. Because the security intelligence resides in the software and not in the hardware, we can keep our customers' Internet security up to date with periodic broadcasts of new security software and operating system configurations. Our LiveSecurity solution encrypts and authenticates communications between WatchGuard, the management system software and the security appliance. This allows the management system and the appliance to be separated within an enterprise's local or wide area network or between an ISP and its subscriber. Typically, to install software on a computer using a general-purpose operating system such as Windows, a person must be physically present at the computer. Our distributed architecture, however, allows our customers to remotely install our software on the security appliances and receive updated software broadcast over the Internet.

  The diagram below depicts the core technologies we use to deliver our products and services. Our approach gives us flexibility, reliability and scalability.

[Diagram depicting the components of WatchGuard's security applicance, operating system software, security software, management software and Internet distribution.]

  Security appliance. Our security appliance uses a standard Intel Pentium processor, which is dedicated solely to running security functions. The security appliance has no other function and no hard drive memory storage.

  Operating system software. Our security appliance's operating system is a custom-configured Linux kernel. Using Linux under an open source license, we have been able to review the source code and generate a flexible, robust and secure operating system. We use specially designed application programming interfaces to facilitate secure loading of new operating system and security software that our management software sends to the appliance.

  Security features. The LiveSecurity solution implements our security features in a number of software modules. Each module provides the specific function that the management system defines in security rules and transmits to the appliance. For example, the firewall features that control network traffic are based around an extensible set of network service protocols, such as HTTP and SMTP. The appliance applies the security policies defined by the management system to all incoming or outgoing traffic. Those network services that require special security, such as mail and file transfers, are directed to specific modules. Additional modules implement other security features, such as authentication and web surfing control, which also are defined in the security policies that the management system transmits to the appliance. If web surfing control is activated, for example, the web surfing control software module will automatically check the details of all outgoing web traffic to make sure it complies with the defined policies.

  We use an open architectural structure to allow integration with common standards for network security. For example, our virtual private networking component currently supports IPSec and PPTP standards, and our authentication module supports a variety of standard authentication methods. We intend to adopt additional standards as they mature in the market.

  Management features. Because enterprise and ISP environments are very different, we designed a separate management system for each. Our LiveSecurity System management software allows for quick installation and management by a typical SME in-house manager using a standard Windows system. We designed the LiveSecurity for MSS management software, on the other hand, for a trained operator using a dedicated management console to configure and manage the security of a large subscriber base. Both management systems have the ability to remotely deploy new security software to the appliances or update their security engines from the management console. Our ISP customers can choose to separately and remotely deploy certain security features, such as virtual private networking and web blocking. This gives ISPs the ability to incrementally add for-fee services to their basic service offering, without the expense of sending personnel to their customers' sites.

  To enable ISPs to configure, monitor and manage the Internet security of thousands of customers, LiveSecurity for MSS includes scalable logging and monitoring software called WatchGuard event processors. The event processors run on UNIX-based workstations and can be located in the network operations center or distributed at the ISP's point of presence. Each event processor manages the logging and notification features of up to 500 security appliances via commands issued from the global policy manager at the network operations center.

  LiveSecurity broadcast. Our scalable LiveSecurity broadcast system is a collection of secured servers that registers subscribers, facilitates downloading our software to the desktop computers of registered subscribers and broadcasts threat responses, software updates and information alerts to subscribers. To facilitate a high level of security and authenticity, we protect our servers with our own security system and strongly encrypt data communication between servers. We also encrypt and digitally sign broadcasts to ensure that subscribers receive only authentic LiveSecurity broadcast content. We can replicate and distribute our LiveSecurity servers throughout the world, which should enable us to meet growth in demand for our LiveSecurity service. We have initially deployed one primary server and two replicated servers to reach North America, Asia and Europe.

Research and Development

  To maintain our product and service leadership position, we focus our research and development efforts on enhancing our existing products, developing new products based on our innovative distributed appliance architecture and developing services that capitalize on our LiveSecurity broadcast infrastructure. We utilize a modular design, which allows us to develop new applications that plug into our existing product line. As a result, our products can be deployed in stages, whether directly by an enterprise or by an ISP if the enterprise has outsourced its security management. As we develop new products, our LiveSecurity end-users and ISP partners can incorporate the new products into their systems with minimal system interruption.

  As of June 30, 1999, we employed 47 people on our research and development staff. Research and development expenses were approximately $274,000 in 1996, $2.2 million in 1997, $5.3 million in 1998 and $3.3 million in the six months ended June 30, 1999. All of our product development activities are conducted at our principal facility in Seattle, Washington.

Competition

  We compete in a market that is new, intensely competitive, highly fragmented and rapidly changing. We face competition in sales both of products and services designed for enterprises and of those designed for ISPs. We have experienced and will continue to experience increased competition from current and emerging competitors, many of which have significantly greater financial, technical, marketing and other resources.

  In the market for Internet security solutions, we compete on the basis of technological expertise and functionality, breadth of service and product features, ease of installation and management, updatability, scalability, brand recognition, price and customer support. Currently, the dominant competitor in our industry is Check Point Software Technologies Ltd. Other competitors offering security products include hardware and software vendors such as Axent Technologies, Inc., Cisco Systems, Inc., Lucent Technologies, Inc., Network Associates, Inc. and a number of smaller companies, and operating system vendors such as Microsoft Corporation, Novell, Inc. and Sun Microsystems, Inc.

  Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and future competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing the products and services we offer. Many of our current and potential competitors have greater name recognition, larger customer bases to leverage and access to proprietary technology, and could therefore gain market share to our detriment. We expect additional competition as other established and emerging companies enter the Internet security market and new products and technologies are introduced.

  While most of our competitors have generally targeted large-enterprise security needs, using complex products that run on general purpose hosts such as UNIX or Windows NT and require full training and support programs, these vendors could adapt their existing products to make them more attractive to SMEs. If our competitors were to focus their greater financial, technical and marketing resources on the SME market, our business could be adversely affected. While none of our competitors currently offer a technology similar to our LiveSecurity solution architecture to address changing security threats, they could develop such technology as part of any SME appliance offering. Increased competition in the SME market could result in price reductions, fewer customer orders, reduced gross margins and loss of market share.

Proprietary Rights

  To protect our proprietary rights, we rely primarily on

  . copyright, trademark, service mark and trade secret laws;

  . license agreements with third parties, including a standard software license included with our products;

  . confidentiality agreements with our employees and third parties;

  . invention assignment agreements with our employees and contractors;

  . protective contractual provisions in our agreements with some of our consultants, resellers and customers; and

  . limited access to our software, documentation and other proprietary information.

  WatchGuard(R) is a registered trademark in the United States, Norway, New Zealand and Japan. Applications to register the WatchGuard trademark are pending in other foreign jurisdictions. Firebox(TM) and LiveSecurity(TM) are trademarks in use in the United States, and applications are pending in the United States for registration of these trademarks. We have no patents, but we have five patents pending.

  We currently license and use the following technologies in our products and services:

  . BSAFE encryption toolkit from RSA Data Security, Inc. This industry-standard product provides us with encryption functions that we use in our remote office VPN product. We pay a fee for this perpetual license, which we may terminate for any reason with 90 days' notice.

  . Cyber Patrol database from The Learning Company. This database provides blocking of particular web addresses as part of our web-blocking module.

  . Linux kernel. We use a customized version of the Linux operating system for our security appliance platform. This license is a no-cost, open-source license.

  . BackWeb Technologies client software and server. We use this technology to facilitate the distribution of our LiveSecurity content.

U.S. Government Export Regulation Compliance

  Our products are subject to federal export restrictions on encryption strength. To comply with these restrictions, we have developed two versions of our products: one for the U.S. and Canadian market and one for international markets. Recent federal legislation, however, has increased exportable encryption strength and allows the export of any-strength encryption to designated business sectors overseas, including U.S. subsidiaries, banks, financial institutions, insurance companies and health and medical end-users. In addition, we have obtained a federal export license that allows us to export encryption of any strength to commercial entities in 45 approved countries. With these expanded export rights, we may export strong encryption to a wide range of foreign end-users, subject to limitations and record-keeping requirements. To comply with these constraints, we obtain from our distributors and resellers detailed information about each foreign end-user customer that will obtain strong encryption.

Manufacturing

  We currently outsource all hardware manufacturing and assembly to two companies in California: Smart Modular Technologies, Inc., our motherboard manufacturer, and Streamlined Electronics Manufacturing, our final assembly house. The motherboard manufacturer designed and manufactures the motherboard to our specifications. The manufacturer may terminate the agreement for breach or insolvency of WatchGuard. We then distribute the finished products worldwide from our Seattle distribution center. Both the motherboard manufacturer and final assembly house test our hardware to confirm that all components function properly. Both companies are certified as meeting the International Organization for Standardization's quality assurance standards: Smart Modular Technologies against ISO 9001 and 9002, and Streamlined Electronics Manufacturing against ISO 9002.

Employees

  As of June 30, 1999, we had 134 employees. Of these, 45 were employed in sales and marketing, 15 in finance and administration, 16 in customer support and 58 in development and operations. We are not parties to any collective bargaining agreements with our employees and we have not experienced any work stoppages. We believe we have good relations with our employees.

Facilities

  Our principal administrative, marketing, sales, development and operations facility is located in Seattle, Washington. We occupy approximately 20,200 square feet in this facility, under two leases that expire in April 2001. We will be expanding our general office space within the next 12 months, and we expect adequate space to be available on commercially reasonable terms. We also maintain a 3,000-square-foot warehouse for product fulfillment and distribution. The warehouse lease expires in August 2000, but has two one-year renewal options.

Legal Proceedings

  We currently are not a party to any material legal proceeding.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

  The following table lists the executive officers, directors and key employees of WatchGuard as of June 30, 1999.

 Name                             Age                Position
 ----                             ---                --------
 Executive Officers and Directors

 Christopher G. Slatt............  41 President, Chief Executive Officer and
                                      Chairman of the Board

 Steven N. Moore.................  41 Executive Vice President of Finance,
                                      Chief Financial Officer, Secretary,
                                      Treasurer and Director

 R. Michael Peronto..............  42 Vice President and Chief Operating
                                      Officer

 Stuart J. Ellman................  32 Director

 Andrew W. Verhalen..............  43 Director

 Charles P. Waite, Jr............  44 Director

 Key Employees

 David W. Bonn...................  36 Chief Technology Officer

 Randall C. Boroughs.............  42 Vice President of LiveSecurity

 Dennis R. Cloutier..............  48 Executive Vice President of Sales

 Todd A. Hooper..................  33 Vice President of Business Development

 Michael V. Martucci.............  40 Vice President of Marketing

  We have no employment agreements with our executive officers.

  Christopher G. Slatt cofounded WatchGuard in February 1996. Mr. Slatt has served WatchGuard as president, chief executive officer and director since its inception, and as chairman of the board since April 1999. From September 1993 to October 1995, he served as a vice president and a general manager of Legent Corporation, a computer software company. Legent Corporation was acquired by Computer Associates International, Inc., a computer software company, in August 1995. He is also a director of a privately held company. Mr. Slatt holds a B.S.E.E. from the University of Notre Dame.

  Steven N. Moore cofounded WatchGuard in February 1996. Mr. Moore has served WatchGuard as executive vice president of finance, chief financial officer, secretary, treasurer and director since its inception, and as its vice president of finance and operations from its inception until March 1999. From September 1993 to September 1995, he served as a director of finance of Legent Corporation. Mr. Moore holds a B.S. in finance from Central Washington University.

  R. Michael Peronto joined WatchGuard as vice president and chief operating officer in March 1999. From February 1997 to November 1998, Mr. Peronto served as president and chief executive Officer of Endura Software Corporation, a management software supply company. From September 1994 to February 1997, he served as vice president of publishing products and site manager of Adobe Systems Incorporated, a desktop publishing and graphics software company. From July 1992 to September 1994, he served as general manager of graphic products of Aldus Corporation, a desktop publishing and graphics software company that was acquired by Adobe Systems Incorporated. Mr. Peronto holds a B.A. in economics from UCLA and an M.B.A. from the University of Washington.

  Stuart J. Ellman has served as a director of WatchGuard since April 1998. In August 1994, Mr. Ellman cofounded RRE Investors, LLC and RRE Investors II, LLC, both of which are venture capital firms. He serves as managing director of RRE Investors, LLC and as a member of RRE Investors II, LLC. He is also a director of several privately held companies. Mr. Ellman holds a B.A. in economics from Wesleyan University and an M.B.A. from Harvard University.

  Andrew W. Verhalen has served as a director of WatchGuard since May 1997. Since April 1992, Mr. Verhalen has been a partner of Matrix Partners, a venture capital firm. He currently is a director of Copper Mountain Networks, a communications equipment company, and Unwired Planet, a wireless communications software company. He also serves on the board of several private technology companies. Before Matrix, Mr. Verhalen held senior management positions at 3Com Corporation and Intel Corporation. He holds a B.S.E.E., an M.E. and an M.B.A. from Cornell University.

  Charles P. Waite, Jr. has served as a director of WatchGuard since May 1997. Since December 1987, Mr. Waite has served as a general partner of Olympic Venture Partners. He is also a director of Cardima, Inc., CellPro Incorporated, Verity, Inc. and several privately held companies. Mr. Waite holds an A.B. in history from Kenyon College and an M.B.A. from Harvard University.

  David W. Bonn joined WatchGuard in March 1996 and has served WatchGuard as chief technology officer since March 1999. From May 1997 to March 1999, Mr. Bonn served as WatchGuard's vice president of engineering. From February 1997 to May 1997, he served as WatchGuard's chief technology officer. From March 1996 to February 1997, he served as WatchGuard's vice president of security products. He cofounded Mazama Software Labs, Inc., a computer software company, in 1995, and served as its president until the acquisition of Mazama's technology by WatchGuard in March 1996. From November 1993 to January 1995, he served as senior software engineer of Legent Corporation. Mr. Bonn holds a B.S. in computer science from the University of Washington.

  Randall C. Boroughs joined WatchGuard in October 1997 and has served WatchGuard as vice president of LiveSecurity since December 1998. From October 1997 to December 1998, Mr. Boroughs served as WatchGuard's vice president of product management. From August to October 1997, he served as a consultant with MarkeTech Consulting. From January 1996 to August 1997, he served as director of marketing of GTE Corporation's network management organization. From August 1995 to January 1996, he served as a director of product management of Computer Associates International, Inc. From September 1993 to August 1995, he served as a director of product management of Legent Corporation. Mr. Boroughs holds a B.S. in aeronautical engineering from the University of Washington.

  Dennis R. Cloutier joined WatchGuard in March 1997 as executive vice president of sales. From March 1994 to September 1996, Mr. Cloutier served as vice president of sales of Sierra On-Line, an education and entertainment computer software publisher. Mr. Cloutier holds a B.S. in marketing from Central Connecticut University.

  Todd A. Hooper joined WatchGuard in June 1998 and has served WatchGuard as vice president of business development since February 1999. From June 1998 to February 1999, Mr. Hooper served as WatchGuard's director of market development. From March 1996 to May 1998, he served as manager of Internet and open systems of AlphaWest Pty. Ltd., a provider of information technology-based services. From January 1994 to March 1996, he served as chief executive officer and managing director of Momentum Pty. Ltd., a management consulting company. Mr. Hooper holds a Bachelor of Business in information processing from Curtin University.

  Michael V. Martucci joined WatchGuard in May 1997 as vice president of marketing. From February 1996 to May 1997, Mr. Martucci served as director of sales and marketing worldwide of Corbis Corporation, an Internet delivery and sales company. From August 1994 to February 1996, he served as director of sales and marketing worldwide of Knight-Ridder's Presslink, Inc., an Internet delivery and sales company. From August 1993 to August 1994, he served as vice president of marketing of Telepad Corporation, a wireless and hand-held computer company. Mr. Martucci holds a B.C.E. in civil engineering and an M.S.I.M. in marketing and financial management from Georgia Institute of Technology.

Committees of the Board of Directors

  The compensation committee of our board of directors consists of Messrs. Ellman, Verhalen and Waite. The compensation committee

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plan and

  . makes recommendations to the board of directors regarding these matters.

  The audit committee consists of Messrs. Ellman, Verhalen and Waite. The audit committee

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors; and

  . reviews and evaluates our audit and control functions.

We established these committees in February 1999.

Director Compensation

  We do not pay cash compensation to our directors for their services as directors or members of committees of the board of directors, but we do reimburse them for reasonable expenses they incur in attending meetings of the board of directors. Directors of WatchGuard are eligible to participate in our stock option plan.

Director and Officer Indemnification and Liability

  Our certificate of incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may eliminate or limit the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability for

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper benefit.

  Our bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by law. In addition, we intend to obtain and maintain directors' and officers' liability insurance, under which our directors and officers may be indemnified against liability they incur for serving in their capacities as directors and officers of WatchGuard.

  The Securities and Exchange Commission has advised us that, in its opinion, any indemnification of our directors and officers for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is therefore unenforceable.

  We believe that the limitation of liability provision in our certificate of incorporation, the indemnification provisions in our bylaws and the liability insurance will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of WatchGuard.

Compensation Committee Interlocks and Insider Participation

  Our board of directors' compensation committee currently consists of Messrs. Ellman, Verhalen and Waite. None of these individuals has at any time been an employee or officer of WatchGuard. Until the compensation committee was formed in February 1999, the full board of directors made all decisions regarding executive compensation. No member of our board of directors or of its compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of its board of directors or its compensation committee.

  Mr. Ellman is a member of RRE Investors II, LLC, the managing member of RRE Investors, L.P., which purchased 500,241 shares of our Series C preferred stock. RRE Investors II, LLC is also the indirect manager of RRE Investors Fund L.P., which purchased 275,403 shares of our Series C preferred stock. Mr. Verhalen is the general partner of Matrix IV Management Co., L.P., the general partner of Matrix Partners IV, L.P., which purchased 1,100,416 shares of our Series B preferred stock and 276,324 shares of our Series C preferred stock. Matrix IV Management Co., L.P. is also the general partner of Matrix IV Entrepreneurs Fund, L.P., which purchased 57,917 shares of our Series B preferred stock and 14,543 shares of our Series C preferred stock. Mr. Waite is the general partner of OVMC III, L.P., the general partner of Olympic Venture Partners III, L.P., which purchased 489,685 shares of our Series B preferred stock and 122,964 shares of our Series C preferred stock. OVMC III, L.P. is also the general partner of OVP III Entrepreneurs Fund, L.P., which purchased 25,773 shares of our Series B preferred stock and 6,472 shares of our Series C preferred stock. Mr. Waite is also the managing member of OVMC IV, LLC, the general partner of Olympic Venture Partners IV, L.P., which purchased 610,731 shares of our Series B preferred stock and 153,360 shares of our Series C preferred stock. OVMC IV, LLC is also the general partner of OVP IV Entrepreneurs Fund, L.P., which purchased 32,144 shares of our Series B preferred stock and 8,071 shares of our Series C preferred stock.

  We sold the Series B preferred stock on May 9, 1997 at $2.59 per share. We sold the Series C preferred stock on April 24, 1998 at $5.16 per share.

Executive Compensation

  The following table provides information concerning the compensation received for services rendered to WatchGuard in all capacities during the year ended December 31, 1998, by our chief executive officer and the other executive officer of WatchGuard whose compensation exceeded $100,000 in fiscal 1998.

                           Summary Compensation Table

                                                  Long-Term
                                                 Compensation
                                                    Awards
                                                 ------------
                          Annual Compensation
                          ----------------------  Securities
Name and Principal                                Underlying   Other Annual      All Other
Position                  Salary($)    Bonus($)   Options(#)  Compensation($) Compensation($)
------------------        -----------  --------- ------------ --------------- ---------------
Christopher G. Slatt,
 Chief Executive Officer
 and President..........  $   155,000    $    --    70,000         $ --            $ --

Steven N. Moore,
 Executive Vice
 President of Finance,
 Chief Financial
 Officer, Secretary and
 Treasurer..............      155,000         --    70,000           --              --

  The following table provides information regarding stock options we granted in fiscal 1998 to our chief executive officer and the other executive officer whose compensation exceeded $100,000 in fiscal 1998. The table includes the potential realizable value over the five-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. The assumed rates of appreciation are prescribed by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices. Any actual gains on option exercises will depend on the future performance of our stock.


                       Option Grants in Last Fiscal Year

                            Individual Grants                             Potential Realizable
                         ------------------------                           Value at Assumed
                         Number of   Percent of                           Annual Rates of Stock
                         Securities Total Options                          Price Appreciation
                         Underlying  Granted to                              for Option Term
                          Options   Employees in    Exercise   Expiration ----------------------
Name                     Granted(#)  Fiscal Year  Price ($/Sh)    Date      5%($)      10%($)
----                     ---------- ------------- ------------ ---------- ---------- -----------
Christopher G. Slatt....   70,000       5.77%        $0.14      01/28/03  $    2,700 $    6,000
Steven N. Moore.........   70,000       5.77          0.14      01/28/03       2,700      6,000

  Approximately 2% of Mr. Slatt's and Mr. Moore's options vest and become exercisable each month, commencing February 28, 1998. In 1998, we granted options to purchase up to an aggregate of 1,212,500 shares to employees, directors and consultants. We granted all options under our stock option plan at exercise prices at the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors.

  The following table provides information regarding unexercised options held as of December 31, 1998 by our chief executive officer and the other executive officer whose compensation exceeded

$100,000 in fiscal 1998. The value of unexercised options is calculated on the basis of an assumed initial public offering price of $10.00 per share. These individuals did not exercise any options in fiscal 1998.

                              FY-End Option Values

                                     Number of
                               Securities Underlying     Value of Unexercised
                              Unexercised Options at    In-the-Money Options at
                                Fiscal Year End(#)        Fiscal Year-End($)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Christopher G. Slatt........   16,040       53,960      $158,106     $531,884
Steven N. Moore.............   16,040       53,960       158,106      531,884

Change-of-Control Arrangements

  On April 12, 1999, R. Michael Peronto, our chief operating officer, was granted an option to purchase 439,564 shares of our common stock. If a change of control of WatchGuard occurs, half of the unvested shares subject to this option will vest and become exercisable.

Employee Benefit Plans

1996 Stock Incentive Compensation Plan

  In March 1996, our board of directors and stockholders adopted our 1996 stock incentive compensation plan. The purpose of the stock option plan is to enhance long-term stockholder value by offering opportunities to selected persons to participate in our growth and success, and to encourage them to remain in our service or in the service of our subsidiaries and to acquire and maintain ownership in WatchGuard. The stock option plan provides for awards, which may include incentive stock options, nonqualified stock options and stock awards. The board has reserved a total of 8,634,986 shares of common stock under the plan, of which 1,516,244 remain available for grant as of June 30, 1999. In addition, the plan provides for an automatic annual increase, to be added on the first day of each fiscal year beginning on January 1, 2000, equal to the least of

  . 750,000 shares;

  . 3% of the average number of outstanding common shares used to calculate fully diluted earnings per share as reported in our annual financial statements for the preceding year; and

  . a lesser amount determined by our board of directors.

As of June 30, 1999, 949,312 shares had been issued upon the exercise of stock options granted under the stock option plan and 6,169,430 shares were subject to outstanding options.

  The compensation committee of our board of directors serves as the plan administrator of the stock option plan. Unless the plan administrator permits otherwise, no awards granted under the stock option plan may be assigned or transferred by the holder other than by will or the applicable laws of descent and distribution. During the holder's lifetime, awards generally may be exercised only by the holder. The board may suspend or terminate the stock option plan at any time. Unless sooner terminated by the board, the plan will terminate on May 26, 2009.

  Stock Option Grants. The plan administrator has the authority to select individuals to receive options under the stock option plan and to specify the terms and conditions of each option granted, the exercise price, the vesting provisions and the option term. For incentive stock options, the exercise price must be equal to at least the fair market value of the common stock on the grant date and, for nonqualified stock options, must be not less than 85% of the fair market value of the common stock on the grant date. Unless otherwise provided by the plan administrator, options granted under the stock option plan will expire 10 years from the grant date.

  Stock Awards. The stock option plan authorizes the plan administrator to award shares of common stock subject to terms, conditions and restrictions established by the plan administrator in its sole discretion. The terms, conditions and restrictions that the plan administrator has the power to determine include the manner in which shares subject to stock awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of restricted stock will occur because of termination of the holder's services. Holders of restricted stock are stockholders of WatchGuard and generally have all the rights of stockholders with respect to those shares.

  Corporate Transactions. Unless individual letter agreements provide otherwise, if certain corporate transactions, such as a merger or sale of WatchGuard, occur, each outstanding option will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the option is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. If option vesting is accelerated, any forfeiture provisions applicable to the stock awards will lapse. Any option or stock award that is assumed, continued or replaced with a comparable award in the corporate transaction will accelerate if the holder's employment or services are terminated by the successor corporation without cause or by the holder voluntarily and with good reason within two years.

1999 Employee Stock Purchase Plan

  In May 1999, our board of directors and stockholders approved our 1999 employee stock purchase plan. We will implement our stock purchase plan upon the effectiveness of this offering to encourage employees to remain in our employ or the employ of our subsidiaries. We intend for the plan to qualify under Section 423 of the Internal Revenue Code.

  Our stock purchase plan permits our eligible employees and eligible employees of our subsidiaries to purchase common stock through payroll deductions of up to 15% of their salary or wage compensation. Under our stock purchase plan, no employee may purchase common stock with a fair market value of more than $25,000 in any calendar year, or purchase more than 1,000 shares of common stock in any single purchase period.

  We will implement the stock purchase plan with two-year offering periods. Each two-year offering period has four consecutive six-month purchase periods. The first offering period will commence on the effectiveness of this offering and end on August 31, 2001. The first purchase period under the first offering period will commence on the effectiveness of this offering and end on February 29, 2000. Subsequent purchase periods will begin on each March 1 and September 1 and end on the next August 31 and February 28, or February 29 in the case of leap years. The plan administrator generally may establish a different term and different commencing and ending dates for future offerings.

  The price of the common stock purchased under the stock purchase plan will be the lesser of 85% of the fair market value on the first day of the applicable offering period and 85% of the fair market value on the last day of the applicable purchase period. The purchase price for the first offering period, however, will be equal to the lesser of 100% of the initial public offering price of the common stock and 85% of the fair market value on the last day of the applicable purchase period. The stock purchase plan terminates 10 years after the date of adoption by our board of directors, but the board may terminate it at any earlier time. We have not yet issued any shares of common stock under the stock purchase plan.

  Employees generally will be eligible to participate in the stock purchase plan if they are customarily employed by WatchGuard for 20 hours or more per week and are not, as of the beginning of a purchase period, holders of 5% or more of our common stock or the common stock of our subsidiaries. Options granted under the stock purchase plan generally are not transferable and are exercisable only during the optionee's lifetime.

  We authorized the issuance under the stock purchase plan of a total of 600,000 shares of common stock. In addition, the plan provides for automatic annual increases, to be added on the first day of our fiscal year beginning on January 1, 2000, equal to the least of

  . 400,000 shares;

  . 1.5% of the average outstanding common shares used to calculate fully diluted earnings per share as reported in our annual financial statements for the preceding year; and

  . a lesser amount determined by our board of directors.

  If a merger or consolidation resulting in a change of control or acquisition by another corporation of all or substantially all our assets occurs, each outstanding option to purchase shares under the stock purchase plan will be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, if a liquidation or dissolution of WatchGuard is proposed, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

401(k) Plan

  We maintain a 401(k) plan that covers all our employees who satisfy the plan's eligibility requirements relating to minimum age, length of service and hours worked. We may make an annual contribution for the benefit of eligible employees in an amount determined by our board of directors. We have not made any contribution to date and have no current plans to do so. Eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law.

                           RELATED-PARTY TRANSACTIONS

  Since our inception in February 1996, we have issued shares of preferred stock in private placement transactions as the following table summarizes:


                                                                                     Number of Shares of
                                                                                       Preferred Stock
                                                             Issuance  Price per ----------------------------
                        Purchaser                              Date      Share   Series A  Series B  Series C
                        ---------                           ---------- --------- --------- --------- --------
Christopher G. Slatt......................................  March and    $0.05   1,500,002
                                                            July 1996

Steven N. Moore...........................................  March and     0.05   1,500,002
                                                            July 1996

Entities affiliated with Matrix IV Management Co., L.P. ..  May 1997      2.59             1,158,333
                                                            April 1998    5.16                       290,867

Olympic Venture Partners III, L.P. and OVP III
 Entrepreneurs Fund.......................................  May 1997      2.59               515,458
                                                            April 1998    5.16                       129,436

Olympic Venture Partners IV, L.P. and OVP IV Entrepreneurs
 Fund, L.P. ..............................................  May 1997      2.59               642,875
                                                            April 1998    5.16                       161,431

MLS-I, L.C. ..............................................  March 1998    2.59                38,610

Entities affiliated with RRE Investors II, LLC ...........  April 1998    5.16                       775,644

  Christopher G. Slatt and Steven N. Moore are executive officers and directors of WatchGuard. Stuart J. Ellman, a director of WatchGuard, is a member of RRE Investors II, LLC, which is the managing member of RRE Investors, L.P. and the indirect managing member of RRE Investors Fund, L.P. Andrew W. Verhalen, a director of WatchGuard, is the general partner of Matrix IV Management Co., L.P., which is the general partner of Matrix Partners IV, L.P. and of Matrix IV Entrepreneurs Fund, L.P. Charles P. Waite, Jr., a director of WatchGuard, is a general partner of OVMC III, L.P., which is the general partner of Olympic Venture Partners III, L.P. and of OVP III Entrepreneurs Fund, L.P. Mr. Waite is also a managing member of OVMC IV, LLC, which is the general partner of Olympic Venture Partners IV, L.P. and of OVP IV Entrepreneurs Fund, L.P. The holders of the preferred stock are entitled to registration rights with respect to the common stock to be issued when the preferred stock is converted. All outstanding shares of preferred stock will convert into an aggregate of 13,425,316 shares of common stock upon the closing of this offering.

  Mr. Slatt and Mr. Moore are guarantors of the lease agreement between COM Realty, Inc. and WatchGuard Technologies Inc., dated as of March 16, 1996. Mr. Slatt and Mr. Moore were guarantors of our loan with Commerce Bank of Washington, which we have repaid. Mr. Slatt was a guarantor of the cell phone service contract between WatchGuard and AT&T Wireless, but is no longer a guarantor.

  On March 9, 1999, we borrowed an aggregate of $1,500,000 from entities affiliated with Olympic Venture Partners and an aggregate of $1,500,000 from entities affiliated with Matrix IV Management Co., L.P. We issued each entity a promissory note, which bears interest at 6% per year and matures on March 9, 2000, and a warrant to purchase our common stock at an exercise price of $7.00 per share. The table below states the amount of each loan and the number of shares for which each warrant is exercisable. If not exercised before the closing of this offering, all of these warrants will automatically convert into common stock on a net exercise basis at the closing of this offering.

                                                               Number of Shares
                                                    Amount of  for Which Warrant
Name of Investor                                       Loan     Is Exercisable
----------------                                    ---------- -----------------
Olympic Venture Partners III, L.P. ................ $  647,500        9,244

OVP III Entrepreneurs Fund, L.P....................     20,000          296

Olympic Venture Partners IV, L.P. .................    774,225       11,060

OVP IV Entrepreneurs Fund, L.P.....................     58,275          828

Matrix Partners IV, L.P............................  1,425,000       20,356

Matrix IV Entrepreneurs Fund, L.P. ................     75,000        1,072

  On June 29, 1999, we amended our loan and security agreement with our bank to make available to us additional funds under our secured bridge loan facility. Each of Matrix Partners IV, L.P., Matrix IV Entrepreneurs Fund L.P., Olympic Venture Partners III, L.P., Olympic Venture Partners IV, L.P. and RRE Investors, L.P. jointly and severally guaranteed a portion of the loan, in the amounts shown below.

                                                                  Maximum Amount
Name of Guarantor                                                  of Guaranty
-----------------                                                 --------------
Matrix Partners IV, L.P. ........................................    $633,334

Matrix IV Entrepreneurs Fund, L.P. ..............................      33,334

Olympic Venture Partners III, L.P. ..............................     333,334

Olympic Venture Partners IV, L.P. ...............................     333,334

RRE Investors, L.P. .............................................     666,667

  We believe that we made all of the transactions described above on terms no less favorable to us than we could have obtained from unaffiliated third parties. Any future transactions between us and our officers, directors and principal stockholders will be approved by a majority of our board of directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to us that we could obtain from unaffiliated third parties.

  Dain Rauscher Incorporated, the parent company of our underwriter Dain Rauscher Wessels, is a limited partner in Olympic Venture Partners III, L.P., a shareholder of WatchGuard.

                    PRINCIPAL AND SELLING STOCKHOLDERS

Principal Stockholders

  The following table provides information regarding the actual beneficial ownership of our outstanding common stock as of June 30, 1999, and as adjusted to reflect the sale of common stock offered by this prospectus, for

  . each person or group that we know beneficially owns more than 5% of our common stock;

  . each of our directors;

  . our chief executive officer;

  . the other executive officer whose compensation exceeded $100,000 in fiscal 1998; and

  . all of our directors and executive officers as a group.

  Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the following beneficial owners can be reached at our principal offices.

                                                               Percentage of
                                                             Shares of Common
                                                             Stock Outstanding
                                           Number of Shares  -----------------
                                           of Common Stock    Before   After
Name and Address                          Beneficially Owned Offering Offering
----------------                          ------------------ -------- --------
Entities affiliated with Matrix IV
 Management Co., L.P.(1).................      2,919,828      19.53%   15.83%
 2500 Sand Hill Road
 Menlo Park, CA 94025
Entities affiliated with Olympic Venture
 Partners(2).............................      2,919,828      19.53    15.83
 2420 Carillon Point
 Kirkland, WA 98033
Entities affiliated with RRE
 Investors II, LLC(3)....................      1,551,288      10.38     8.41
 156 East 56th St., 22nd Floor
 New York, NY 10022
Stuart J. Ellman(4)......................      1,551,288      10.38     8.41
Andrew W. Verhalen(5)....................      2,919,828      19.53    15.83
Charles P. Waite, Jr.(6).................      2,919,828      19.53    15.83
Christopher G. Slatt(7)..................      3,029,378      20.23    16.40
Steven N. Moore(7).......................      3,029,378      20.23    16.40
Directors and executive officers as a
 group (6 persons)(8)....................     13,449,700      89.63    72.68

--------

(1) Represents 2,898,400 shares issuable upon conversion of the preferred stock and 21,428 shares subject to warrants exercisable within 60 days of June 30, 1999, held by entities affiliated with Matrix IV Management Co., L.P. Matrix IV Management Co., L.P. is the general partner of Matrix Partners IV, L.P. and of Matrix IV Entrepreneurs Fund, L.P., and thus is deemed to beneficially own these shares. Andrew W. Verhalen, a director of WatchGuard, is a general partner of Matrix IV Management Co., L.P.

(2) Includes 1,289,788 shares issuable upon conversion of the preferred stock and 9,540 shares subject to warrants exercisable within 60 days of June 30, 1999, held by Olympic Venture Partners III, L.P. and OVP III Entrepreneurs Fund, L.P. OVMC III, L.P. is the general partner of Olympic Venture Partners III, L.P. and of OVP III Entrepreneurs Fund, L.P., and thus is deemed to beneficially own these shares. Also includes 1,608,612 shares issuable upon conversion of the preferred stock and 11,888 shares subject to warrants exercisable within 60 days of June 30, 1999, held by Olympic Venture Partners IV, L.P. and OVP IV Entrepreneurs Fund, L.P. OVMC IV, LLC is the general partner of Olympic Venture Partners IV, L.P. and of OVP IV Entrepreneurs Fund, L.P., and thus is deemed to beneficially own these shares. OVMC III, L.P. and OVMC IV, LLC disclaim beneficial ownership of these shares except to the extent of their pecuniary interests in these shares. Charles P. Waite, Jr., a director of WatchGuard, is a general partner of OVMC III, L.P. and a managing member of OVMC IV, LLC.

(3) Represents 1,551,288 shares issuable upon conversion of the preferred stock held by entities affiliated with RRE Investors II, LLC. RRE Investors II, LLC is the managing member of RRE Investors, L.P. and the indirect managing member of RRE Investors Fund, L.P., and thus is deemed to beneficially own these shares. Stuart J. Ellman, a director of WatchGuard, is a member of RRE Investors II, LLC.

(4) Represents 1,551,288 shares issuable upon conversion of the preferred stock held by entities affiliated with RRE Investors II, LLC. Mr. Ellman is a member of RRE Investors II, LLC, which is the direct or indirect managing member of each of the entities affiliated with it. Mr. Ellman disclaims beneficial ownership of the shares held by the entities affiliated with RRE Investors II, LLC, except to the extent of his pecuniary interest arising from his interest in RRE Investors II, LLC.

(5) Represents 2,898,400 shares issuable upon conversion of the preferred stock and 21,428 shares subject to warrants exercisable within 60 days of June 30, 1999, held by entities affiliated with Matrix IV Management Co., L.P. Mr. Verhalen is a general partner of Matrix IV Management Co., L.P., which is the general partner of each of the entities affiliated with it. Mr. Verhalen disclaims beneficial ownership of the shares held by the entities affiliated with Matrix IV Management Co., L.P., except to the extent of his pecuniary interest arising from his interest in Matrix IV Management Co., L.P.

(6) Represents 2,898,400 shares issuable upon conversion of the preferred stock and 21,428 shares subject to warrants exercisable within 60 days of June 30, 1999, held by affiliates of OVMC III, L.P. and OVMC IV, LLC. Mr. Waite is a general partner of OVMC III, L.P., which is the general partner of Olympic Venture Partners III, L.P. and of OVP III Entrepreneurs Fund. Mr. Waite is also a managing member of OVMC IV, LLC, which is the general partner of Olympic Venture Partners IV, L.P. and of OVP IV Entrepreneurs Fund, L.P. Mr. Waite disclaims beneficial ownership of the shares held by Olympic Venture Partners III, L.P., OVP III Entrepreneurs Fund, L.P., Olympic Venture Partners IV, L.P. and OVP IV Entrepreneurs Fund, L.P., except to the extent of his pecuniary interest arising from his interest in these entities.

(7) Represents 3,000,004 shares issuable upon conversion of the preferred stock and 29,374 shares subject to an option exercisable within 60 days of June 30, 1999. If the underwriters exercise their over-allotment option in full, each of Mr. Slatt and Mr. Moore will sell 125,000 shares of common stock, after which they will each beneficially own 2,904,378 shares, representing 15.66% of the common stock outstanding after this offering.

(8) Includes 58,748 shares subject to options exercisable within 60 days of June 30, 1999 and 42,856 shares subject to warrants exercisable within 60 days of June 30, 1999. If the underwriters exercise their over-allotment option in full, the directors and officers as a group will beneficially own 13,199,700 shares, representing 71.04% of the common stock outstanding after this offering.

Selling Stockholders

  If the underwriters exercise their over-allotment option in full, the following directors, officers and stockholders will sell the number of shares indicated below:

                                                              Percentage
                                                               of Shares
                          Beneficial               Beneficial  of Common
                          Ownership                Ownership     Stock
                           Prior to                  After    Outstanding
                            Over-      Number of     Over-    After Over-
                          allotment     Shares     allotment   allotment
Name                       Exercise  Being Offered  Exercise   Exercise
----                      ---------- ------------- ---------- -----------
Randall C. Boroughs(1)..     80,998       1,000       79,998         *
Dennis R. Cloutier(2)...    553,192     100,000      453,192      2.43%
Michael V. Martucci(3)..    355,740      74,000      281,740      1.49
Mazama Software Labs,
 Inc.(4)................    400,000     100,000      300,000      1.62
Steven N. Moore.........  3,029,378     125,000    2,904,378     15.66
Christopher G. Slatt....  3,029,378     125,000    2,904,378     15.66

--------

 *   Less than 1%.

(1) Includes 78,998 shares subject to options exercisable within 60 days of June 30, 1999.

(2) Includes 164,976 shares subject to options exercisable within 60 days of June 30, 1999.

(3) Represents 355,740 shares subject to options exercisable within 60 days of June 30, 1999.

(4) Shareholders and officers of Mazama Software Labs, Inc. include David W. Bonn and Kangho Lee, employees of WatchGuard.

                          DESCRIPTION OF CAPITAL STOCK

  We are authorized to issue up to 80,000,000 shares of common stock and 10,000,000 shares of preferred stock. You should carefully read our certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

  As of June 30, 1999, assuming conversion of all outstanding shares of preferred stock and the exercise before the closing of this offering of warrants to purchase 42,856 shares of common stock at an exercise price of $7.00 per share, there were 14,947,484 shares of common stock outstanding, held of record by 42 stockholders. Following this offering, there will be 18,447,484 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for paying dividends. If WatchGuard is liquidated, dissolved or wound up, the holders of common stock are entitled to share ratably in all assets remaining after paying liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

  At the closing of this offering, all outstanding shares of preferred stock will be converted into 13,425,316 shares of common stock. Under our certificate of incorporation, the board of directors will then have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the price, rights, privileges, preferences and restrictions of that preferred stock, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change of control of WatchGuard or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no current plans to issue any preferred stock.

Warrants

  As of June 30, 1999, there were outstanding warrants to purchase 259,500 shares of common stock, excluding the warrants to purchase 42,856 shares of common stock discussed above. The warrants expire and are exercisable as follows:

  .15,000 shares at an exercise price of $0.03 per share, expiring on July
     24, 2001;

  .20,000 shares at an exercise price of $0.03 per share, expiring on September 24, 2001;

  .10,000 shares at an exercise price of $0.13 per share, expiring on March
     23, 2003;

  . 200,000 shares at an exercise price of $0.39 per share, expiring on June 17, 2003; and

  . 14,500 shares at an exercise price of $7.00 per share, expiring on May 26, 2004, unless our initial public offering closes after July 31, 1999, in which case the exercise price of this warrant will be $7.00 per share.

Antitakeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws, Delaware Law and Washington Law

  Preferred Stock. Our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of WatchGuard or make removal of management more difficult.

  Election and Removal of Directors. Effective with the first annual meeting of stockholders following this offering, our bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible. The directors in the first class will serve an initial term of one year, the directors in the second class an initial term of two years, and the directors in the third class an initial term of three years. After the initial term, all classes of directors will serve for a three-year term, and one class will be elected each year by our stockholders. Directors may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of directors, it may tend to discourage a third party from making a takeover bid or attempting to gain control of WatchGuard and may maintain the incumbency of our board of directors.

  Approval for Certain Business Combinations. Our certificate of incorporation requires that certain business combinations, including a merger, share exchange and the disposition or encumbrance of a substantial part of our assets other than in the usual course of business, be approved by the holders of at least two-thirds of the outstanding shares. If the business combination has been approved by a majority of the board of directors, however, the affirmative vote required is a majority of the outstanding shares.

  Stockholder Meetings. Under our certificate of incorporation and bylaws, our stockholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares. Additionally, the board of directors, the chairman of the board and the president may call special meetings of stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

  Washington Law. The laws of Washington, where our principal executive offices are located, impose restrictions on transactions between foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act generally prohibits a target corporation from engaging in significant business transactions with an acquiring person. An acquiring person is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless a majority of the members of the target corporation's board of directors approves the transaction before the acquisition. Prohibited transactions include

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; and

  . allowing the acquiring person to receive any disproportionate benefit as a stockholder.

  After the five-year period, a significant business transaction may take place so long as it complies with the fair price provisions of the statute or is approved at an annual or special meeting of stockholders. A target corporation includes a foreign corporation if

  . the corporation has a class of voting stock registered under Section 12 or 15 of the Securities Exchange Act of 1934;

  . the corporation's principal executive office is located in Washington;

  . any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares of record are owned by Washington residents or (c) 1,000 or more of its stockholders of record are Washington residents;

  . a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

  . a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington.

  A corporation may not opt out of this statute. If WatchGuard meets the definition of a target corporation, Chapter 23B.19 of the Washington Business Corporation Act may have the effect of delaying, deferring or preventing a change of control of WatchGuard.

  Delaware Law. WatchGuard is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

  . before that date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

  . on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates of that person, (a) owns 15% or more of the corporation's voting stock or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

  These charter provisions and provisions of Washington and Delaware law may have the effect of delaying, deterring or preventing a change of control of WatchGuard.

Registration Rights

  After this offering, the holders of 13,425,316 shares of common stock will have rights with respect to the registration of those shares under the Securities Act, under a registration rights agreement among the holders and WatchGuard, dated as of April 24, 1998. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and to include shares of common stock in the registration at our expense. Additionally, the holders are entitled to demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense for their shares of common stock. Further, the holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in the registration and our right to decline to effect such a registration before the earlier of January 1, 2000 and six months after the closing of the initial public offering.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, LLC.

Nasdaq National Market Listing

  Our common stock has been approved for quotation on the Nasdaq National Market under the symbol WGRD.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Before this offering, there has been no public market for our common stock. A significant public market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

  After this offering, we will have outstanding 18,447,484 shares of common stock, or 18,521,484 shares if the underwriters exercise their over-allotment option in full. Of these shares, the 3,500,000 shares that we expect to sell in this offering, or 4,025,000 shares if the underwriters exercise their over-allotment option in full, will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by affiliates of WatchGuard, as that term is defined in Rule 144 under the Securities Act. In general, affiliates include directors, officers and 10% stockholders.

  The remaining 14,947,484 shares of common stock that will be outstanding after this offering will be restricted shares. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which are summarized below.

  The executive officers, directors and most stockholders and employees of WatchGuard, who collectively hold an aggregate of 14,719,708 restricted shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or dispose of their shares by any other means for a period of 180 days from the date of this prospectus. This 180-day period is known as the lock-up period. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock during the lock-up period.

  Ninety days after the date of this prospectus, 227,776 shares that are not subject to lock-up agreements will be eligible for sale in the public market under Rules 144 and 701. On the date the lock-up agreements expire, an additional 14,676,852 restricted shares will be eligible for immediate sale, of which 13,425,316 shares will be subject to the volume, manner of sale and other limitations of Rule 144. The remaining 42,856 restricted shares will be eligible for sale under Rule 144 when one-year holding periods expire.

  After the lock-up periods expire, some of the shares issued upon exercise of options we granted before the date of this prospectus will also be available for sale in the public market under Rule 701 under the Securities Act. Rule 701 permits resales of those shares in reliance on Rule 144 but without compliance with some of the restrictions imposed by Rule 144, including the holding period requirement. Under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period up to the greater of

  . 1% of the then-outstanding shares of common stock, which will be approximately 184,475 shares immediately after this offering, and

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

  Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about WatchGuard. Under Rule 144(k), a person who is not deemed to have been an affiliate of WatchGuard during the 90 days preceding a sale and who has beneficially owned the restricted shares for at least two years may sell them without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  After the effective date of this offering, we intend to file a registration statement on Form S-8 to register up to approximately 10,610,796 shares of common stock reserved for issuance under our stock option plan and our employee stock purchase plan. That registration statement will become effective automatically upon filing. After the filing of a registration statement on Form S-8, shares issued under our stock option plan and our employee stock purchase plan may be sold in the open market. Some holders, however, will be subject to the Rule 144 limitations applicable to affiliates, the lock-up agreements and vesting restrictions imposed by us.

  In addition, following this offering, the holders of an aggregate of 13,425,316 shares of outstanding common stock will have rights to require us to register their shares for future sale.

                                  UNDERWRITING

  Each of the underwriters named below, acting through its representatives, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, Warburg Dillon Read LLC, a subsidiary of UBS AG, SoundView Technology Group, Inc. and Wit Capital Corporation, has agreed, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock listed opposite its name below. The underwriters have committed to purchase and pay for all of the shares if any are purchased, subject to the conditions stated in the underwriting agreement.

                                                                       Number of
Name of Underwriter                                                     Shares
-------------------                                                    ---------
Dain Rauscher Wessels ................................................
Warburg Dillon Read LLC, a subsidiary of UBS AG.......................
SoundView Technology Group, Inc. .....................................
Wit Capital Corporation...............................................
                                                                       ---------
  Total............................................................... 3,500,000
                                                                       =========

  The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price stated on the cover page of this prospectus and to dealers at that price less a
concession of no more than $      per share, of which $      may be reallowed
to other dealers. After the public offering, the representatives may reduce the public offering price, concession and reallowance to dealers. The representatives may not change the offering price and other selling terms until after the completion of this offering, and no reduction in the offering price may change the amount of proceeds to be received by WatchGuard stated on the cover page of this prospectus.

  A prospectus in electronic format is being made available on an Internet web site maintained by Wit Capital. In addition, all dealers purchasing shares from Wit Capital in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers. Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in this offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997.

  The underwriting agreement contains covenants of indemnity among the underwriters, WatchGuard and the selling stockholders against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  The selling stockholders listed on page 62 have granted the underwriters an option to purchase up to 525,000 additional shares of common stock, which may be exercised at any time up to 30 days after the date of this prospectus. The option entitles the underwriters to purchase the additional shares of common stock at the same price per share as the 3,500,000 shares being sold in this offering. If the underwriters exercise the option, each of the underwriters must purchase approximately the same percentage of additional shares from the selling stockholders that they purchased from WatchGuard. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 3,500,000 shares are being sold.

  The price of the shares of common stock purchased by the underwriters will be the public offering price stated on the cover page of this prospectus less the following underwriting discounts and commissions to be paid by us:

                                                   Total Without    Total With
                                         Per Share Over-allotment Over-allotment
                                         --------- -------------- --------------
By WatchGuard...........................   $         $              $
By the selling stockholders.............

  We will also pay offering expenses estimated to total $1,200,000.

  Most of our stockholders and option holders have agreed, for the 180-day lock-up period after the date of this prospectus, not to sell, transfer, grant any third party the right to purchase or dispose of by any other means any shares of common stock or other securities that they own or acquire, without the written consent of the underwriters. This agreement does not apply to any shares sold by the selling stockholders in this offering. The representatives may, without notice and in their sole discretion, allow any stockholder or option holder to dispose of common stock or other securities before the expiration of the lock-up period. There are, however, no agreements between the underwriters and any of our stockholders or option holders that would allow them to do so.

  In addition, we have agreed that we will not issue, sell, offer to sell or dispose of by any other means any shares of our common stock or other securities during the lock-up period without the written consent of the underwriters. This agreement does not include shares of common stock or other securities issued under our stock option plan or employee stock purchase plan or common stock or other securities issued for options or other securities outstanding on the date of this prospectus.

  The underwriters have reserved for sale, at the initial public offering price, 175,000 shares of common stock for persons selected by WatchGuard who have expressed an interest in purchasing shares of common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters on the same basis as the other shares included in this offering.

  The underwriters have advised us that in connection with this offering, some persons participating in this offering may engage in transactions that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may include stabilizing bids, syndicate covering transactions and the imposition of penalty bids. A stabilizing bid is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of preventing or retarding a decline in the market price of the common stock. A syndicate covering transaction is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member, if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or other market and, if commenced, may be discontinued at any time.

  Before this offering, there was no public market for our common stock. The initial public offering price for the common stock will be determined by negotiation between us and the representatives of the underwriters. Factors to be considered in determining the initial public offering price include

  . prevailing market and economic conditions;

  . our revenues and earnings;

  . the state of our business operation;

  . an assessment of our management; and

  . market valuation of companies in related businesses.

The prices at which the common stock will sell in the public market after this offering, however, may not be equal to or greater than the initial public offering price.

                                 LEGAL MATTERS

  WatchGuard's legal counsel is Perkins Coie LLP of Seattle, Washington. The underwriters' legal counsel is Wilson Sonsini Goodrich & Rosati, Professional Corporation, of Palo Alto, California and Kirkland, Washington.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements and schedule at December 31, 1997 and 1998, and for the period from our inception on February 14, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998, as described in their reports. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For copies of actual contracts or documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits and schedule, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of these materials from the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as WatchGuard, that file electronically with the SEC.

                         WATCHGUARD TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
WatchGuard Technologies, Inc.

  We have audited the accompanying balance sheets of WatchGuard Technologies, Inc. as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity, and cash flows for the period from February 14, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of WatchGuard's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WatchGuard Technologies, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from February 14, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP



Seattle, Washington
March 26, 1999, except as to Note 11,
as to which the date is July 8, 1999.

                         WATCHGUARD TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                       (In thousands, except share data)

                                     ASSETS

                                                                    Pro Forma
                                                                  Stockholders'
                                     December 31,                    Equity
                                   -----------------   June 30,     June 30,
                                    1997      1998       1999         1999
                                   -------  --------  ----------- -------------
                                                      (Unaudited)  (Unaudited)
Current assets:
  Cash and cash equivalents....... $   603  $  1,712   $  2,214
  Trade accounts receivable, net..   1,596     3,491      3,621
  Inventories.....................     218     2,156      2,353
  Prepaid expenses and other......     162       450      1,186
                                   -------  --------   --------
      Total current assets........   2,579     7,809      9,374
Equipment and furniture, net......     372     1,140      1,697
Deposits, intangibles, and other
 assets...........................     352        83         52
                                   -------  --------   --------
      Total assets................ $ 3,303  $  9,032   $ 11,123
                                   =======  ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Line of credit.................. $   500  $  2,500   $  1,150
  Equipment term loan.............      --       609        493
  Notes payable...................      --        --      6,600
  Accounts payable................     682     2,185      3,925
  Accrued expenses................     426     1,016      1,172
  Deferred revenue................     313     1,773      2,776
                                   -------  --------   --------
      Total current liabilities...   1,921     8,083     16,116
Deferred revenue..................      --        68         68
Commitments.......................
Stockholders' equity:
  Preferred stock, $0.001 par
   value:
    Authorized shares --
      10,000,000
    Shares issued and
     outstanding -- 5,316,670,
     6,712,658 and 6,712,658 at
     December 31, 1997 and 1998
     and June 30, 1999
     respectively (none pro
     forma).......................
    Liquidation preference --
      $13,250.....................       5         6          6     $     --
  Common stock, $0.001 par value:
    Authorized shares --
      80,000,000
    Shares issued and
     outstanding -- 532,916,
     1,362,744 and 1,479,312 at
     December 31, 1997 and 1998
     and June 30, 1999,
     respectively (14,947,484
     pro forma)...................     --          1          1           15
    Additional paid-in capital....   6,179    16,261     16,630       16,922
  Deferred stock-based
   compensation...................     --     (1,466)    (1,116)      (1,116)
  Accumulated deficit.............  (4,802)  (13,921)   (20,582)     (20,582)
                                   -------  --------   --------     --------
      Total stockholders' equity
       (deficit)..................   1,382       881     (5,061)    $ (4,761)
                                   -------  --------   --------     ========
      Total liabilities and
       stockholders' equity ...... $ 3,303  $  9,032    $11,123
                                   =======  ========   ========

                            See accompanying notes.

                         WATCHGUARD TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                            Period from      Year Ended      Six Months Ended
                         February 14, 1996  December 31,         June 30,
                          (Inception) to   ----------------  ------------------
                         December 31, 1996  1997     1998      1998      1999
                         ----------------- -------  -------  --------  --------
                                                                (unaudited)
Revenues, net:
  Product...............       $ 329       $ 4,975  $10,678  $  4,860  $  7,218
  Service...............           2           123      701       157     1,357
                               -----       -------  -------  --------  --------
    Total revenues......         331         5,098   11,379     5,017     8,575
Cost of revenues........         104         1,610    3,925     1,491     3,481
                               -----       -------  -------  --------  --------
Gross margin............         227         3,488    7,454     3,526     5,094
Operating expenses:
  Sales and marketing...         224         4,369    8,666     3,821     6,271
  Research and
   development..........         274         2,192    5,273     1,909     3,288
  General and
   administrative.......         191         1,323    2,515       971     1,849
                               -----       -------  -------  --------  --------
    Total operating
     expenses...........         689         7,884   16,454     6,701    11,408
                               -----       -------  -------  --------  --------
Operating loss..........        (462)       (4,396)  (9,000)   (3,175)   (6,314)
Interest income.........          --            88       84         4        15
Interest expense........          (6)          (26)    (203)      (87)     (362)
                               -----       -------  -------  --------  --------
Net loss................       $(468)      $(4,334) $(9,119) $ (3,258) $ (6,661)
                               =====       =======  =======  ========  ========
Basic and diluted net
 loss per share.........         N/A       $(17.17) $(11.34) $  (4.70) $  (4.65)
                               =====       =======  =======  ========  ========
Shares used in
 calculation of basic
 and diluted net loss
 per share..............         N/A           252      804       693     1,433
                               =====       =======  =======  ========  ========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                            $ (0.68)           $  (0.45)
                                                    =======            ========
Shares used in
 calculation of pro
 forma basic and diluted
 net loss per share
 (unaudited)............                             13,366              14,858
                                                    =======            ========


                            See accompanying notes.

                         WATCHGUARD TECHNOLOGIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data)

                         Preferred Stock    Common Stock   Additional   Deferred
                         ---------------- ----------------  Paid-in   Stock-Based  Accumulated
                          Shares   Amount  Shares   Amount  Capital   Compensation   Deficit    Total
                         --------- ------ --------- ------ ---------- ------------ ----------- -------
Sale of Series A
 Preferred Stock........ 3,000,004  $ 3          --  $--    $   147     $    --     $     --   $   150
Net loss................        --   --          --   --         --          --         (468)     (468)
                         ---------  ---   ---------  ---    -------     -------     --------   -------
Balance, December 31,
 1996................... 3,000,004    3          --   --        147          --         (468)     (318)
  Sale of Series B
   preferred stock, net
   of issuance costs of
   $21.................. 2,316,666    2          --   --      5,977          --           --     5,979
  Issuance of common
   stock in settlement
   of royalty payments..        --   --     400,000              52          --           --        52
  Exercise of common
   stock options and
   warrants.............        --   --     132,916               3          --           --         3
  Net loss..............        --   --          --   --         --          --       (4,334)   (4,334)
                         ---------  ---   ---------  ---    -------     -------     --------   -------
Balance, December 31,
 1997................... 5,316,670    5     532,916           6,179          --       (4,802)    1,382
  Sales of Series B
   preferred stock......    38,610   --          --   --        100          --           --       100
  Sales of Series C
   preferred stock, net
   of issuance costs of
   $25.................. 1,357,378    1          --   --      6,974          --           --     6,975
  Stock options
   exchanged for
   services.............        --   --          --             628          --           --       628
  Issuance of stock
   warrant to a
   customer.............        --   --          --             470          --           --       470
  Deferred stock
   compensation.........        --   --          --   --      1,877      (1,877)          --        --
  Amortization of
   deferred stock-based
   compensation.........        --   --          --   --                    411           --       411
  Exercise of common
   stock options and
   warrants.............        --   --     829,828    1         33          --           --        34
  Net loss..............        --   --          --   --         --          --       (9,119)   (9,119)
                         ---------  ---   ---------  ---    -------     -------     --------   -------
Balance, December 31,
 1998................... 6,712,658    6   1,362,744    1     16,261      (1,466)     (13,921)      881
  Deferred stock
   compensation
   (unaudited)..........        --   --          --   --        162        (162)          --        --
  Amortization of
   deferred stock-based
   compensation
   (unaudited)..........        --   --          --   --         --         512           --       512
  Issuance of stock
   warrants
   (unaudited)..........        --   --          --   --        195          --           --       195
  Exercise of common
   stock options and
   warrants
   (unaudited)..........        --   --     116,568   --         12          --           --        12
  Net loss (unaudited)..        --   --          --   --         --          --       (6,661)   (6,661)
                         ---------  ---   ---------  ---    -------     -------     --------   -------
Balance, June 30, 1999
 (unaudited)............ 6,712,658  $ 6   1,479,312  $ 1    $16,630     $(1,116)    $(20,582)  $(5,061)
                         =========  ===   =========  ===    =======     =======     ========   =======

                            See accompanying notes.

                         WATCHGUARD TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                              Period from
                           February 14, 1996    Year Ended        Six Months
                          (date of inception)  December 31,     Ended June 30,
                            to December 31,   ----------------  ----------------
                                 1996          1997     1998     1998     1999
                          ------------------- -------  -------  -------  -------
                                                                  (unaudited)
Operating activities
Net loss................         $(468)       $(4,334) $(9,119) $(3,259) $(6,661)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Depreciation and
   amortization.........            23            207      235       94      266
  Stock and warrant
   issued in exchange
   for services.........            --             --    1,098      595       --
  Amortization of
   deferred stock-based
   compensation.........            --             --      411       20      512
  Non-cash interest
   expense..............            --             --       --       --      168
  Changes in operating
   assets and
   liabilities:
    (Increase) in trade
     accounts
     receivable.........          (167)        (1,429)  (1,895)  (1,541)    (130)
    (Increase) in
     inventories........            --           (214)  (1,938)     (47)    (197)
    (Increase) decrease
     in prepaid expenses
     and other..........           (52)          (113)    (288)    (586)    (708)
    (Increase) decrease
     in deposits,
     intangibles and
     other assets.......           (41)          (273)     269      (55)      31
    Increase in accounts
     payable and accrued
     expenses...........           240            868    2,093    1,113    1,896
    Increase (decrease)
     in deferred
     revenue............           334            (22)   1,528      550    1,003
                                 -----        -------  -------  -------  -------
Net cash used in
 operating activities...          (131)        (5,310)  (7,606)  (3,116)  (3,820)
Investing activities
Purchase of equipment
 and furniture..........           (77)          (391)  (1,003)    (534)    (823)
Purchase of intangible
 assets.................           (10)           (70)      --       --       --
                                 -----        -------  -------  -------  -------
Net cash used in
 investing activities...           (87)          (461)  (1,003)    (534)    (823)
Financing activities
Borrowings on line of
 credit and long-term
 debt...................           300            700    2,663    1,481    6,405
Issuance of warrants....            --             --       --       --      195
Principal repayments on
 line of credit.........            --           (500)     (54)     (15)  (1,467)
Repayment of note
 payable................            --            (40)      --       --       --
Proceeds from sale of
 preferred stock........           150          5,979    7,075    7,100       --
Proceeds from exercise
 of common stock options
 and warrants...........            --              3       34        8       12
                                 -----        -------  -------  -------  -------
Net cash provided by
 financing activities...           450          6,142    9,718    8,574    5,145
                                 -----        -------  -------  -------  -------
Net increase (decrease)
 in cash and cash
 equivalents............           232            371    1,109    4,924      502
Cash and cash
 equivalents at
 beginning of period....            --            232      603      603    1,712
                                 -----        -------  -------  -------  -------
Cash and cash
 equivalents at end of
 period.................         $ 232        $   603  $ 1,712  $ 5,527  $ 2,214
                                 =====        =======  =======  =======  =======
Supplementary disclosure
 of cash flow
 information:
  Cash paid for
   interest.............         $   6        $    21  $   179  $    --  $   301
                                 =====        =======  =======  =======  =======
Supplemental schedule of
 noncash investing and
 financing activities:
  Issuance of note
   payable for purchase
   of intangible
   assets...............         $  40        $    --  $    --  $    --  $    --
                                 =====        =======  =======  =======  =======
  Issuance of common
   stock for purchase of
   intangible assets....         $  --        $    52  $    --  $    --  $    --
                                 =====        =======  =======  =======  =======

                            See accompanying notes.

                         WATCHGUARD TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Accounting Policies

Description of Business

  WatchGuard Technologies, Inc. is in the business of developing and marketing Internet security solutions which incorporate a security appliance, security and management software and an Internet-based broadcast service designed to keep its products current. WatchGuard was incorporated in the state of Washington on February 14, 1996 and maintains its headquarters in Seattle, Washington. In May 1997, WatchGuard reincorporated in the state of Delaware. In conjunction with the reincorporation, WatchGuard changed its name from Seattle Software Labs, Inc. to WatchGuard Technologies, Inc. in August 1997.

Basis of Presentation and Liquidity

  The accompanying financial statements have been prepared on a going-concern basis. This basis of accounting contemplates the realization of assets and the satisfaction of liabilities in the normal course of business operations. WatchGuard recorded losses of $9.1 million and used $7.6 million to fund operations during the year ended December 31, 1998. At December 31, 1998, WatchGuard had cash and cash equivalents of $1.7 million, a working capital deficit of $274,000 and an accumulated deficit of $13.9 million.

  WatchGuard has financed its operations to date through the issuance of equity securities and debt financing. Further development and establishment of WatchGuard's business will require additional equity or debt financing. WatchGuard believes that equity or debt financing can be obtained from existing or new sources. WatchGuard's current investors have indicated that they will provide sufficient financing in order for WatchGuard to continue to operate through 1999.

Revenue Recognition

  Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), was issued in October 1997 by the American Institute of Certified Public Accountants (AICPA) and was amended by Statement of Position 98-4 (SOP 98-4). In December 1998, the AICPA issued SOP 98-9, which amends SOP 97-2 and 98-4 and is effective for transactions entered into after March 15, 1999. WatchGuard adopted SOP 97-2, as amended by SOP 98-9, effective January 1, 1998. Based upon its interpretation of SOP 97-2 and SOP 98-9, WatchGuard believes its current revenue recognition policies and practices are consistent with the SOPs. However, full implementation guidelines for this standard have not yet been issued. Once available, implementation guidance could lead to unanticipated changes in current revenue accounting practices, and these changes could materially adversely affect the timing of WatchGuard's future revenues and earnings.

  WatchGuard generates revenues through sales of its Firebox products, including related software licenses, and subscriptions for its LiveSecurity broadcast service, which includes threat responses, information alerts, software updates and maintenance. Software license revenues are generated from licensing the rights to use WatchGuard's products directly to end-users, from sublicense fees from resellers, distributors and, beginning in late 1998, from sales of its products to Internet service providers (ISPs), which utilize the product to provide managed security services to the ISPs' customers. Revenues from LiveSecurity subscriptions are recognized ratably over the term of the contract, typically one year.

  Revenues from software license agreements are generally recognized upon delivery of software if persuasive evidence of an arrangement exists, collection is probable and the fee is fixed or

                         WATCHGUARD TECHNOLOGIES, INC.

determinable, and vender-specific objective evidence exists to allocate the total fee to elements of the arrangement. Payment terms do not extend beyond a year. A limited number of WatchGuard's distributors have the right to delay payment until the product is sold to the end-user. Revenues from these arrangements is not recognized until sale to the end-user occurs. WatchGuard provides unspecified upgrades on a when and if available basis. These upgrades are considered post-contract customer support (PCS) and are recognized as revenues ratably over the terms of the PCS arrangement. Vendor-specific objective evidence is typically based on the price charged when an element is sold separately or, in the case of an element not sold separately, on the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. WatchGuard uses the residual method, as defined in SOP 98-9, to allocate revenue to delivered elements once it has established vendor-specific objective evidence for all undelivered elements. Under the residual method, any discount in the arrangement is allocated to the delivered element. WatchGuard provides for return rights and pricing protection rights for some of its customers. The return rights included in these customer agreements are generally limited to a percentage of purchases by these customers for the previous quarter. The pricing protection rights in these agreements are generally limited to 60 to 90 days after notification of a price change. Revenues are reduced by the provision for estimated returns and allowance at the time the sale is made. The reserves are reviewed and revised as needed.

Fair Values of Financial Instruments

  At December 31, 1998, WatchGuard had the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, capital lease obligations and long-term debt. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of long-term debt approximates fair value based on the market interest rates available to WatchGuard for debt of similar risk and maturities.

Cash Equivalents

  WatchGuard considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash equivalents are carried at fair market value.

Deferred Public Offering Costs

  Included in prepaid expenses at June 30, 1999 are costs capitalized in connection with the planned initial public offering. Upon closing, these costs will be offset against the proceeds of this offering.

Inventories

  Inventories are stated at the lower of cost (first-in, first-out basis) or market. WatchGuard outsources all of its hardware manufacturing and assembly to one manufacturer and one assembler. The inability of the manufacturer and assembler to supply product in a timely manner and on terms acceptable to WatchGuard could severely affect WatchGuard's ability to meet customers' demands.

Equipment and Furniture

  Equipment and furniture is stated at cost, less accumulated depreciation. Equipment and furniture is depreciated using the straight-line method over estimated useful lives ranging from three to five years.

                         WATCHGUARD TECHNOLOGIES, INC.

Research and Development

  Research and development costs are expensed as incurred and consist primarily of software development costs. Financial accounting standards require the capitalization of certain software development costs after technological feasibility of the software is established. In the development of WatchGuard's new products and enhancements to existing products, the technological feasibility of the software is not established until substantially all product development is complete, including the development of a working model. Internal software development costs that were eligible for capitalization were insignificant and were charged to research and development expense in the accompanying statements of operations.

Net Loss per Share

  Basic and diluted net loss per share is calculated using the average number of shares of common stock outstanding. Other common stock equivalents, including preferred stock, stock options and warrants, are excluded from the computation as their effect is antidilutive. See Note 6.

  Upon the completion of WatchGuard's proposed initial public offering, all convertible preferred stock will automatically convert into common stock. Accordingly, pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding and the weighted average convertible preferred stock outstanding as if these shares were converted to common stock at the time of issuance.

Advertising Costs

  WatchGuard expenses advertising costs as incurred. Total expenses were $900, $199,500, and $60,000 in 1996, 1997, and 1998, respectively.

Concentration of Credit Risk

  WatchGuard is subject to concentrations of credit risk primarily from cash investments. WatchGuard's credit risk is managed by investing its excess cash in high-quality money market instruments. In addition, substantially all of WatchGuard's accounts receivable are due from WatchGuard's resellers, distributors and ISPs located throughout the world. International sales were $46,000, $2.8 million and $4.0 million for 1996, 1997 and 1998, respectively. No single customer, foreign country, or geographic area accounted for more than 10% of revenues in the periods presented. WatchGuard does not believe there are any significant concentrations of credit risk as of December 31, 1998.

Stock Compensation

  WatchGuard has elected to apply the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, WatchGuard accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation cost for stock options is measured as the excess, if any, of the fair value of WatchGuard's common stock at the date of grant over the stock option exercise price.

                         WATCHGUARD TECHNOLOGIES, INC.

Income Taxes

  WatchGuard recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. WatchGuard provides a valuation allowance for deferred tax assets that cannot be currently recognized due to WatchGuard's losses and the uncertainty of future profitability.

Reclassifications

  Certain prior-year items have been reclassified to conform to the current-year presentation.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Unaudited Interim Financial Information

  The financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that WatchGuard considers necessary for a fair presentation of the financial position at those dates and of the operations and cash flows for the periods then ended. Operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

New Accounting Pronouncements

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement, adopted by WatchGuard on January 1, 1998, does not affect results of operations or financial position, as WatchGuard had no items that would have been classified as other comprehensive income.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because WatchGuard has never used nor currently intends to use derivatives, management does not anticipate that the adoption of this new standard will have a significant effect on earnings or the financial position of WatchGuard.

                         WATCHGUARD TECHNOLOGIES, INC.

2. Balance Sheet Account Detail

Trade Accounts Receivable

  Trade accounts receivable consisted of the following:

                                                     December 31,
                                                     --------------   June 30,
                                                      1997    1998      1999
                                                     ------  ------  -----------
                                                                     (unaudited)
                                                          (In thousands)
   Trade accounts receivable........................ $1,720  $4,555    $4,494
   Reserve for returns..............................     --    (615)     (525)
   Allowance for uncollectible accounts.............   (124)   (449)     (348)
                                                     ------  ------    ------
                                                     $1,596  $3,491    $3,621
                                                     ======  ======    ======

Inventories

  Inventories consisted of the following:

                                                     December 31,
                                                     --------------   June 30,
                                                      1997    1998      1999
                                                     ------  ------  -----------
                                                                     (unaudited)
                                                          (In thousands)
   Finished goods................................... $  218  $1,203    $1,204
   Components.......................................     --     953     1,149
                                                     ------  ------    ------
                                                     $  218  $2,156    $2,353
                                                     ======  ======    ======

Prepaid Expenses and Other

  Prepaid expenses and other consisted of the following:

                                                     December 31,
                                                     --------------   June 30,
                                                      1997    1998      1999
                                                     ------  ------  -----------
                                                                     (unaudited)
                                                          (In thousands)
   Prepaid expenses................................. $  162  $  450    $  388
   Deferred public offering costs...................     --      --       798
                                                     ------  ------    ------
                                                     $  162  $  450    $1,186
                                                     ======  ======    ======

Equipment and Furniture

  Equipment and furniture consisted of the following:

                                                     December 31,
                                                     --------------   June 30,
                                                      1997    1998      1999
                                                     ------  ------  -----------
                                                                     (unaudited)
                                                          (In thousands)
   Computer equipment............................... $  361  $  831    $1,311
   Furniture and fixtures...........................     57     337       485
   Software.........................................     50     302       497
                                                     ------  ------    ------
                                                        468   1,470     2,293
   Less accumulated depreciation....................     96     330      (596)
                                                     ------  ------    ------
                                                     $  372  $1,140    $1,697
                                                     ======  ======    ======

3. Acquisition of Intangibles

  In March 1996, WatchGuard acquired certain technology (source code for its software products) from Mazama Software Labs, Inc. (Mazama) for $50,000. Additionally, WatchGuard was required for a three-year period to make royalty payments on the sale of products that utilized the Mazama technology, with the total royalty payments not to exceed $4 million. In June 1997, WatchGuard and Mazama agreed to a buy-out of the royalty payments due Mazama, with WatchGuard paying $70,000

                         WATCHGUARD TECHNOLOGIES, INC.

in cash and issuing 400,000 shares of its common stock valued at $52,000, the deemed fair value at that date, which was based on the board of directors' best estimate of fair value. This amount is included in other assets, net of accumulated amortization of $157,600 at December 31, 1998, and is being amortized over its useful life of three years.

4. Debt

  At December 31, 1998, WatchGuard had borrowings outstanding under a) a $2.5 million working capital revolving line of credit (increased to $4.5 million available on January 7, 1999); b) a $177,000 equipment term loan; and c) a $432,000 equipment term loan. All three facilities are from a commercial bank.

  The revolving line of credit is for operating needs and expires on September 30, 1999. Principal and interest are due at maturity. Borrowings under the line of credit bear interest at the bank's prime interest rate plus 1.0% (8.75% at December 31, 1998). The borrowing base for the line is to be monitored on a monthly basis and is to consist of the sum of up to 75% of eligible domestic and 50% of eligible foreign accounts receivable. There was $2.5 million outstanding on this line at December 31, 1998 and no additional amount available.

  The $177,000 term loan bears interest at the bank's prime interest rate plus 1.5% (9.25% at December 31, 1998) and matures in March 2001. The $432,000 term loan bears interest at the bank's prime interest rate plus 1% (8.75% at December 31, 1998) and matures in December 2001. The term loans require monthly principal and interest payments of $6,327 and $11,995, respectively, and are collateralized by equipment.

  At December 31, 1998, WatchGuard was not in compliance with certain covenants related to the line of credit and term loans, but has obtained a waiver for noncompliance at December 31, 1998. In addition, the bank has deleted these covenants through the earlier of July 31, 1999, as amended (see Note 11) or the completion of an initial public offering of WatchGuard's stock. WatchGuard has classified the outstanding balance of long-term debt as current on the accompanying balance sheets.

  The contractual maturities of the term loans are as follows:

       1999................................................................ $216
       2000................................................................  220
       2001................................................................  173
                                                                            ----
                                                                            $609
                                                                            ====

Convertible Note Financing and Warrants

  In March 1999, WatchGuard entered into convertible note agreements with its existing investors for an aggregate of $3,000,000. The notes bear interest at 6% and are due on demand after March 2000. The notes will automatically be due upon an initial public offering or converted into Series D preferred stock (new series) if a subsequent private equity financing is completed before the initial public offering, on the same terms and conditions offered to the other investors in the private financing. WatchGuard also issued warrants to purchase 42,856 shares of common stock (21,428 to each group of funds), at an exercise price of $7.00 per share, which are exercisable immediately. These warrants, if not exercised before the closing of an initial public offering, will automatically convert into common stock on a net exercise basis upon completion of the initial public offering. The warrants were assigned a fair value of $155,139 based upon the Black Scholes pricing model, based upon a fair value of the underlying stock of $8.00 per share, a risk-free interest rate of 6%, a

                         WATCHGUARD TECHNOLOGIES, INC.

dividend yield rate of 0%, volatility of .6 and an expected life of one year. WatchGuard is amortizing the resulting discount on the notes over the expected term of the notes.

5. Shareholders' Equity

Reincorporation

  WatchGuard was incorporated as Seattle Software Labs, Inc. in the state of Washington in February 1996. In March 1996, WatchGuard sold 1,000,000 shares of Series A preferred stock to its two cofounders for $0.05 per share, resulting in aggregate proceeds of $50,000. In July 1996, WatchGuard sold 350,878 shares of what was originally characterized as Series B preferred stock to the cofounders for $0.29 per share, resulting in aggregate proceeds of $100,000. In connection with the restatement of its Articles of Incorporation in March 1997, WatchGuard reclassified the preferred shares originally characterized as Series B preferred stock into 2,000,004 Series A preferred shares. The financial statements have been restated to reflect this recapitalization.

Preferred Stock

  In May 1997, WatchGuard completed a Series B preferred stock offering by selling 2,316,666 shares at $2.59 per share, aggregating gross proceeds of $6.0 million. In March 1998, WatchGuard issued an additional 38,610 shares of Series B preferred stock at $2.59 per share, aggregating gross proceeds of $100,000. In April 1998, WatchGuard completed a Series C preferred stock offering by selling 1,357,378 shares at $5.16 per share, aggregating gross proceeds of approximately $7.0 million.

  Holders of Series A, B, and C preferred stock have preferential rights to dividends when and if declared by the board of directors. Series A, B and C preferred stockholders have the right to one vote for each share of common stock into which these Series A, B, and C preferred stock could then be converted and, with respect to that vote, have full voting rights and powers equal to those of the holders of common stock.

  In the event of liquidation, the holders of Series A, B, and C preferred stock have preferential rights to liquidation payments of $0.05, $2.59, and $5.16 per share, respectively, plus any declared, but unpaid, dividends. Series A, B, and C preferred stock is convertible into common stock at a price per share of $0.05, $2.59, and $5.16, respectively, at the option of the holder, or automatically upon the vote or written consent of a majority of the preferred stockholders in the case of Series A or Series B, or 75% in the case of Series C, or upon the closing of an initial public offering of WatchGuard's common stock from which the aggregate proceeds are not less than $15 million and a price per share is paid by the public of at least $10.31. Currently, each share of Series A, B, and C preferred stock will convert into two shares of common stock.

  The following is a summary of terms and conditions for each series of preferred stock as of December 31, 1998:

                                                                        Annual
                                                          Approximate  Dividend
                                                           Aggregate   Rate --
                              Shares     Shares    Stated Liquidation    Non-
                            Designated Outstanding Value     Value    Cumulative
                            ---------- ----------- ------ ----------- ----------
   Series A................ 3,000,004   3,000,004  $0.05  $  150,000    $0.01
   Series B................ 2,374,581   2,355,276   2.59   6,100,000     0.16
   Series C................ 1,357,378   1,357,378   5.16   7,000,000     0.31

                         WATCHGUARD TECHNOLOGIES, INC.

Stock Options

  In 1996, WatchGuard adopted the 1996 Stock Incentive Compensation Plan (the
Plan), which provides for the granting of incentive and nonqualified stock options to employees, officers, directors, agents, consultants and independent contractors. As of December 31, 1998, WatchGuard had authorized 7,734,986 shares of common stock for possible grants under the Plan. Options under the Plan generally are granted at fair market value on the date of grant. Of the shares of common stock covered by the options, 25% become vested on the first anniversary of the date of grant, with the remaining shares covered by the option vesting at 2.08% every month thereafter, and with all shares becoming fully vested on the fourth anniversary date of the date of grant. Stock options under the Plan have a term of ten years unless modified by the plan administrator.

  The following table summarizes WatchGuard's stock option activity:

                         December 31, 1996  December 31, 1997   December 31, 1998     June 30, 1999
                         ------------------ ------------------- ------------------- -------------------
                                   Weighted            Weighted            Weighted            Weighted
                                   Average             Average             Average             Average
                                   Exercise            Exercise            Exercise            Exercise
                          Options   Price    Options    Price    Options    Price    Options    Price
                         --------- -------- ---------  -------- ---------  -------- ---------  --------
                                                                                       (unaudited)
Balance at beginning of
 period.................        --  $  --   1,156,994   $0.03   5,227,580   $0.08   5,145,268   $0.16
Granted................. 1,156,994   0.03   4,970,526    0.08   1,212,500    0.44   1,189,064    7.00
Exercised...............        --     --     (12,916)   0.03    (819,828)   0.04    (116,568)   0.10
Canceled................        --     --    (887,024)   0.04    (474,984)   0.09     (48,334)   2.38
                         ---------          ---------           ---------           ---------
Balance at end of
 period................. 1,156,994   0.03   5,227,580    0.08   5,145,268    0.16   6,169,430    1.46
                         =========          =========           =========           =========
Exercisable at end of
 period.................        --            428,300           1,618,038           2,211,184
Weighted average fair
 value of options
 granted during period
  Granted at fair
   value................ 1,156,994   0.01   4,970,526    0.02     308,000    0.01   1,027,064    7.00
  Granted at below fair
   value................        --     --          --      --     904,500    2.08     162,000    7.00

  At December 31, 1998, 1,756,974 shares of common stock were available for future grant under the Plan.

  Included in the options for 1,189,064 shares granted during the six months ended June 30, 1999 are options for 1,027,064 shares with an exercise price equal to the greater of $7.00 per share or the initial public offering price. If the initial public offering occurs after September 30, 1999, the exercise price of these options will be $7.00 per share.

  The weighted average remaining contractual life and weighted average exercise price of options outstanding and options exercisable at December 31, 1998 for selected exercise price ranges is as follows:

                                                                   Options
                                  Options Outstanding            Exercisable
                           ---------------------------------- ------------------
                                        Weighted
                                         Average     Weighted           Weighted
                                        Remaining    Average            Average
                                       Contractual   Exercise           Exercise
Exercise Prices             Shares   Life (in years)  Price    Shares    Price
---------------            --------- --------------- -------- --------- --------
$0.03-0.14................ 4,501,392      8.08        $0.09   1,582,370  $0.08
$0.39-0.55................   516,876      9.54         0.54      33,481   0.55
$1.13-2.25................   127,000      9.74         1.29       2,187   1.13
                           ---------                          ---------
                           5,145,268      8.27        $0.16   1,618,038  $0.09
                           =========                          =========

                         WATCHGUARD TECHNOLOGIES, INC.

  WatchGuard uses the intrinsic value-based method to account for all its employee stock-based compensation arrangements. Accordingly, no compensation cost has been recognized for its stock options in the accompanying financial statements because the fair value of the underlying common stock equals or exceeds the exercise price of the stock options at the date of grant, except with respect to certain options granted during the year ended December 31, 1998. WatchGuard has recorded deferred stock compensation expense of $1.9 million relating to options granted during the year ended December 31, 1998. This amount represents the difference between the exercise price and the deemed fair value for financial reporting purposes of WatchGuard's common stock during the periods in which the options were granted. Amortization of deferred stock compensation of $411,000 was recognized during the year ended December 31, 1998.

  The following pro forma information regarding stock-based compensation has been determined as if WatchGuard had accounted for its employee stock options under the fair market value method of SFAS 123. The fair value of these options was estimated at the date of grant using a minimum value option pricing model with the following weighted average assumptions: risk-free interest rates range from 6.0% to 5.0% in 1996, 1997, and 1998; a dividend yield rate of 0% for all periods; and an expected life of five years.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. WatchGuard's pro forma information is as follows:

                                                        Year Ended December
                                                                31,
                                                       -----------------------
                                                       1996    1997     1998
                                                       -----  -------  -------
                                                          (In thousands)
   Net loss -- as reported............................ $(468) $(4,334) $(9,119)
   Net loss -- pro forma..............................  (470)  (4,368)  (9,182)
   Net loss per share -- as reported..................   N/A   (17.17)  (11.34)
   Net loss per share -- pro forma....................   N/A   (17.30)  (11.42)

  Under SFAS 123, compensation expense representing the fair value of the option grant is recognized over the vesting period. The initial impact on pro forma net loss may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in pro forma earnings.

  In December 1997 WatchGuard granted approximately 48,000 options with exercise prices ranging from $0.05 to $0.26 to a consultant in connection with a one-year consulting agreement. The options vested at the December 1998 termination date of the consulting agreement. WatchGuard has recorded compensation expense of approximately $628,000 based on the fair value of the options at the termination of the consulting agreement.

Common Stock Warrants

  During 1996, WatchGuard issued warrants for 145,000 shares of common stock at an exercise price of $0.03 per share to various consultants and vendors for technical and marketing services, including public relations and technical writing. The warrants expire five years from date of issuance, beginning in July 2001. During 1997 and 1998, 100,000 and 10,000 shares, respectively, of these warrants were exercised.

  In January 1997, WatchGuard granted warrants for 20,000 shares at an exercise price at $0.03 per share to an individual for recruiting services. In July 1997, the warrant was exercised for all 20,000 shares.

                         WATCHGUARD TECHNOLOGIES, INC.

  In March 1998, WatchGuard granted a warrant to purchase 10,000 shares of common stock at an exercise price of $0.13 per share to a bank in connection with a debt financing.

  WatchGuard performed an analysis to value all warrants using the Black Scholes pricing model based upon the exercise prices described above, a risk-free interest rate of 6%, a dividend yield rate of 0%, volatility of .6 and an expected life of one year. The fair value associated with these warrants was immaterial.

  In June 1998, WatchGuard entered into a two-year license and sales agreement with a customer, under which the customer has committed to minimum purchase quantities. This agreement may be terminated by either party for nonperformance. The only recourse for nonperformance is the return of all product and promotional material. Because of the promotional value of this customer, WatchGuard granted it a warrant to purchase 200,000 shares of common stock at an exercise price of $0.39 per share. The warrant is fully vested, nonforfeitable and fully exercisable at the date of grant. The fair value of the warrant, approximately $470,000, was recorded as sales and marketing expense.

Common Shares Reserved

  At December 31, 1998 common stock reserved for future issuance was as follows:

       Conversion of preferred stock................................. 13,425,316
       Exercise of common stock options..............................  6,902,242
       Exercise of common stock warrants.............................    245,000
                                                                      ----------
                                                                      20,572,558
                                                                      ==========

6. Net Loss per Share

  Basic and diluted net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding. Pro forma net loss per share is computed using the weighted average number of shares used for basic and diluted per share amounts and the weighted average convertible redeemable preferred stock outstanding as if such shares were converted to common stock at the time of issuance.

                              Period from        Years Ended     Six Months Ended
                           February 14, 1996    December 31,         June 30,
                          (date of inception)  ----------------  ------------------
                          to December 31, 1996  1997     1998      1998      1999
                          -------------------- -------  -------  --------  --------
                                                                    (unaudited)
                                  (In thousands, except per share data)
Net loss................         $(468)        $(4,334) $(9,119) $ (3,258) $ (6,661)
                                 =====         =======  =======  ========  ========
Basic and diluted net
 loss per common share..           N/A         $(17.17) $(11.34) $  (4.70) $  (4.65)
                                 =====         =======  =======  ========  ========
Weighted average number
 of common shares used
 for basic and diluted
 per share amounts......           N/A             252      804       693     1,433
                                 =====         =======  =======  ========  ========
Weighted average common
 shares issuable upon
 pro forma conversion of
 preferred stock........                                 12,570              13,425
                                                        -------            --------
Weighted average number
 of shares used for pro
 forma per share amounts
 (unaudited)............                                 13,366              14,858
                                                        =======            ========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                                $ (0.68)           $  (0.45)
                                                        =======            ========

                         WATCHGUARD TECHNOLOGIES, INC.

  Options to purchase 5,145,268 shares of common stock and warrants to purchase 245,000 shares of common stock were excluded from the computation of actual and pro forma diluted net loss per common share, as their effect is antidilutive.

7. Income Taxes

  At December 31, 1998, WatchGuard had a net operating loss carryforward for federal tax purposes of approximately $9,875,000. The carryforwards begin to expire in 2011. Utilization of net operating loss carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code. A valuation allowance has been established to reflect the uncertainty of future taxable income to utilize available tax loss carryforwards.

  Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of WatchGuard's deferred tax assets and liabilities are as follows:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
                                                               (In thousands)
   Deferred tax assets:
     Net operating loss carryforwards......................... $ 1,423  $ 3,358
     Research and development tax credit......................      92      218
     Returns reserve..........................................      --      215
     Allowance for bad debts..................................      42      153
     Accrued expenses.........................................      43      102
                                                               -------  -------
   Total deferred tax assets..................................   1,600    4,046
   Valuation allowance........................................  (1,600)  (4,046)
                                                               -------  -------
   Net deferred taxes......................................... $    --  $    --
                                                               =======  =======

  WatchGuard's valuation allowance increased $159,000, $1,441,000, and $2,446,000 for 1996, 1997, and 1998, respectively.

8. Retirement 401(k) Plan

  WatchGuard sponsors a 401(k) plan that is available to all employees who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. Eligible employees may elect to contribute up to 15% of their pre-tax gross earnings, subject to statutory limitations regarding maximum contributions. WatchGuard may also make a discretionary contribution to the plan. No such contributions have been made by WatchGuard.

                         WATCHGUARD TECHNOLOGIES, INC.

9. Commitments

  WatchGuard leases office space and equipment under noncancelable operating leases. Future minimum payments at December 31, 1998 under these leases are as follows (in thousands):

       1999.............................................................. $  489
       2000..............................................................    441
       2001..............................................................    155
       2002..............................................................     23
       2003 and thereafter...............................................     14
                                                                          ------
                                                                          $1,122
                                                                          ======

  Two of the officers of WatchGuard are guarantors of part of the office lease.

  Rent expense for 1996, 1997 and 1998 was $67,000, $134,000 and $273,000,
respectively.

10. International Revenues

  WatchGuard licenses and markets its Internet security products and services throughout the world, and operates in a single industry segment. While certain expenses for sales and marketing activities are incurred in various geographical regions, substantially all of WatchGuard's assets are located, and the majority of its operating expenses are incurred, at its corporate headquarters. Revenue information by geographic region is the only segment information presented as follows:

                                                                    Six Months
                                               Year Ended December  Ended June
                                                       31,              30,
                                               ------------------- -------------
                                               1996  1997   1998    1998   1999
                                               ---- ------ ------- ------ ------
                                                                    (unaudited)
                                                        (In thousands)
   United States.............................. $285 $2,262 $ 7,401 $2,945 $4,304
   Rest of World
     Europe...................................   42  1,140   2,049    856  2,153
     Asia.....................................    2  1,209   1,106    698  1,449
     Other....................................    2    487     823    518    669
                                               ---- ------ ------- ------ ------
                                                 46  2,836   3,978  2,072  4,271
                                               ---- ------ ------- ------ ------
   Total...................................... $331 $5,098 $11,379 $5,017 $8,575
                                               ==== ====== ======= ====== ======

11. Subsequent Events

Initial Public Offering

  On April 12, 1999, the board of directors authorized management to file a registration statement with the Securities and Exchange Commission to permit WatchGuard to offer its common stock to the public. If the offering is consummated under terms presently anticipated, each outstanding share of convertible preferred stock will convert into two shares of common stock. Unaudited pro forma stockholders' equity reflects the assumed conversion of the convertible preferred stock outstanding at June 30, 1999.

Stock Split

  On May 26, 1999, the board of directors authorized a 2-for-1 stock split of WatchGuard's common stock and approved an amendment to the certificate of incorporation to increase the number of authorized common and preferred shares to 80,000,000 and 10,000,000 shares, respectively. The

                         WATCHGUARD TECHNOLOGIES, INC.

stock split was effected on July 8, 1999. The related common share, preferred share and per share data in the accompanying financial statements have been retroactively restated to reflect the stock split, including preferred share data on an assumed converted to common stock basis.

Bridge Loan

  In May and June 1999, WatchGuard amended its loan and security agreement with its bank. The amendments primarily provide for a secured bridge loan facility that immediately makes available to WatchGuard an additional $4.25 million, of which $2.0 million is guaranteed by existing investors. The loan carries a commitment fee of up to 2%, an interest rate of prime plus 2% and a maturity date of the earlier of WatchGuard's initial public offering closing date or August 26, 1999. WatchGuard granted the bank warrants to purchase up to 14,500 shares of common stock, of which 10,000 shares are currently exercisable. The exercise price of these warrants is the greater of $7.00 per share or the initial public offering price, unless the public offering closes after July 31, 1999, in which case the exercise price will be $7.00,

  In connection with the amendments, the bank has extended the waiver and deletion of certain debt covenants, as described in Note 4 above, through the earlier of August 26, 1999 or the closing of an initial public offering. Also, in connection with the amendment, the $4.5 million line of credit, as discussed in Note 4 above, was reduced to $3.5 million. The amount will be increased to $4.5 million after the completion of an initial public offering.

Stock Option Grants

  On April 12, 1999, R. Michael Peronto, WatchGuard's chief operating officer, was granted an option to purchase 439,564 shares of common stock. If a change of control of WatchGuard occurs, half of the unvested shares subject to this option will vest and become exercisable. In addition, WatchGuard granted other employees options to purchase 587,500 shares of common stock. If the initial public offering occurs on or before September 30, 1999, the exercise price of the option will be equal to the greater of $7.00 per share and the initial public offering price. If the initial public offering occurs after September 30, 1999, the exercise price of the option will be $7.00 per share.

1999 Employee Stock Purchase Plan

  In May 1999, the board of directors and stockholders approved the 1999 Employee Stock Purchase Plan (the ESPP). WatchGuard will implement the ESPP upon the effectiveness of the initial public offering. The ESPP, subject to certain limitations, permits eligible employees of WatchGuard to purchase common stock through payroll deductions of up to 15% of their compensation. WatchGuard authorized the issuance under the ESPP of a total of 600,000 shares of common stock, plus an automatic annual increase, to be added on the first day of the fiscal year beginning in 2000, equal to the lesser of (a) 400,000 shares, (b) 1.5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in WatchGuard's annual financial statements for the preceding year, or (c) a lesser amount determined by the board of directors.

Amended 1996 Stock Incentive Compensation Plan

  In May 1999, the board of directors and stockholders approved amendments to the Stock Incentive Compensation Plan (SICP). The amendment provides for the expansion of the SICP by

                       WATCHGUARD TECHNOLOGIES, INC.

900,000 shares, plus an automatic increase, to be added on the first day of the fiscal year beginning in 2000, equal to the lesser of (a) 750,000 shares, (b) 3.0% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in WatchGuard's annual financial statements for the preceding year, or (c) a lesser amount determined by the board of directors.

                    [INSIDE BACK COVER ARTWORK DESCRIPTION]

Text:     WatchGuard LiveSecurity
          The Security Manager's View

          Point-and-click management tools enable security managers to view their security policies at a glance.

          WATCHGUARD LIVESECURITY THREAT RESPONSE
          After a newly discovered threat is identified, WatchGuard's security experts transmit a software update to specifically addresses the new threat.

          WATCHGUARD LIVESECURITY SOFTWARE UPDATE
          Ongoing functional enhancements that are systematically broadcast to security managers enable them to keep their defenses current with minimal effort.

          WATCHGUARD LIVESECURITY INFORMATION ALERT
          Timely notifications of breaking news and current issues in Internet security keep security managers around the world informed about the fast-changing Internet security landscape.

          Watchguard LiveSecurity--dynamic security protection, timely Internet broadcasts, and responsive security experts protecting small- to medium-sized enterprises around the world that use the Internet for e-business and communications.

Graphics: Screen shot showing WatchGuard and other software program icons on a Windows desktop.

          [WatchGuard logo]

                             [OUTSIDE BACK COVER]




                              [WATCHGUARD'S LOGO]

Until         , 1999, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table states the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered by this registration statement. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

     Securities and Exchange Commission registration fee............ $   12,788
     NASD filing fee................................................      5,100
     Nasdaq National Market listing fee.............................     95,000
     Blue Sky fees and expenses.....................................     10,000
     Printing and engraving expenses................................    200,000
     Legal fees and expenses........................................    500,000
     Accounting fees and expenses...................................    350,000
     Transfer Agent and Registrar fees..............................     10,000
     Miscellaneous expenses.........................................     17,112
                                                                     ----------
         Total...................................................... $1,200,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard applies in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of those actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that other indemnification may also be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

  Section 10 of the registrant's restated bylaws (Exhibit 3.2) requires indemnification to the full extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the registrant's bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgment, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that the person is or was serving as a director or officer of the registrant or that, being or having been a director or officer of the registrant, the person is or was serving at the registrant's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The bylaws also provide that the registrant may, by action of the registrant's board of directors, provide indemnification to its employees and agents with the same scope and effect as the above indemnification of directors and officers.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

  Article 10 of the registrant's Restated Certificate of Incorporation (Exhibit 3.1) provides that to the full extent that the DGCL permits the limitation or elimination of the liability of directors, the registrant's directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of Article 10 shall not adversely affect any right or protection of the registrant's directors for or with respect to any acts or omissions of the directors occurring before the amendment or repeal.

  The registrant intends to obtain and maintain directors' and officers' liability insurance, under which the registrant's directors and officers may be indemnified against liability they may incur for serving in their capacities as directors and officers of the registrant.

Item 15. Recent Sales of Unregistered Securities

  Since the registrant's inception in February 1996, the registrant has issued and sold unregistered securities as follows. The numbers below reflect the 2-for-1 split of the registrant's common stock reflected by this registration statement.

  1. On March 11, 1996, the registrant issued 1,000,000 shares of Series A preferred stock to the registrant's two cofounders for a consideration of $0.05 per share, or an aggregate of $50,000. On July 18, 1996, the registrant issued an additional 2,000,004 shares of Series A preferred stock to the registrant's two cofounders, for a consideration of $0.05 per share, or an aggregate of $100,000. In the aggregate, these 3,000,004 shares of Series A preferred stock are convertible into 6,000,008 shares of common stock.

  2. On May 9, 1997, May 29, 1997 and March 12, 1998, the registrant issued 2,355,276 shares of Series B preferred stock, which are convertible into 4,710,552 shares of common stock, to seven investors for a consideration of $2.59 per share, or an aggregate of $6,100,165.

  3. On June 11, 1997, under an Asset Purchase Agreement among the registrant, Mazama Software Labs, Inc. and the shareholders of Mazama, the registrant issued 400,000 shares of common stock, valued at $0.13 per share, or an aggregate of $52,000, to Mazama as partial consideration for the registrant's purchase of certain of Mazama's technology.

  4. On July 24, 1996, September 24, 1996, September 25, 1996 and January 28, 1997, the registrant issued warrants for the purchase of an aggregate of 165,000 shares of common stock, with an exercise price of $0.025 per share, to five consultants in exchange for services.

  5. On March 23, 1998, the registrant issued a warrant for the purchase of 10,000 shares of common stock, with an exercise price of $0.13 per share, to a bank in connection with a debt financing.

  6. On April 24, 1998, the registrant issued 1,357,378 shares of Series C preferred stock, which are convertible into 2,714,756 shares of common stock, to eight investors for a consideration of $5.157 per share, or an aggregate of $6,999,998.

  7. On June 17, 1998, the registrant issued a warrant for the purchase of 200,000 shares of common stock, with an exercise price of $0.39 per share, to a customer because of that customer's promotional value.

  8. From March 1, 1996 through June 30, 1999, the registrant granted stock options to purchase 8,529,084 shares of common stock, with exercise prices ranging from $0.03 to $7.00 per share, to employees under the registrant's 1996 Stock Option Plan. Of these options, options for 1,410,342 shares have been canceled without being exercised, options for 949,312 shares have been exercised and options for 6,169,430 shares remain outstanding.

  9. On March 9, 1999, the registrant issued warrants for the purchase of an aggregate of 42,856 shares of common stock, with an exercise price of $7.00 per share, to two groups of affiliated investors in connection with a debt financing.

  10. On May 26, 1999, the registrant issued warrants for the purchase of up to 14,500 shares of common stock, with an exercise price per share of the greater of $7.00 or the initial public offering price, to a bank in connection with a debt financing. If the initial public offering closes after July 31, 1999, the exercise price will be $7.00 per share.

  The sales and issuances of securities described in paragraphs 1, 2, 3, 5, 6, 7 and 9 above were exempt from Securities Act registration under Section 4(2) of the Securities Act, on the basis that the transactions did not involve a public offering.

  The sales and issuances of securities described in paragraphs 4 and 8 above were exempt from Securities Act registration under Rule 701 under the Securities Act, on the basis that these options were offered and sold either in accordance with a written compensatory benefit plan or in accordance with written contracts relating to compensation.

  No underwriters were used in connection with these sales and issuances.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Number                               Description
 ------                               -----------
  1.1*  Form of Underwriting Agreement.

  3.1   Restated Certificate of Incorporation of the registrant.

  3.2+  Restated Bylaws of the registrant.

  5.1   Opinion of Perkins Coie LLP as to the legality of the shares.

 10.1+  Lease Agreement, dated as of March 15, 1996, between COM Realty, Inc.
         and the registrant.

 10.2+  Lease Agreement, dated as of October 10, 1997, between Burke-State
         Bldg. LLC and the registrant.

 10.3+  Lease Agreement, dated as of August 17, 1998, between Cederstrand
         Rentals and the registrant.

 10.4+  Amended and Restated Loan and Security Agreement, dated as of March 20,
         1998, between Silicon Valley Bank and the registrant.

 10.5+  Loan Modification Agreement, dated as of September 18, 1998, between
         Silicon Valley Bank and the registrant.


 Number                                Description
 ------                                -----------
 10.6+   1996 Stock Incentive Compensation Plan.

 10.7+   Standardized Adoption Agreement Prototype Cash or Deferred Profit-
          Sharing Plan and Trust (401(k) plan), effective as of September 1,
          1998.
 10.8+++ Development and Supply Agreement, dated as of March 25, 1998, between
          SMART Modular Technologies, Inc. and the registrant.

 10.9+++ OEM Master License Agreement, dated as of August 14, 1997, between RSA
          Data Security, Inc. and the registrant.

 10.10+  1999 Employee Stock Purchase Plan.

 10.11+  Loan Modification Agreement, dated May 26, 1999, between Silicon
          Valley Bank and the registrant.

 10.12   Loan Modification Agreement, dated June 29, 1999, between Silicon
          Valley Bank and the registrant.

 23.1    Consent of Ernst & Young LLP, Independent Auditors.

 23.2    Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit
          5.1).

 24.1+   Power of Attorney (contained on signature page).

 27.1+   Financial Data Schedule.
 27.2+   Financial Data Schedule.
 27.3    Financial Data Schedule.
 99.1    Report of Ernst & Young LLP, Independent Auditors Report on Financial
          Statement Schedule.

--------
 * To be filed by amendment.

 ++Confidential treatment has been requested for portions of this exhibit. The omitted material has been separately filed with the Securities and Exchange Commission.

 + Previously filed.

  (b)Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

  All financial statement schedules not listed are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or in the related notes to the financial statements.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that

  (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 9th day of July, 1999.

                                          WATCHGUARD TECHNOLOGIES, INC.

                                                  /s/ Christopher G. Slatt
                                          By: _________________________________
                                              Christopher G. Slatt, President
                                                and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated below on the 9th day of July, 1999.

         /s/ Christopher G. Slatt          President, Chief Executive Officer and
 ________________________________________   Chairman of the Board (Principal Executive
           Christopher G. Slatt             Officer)

            /s/ Steven N. Moore            Executive Vice President of Finance and
 ________________________________________   Operations, Chief Financial Officer,
              Steven N. Moore               Secretary and Treasurer (Principal
                                            Financial and Accounting Officer)

            * Stuart J. Ellman             Director
 ________________________________________
             Stuart J. Ellman

           * Andrew W. Verhalen            Director
 ________________________________________
            Andrew W. Verhalen

          * Charles P. Waite, Jr.          Director
 ________________________________________
           Charles P. Waite, Jr.

        /s/ Steven N. Moore
*By: ______________________________
          Steven N. Moore
         Attorney-in-Fact

                         WATCHGUARD TECHNOLOGIES, INC.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

        Column A            Column B         Column C          Column D    Column E
------------------------  ------------ --------------------- ------------ ----------
                                             Additions
                                       ---------------------
                                       Charged to Charged to
                           Balance at   Revenue,    Other                 Balance at
                          Beginning of  Costs or  Accounts-- Deductions--   End of
      Description            Period     Expenses   Describe    Describe     Period
------------------------  ------------ ---------- ---------- ------------ ----------
Period from February 14,
 1996 (inception) to
 December 31, 1996
  Allowance for
   uncollectible
   accounts.............      $--        $    8      $--        $  --        $  8
  Sales return reserve..      $--        $  --       $--        $  --        $--

Year ended December 31,
 1997
  Allowance for
   uncollectible
   accounts.............      $  8       $  122      $--        $    6       $124
  Sales return reserve..      $--        $  --       $--        $  --        $--

Year ended December 31,
 1998
  Allowance for
   uncollectible
   accounts.............      $124       $  418      $--        $   93(A)    $449
  Sales return reserve..      $--        $1,655      $--        $1,040(B)    $615

--------
(A) Deductions consist of write-offs of uncollectible accounts, net of recoveries.
(B)  Deductions consist of product returns.

                               INDEX TO EXHIBITS

 Number                                Description
 ------                                -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Restated Certificate of Incorporation of the registrant.
  3.2+   Restated Bylaws of the registrant.
  5.1    Opinion of Perkins Coie LLP as to the legality of the shares.
 10.1+   Lease Agreement, dated as of March 15, 1996, between COM Realty, Inc.
          and the registrant.
 10.2+   Lease Agreement, dated as of October 10, 1997, between Burke-State
          Bldg. LLC and the registrant.
 10.3+   Lease Agreement, dated as of August 17, 1998, between Cederstrand
          Rentals and the registrant.
 10.4+   Amended and Restated Loan and Security Agreement, dated as of March
          20, 1998, between Silicon Valley Bank and the registrant.
 10.5+   Loan Modification Agreement, dated as of September 18, 1998, between
          Silicon Valley Bank and the registrant.
 10.6+   1996 Stock Incentive Compensation Plan.
 10.7+   Standardized Adoption Agreement Prototype Cash or Deferred Profit-
          Sharing Plan and Trust (401(k) plan), effective as of September 1,
          1998.
 10.8+++ Development and Supply Agreement, dated as of March 25, 1998, between
          SMART Modular Technologies, Inc. and the registrant.
 10.9+++ OEM Master License Agreement, dated as of August 14, 1997, between
          RSA Data Security, Inc. and the registrant.
 10.10+  1999 Employee Stock Purchase Plan.
 10.11+  Loan Modification Agreement, dated May 26, 1999, between Silicon
          Valley Bank and the registrant.
 10.12   Loan Modification Agreement, dated June 29, 1999, between Silicon
         Valley Bank and the registrant.

 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2    Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit
          5.1).
 24.1+   Power of Attorney (contained on signature page).
 27.1+   Financial Data Schedule.
 27.2+   Financial Data Schedule.
 27.3    Financial Data Schedule.
 99.1    Report of Ernst & Young LLP, Independent Auditors Report on Financial
          Statement Schedule.

--------
 *  To be filed by amendment.
 ++ Confidential treatment has been requested for portions of this exhibit. The omitted material has been separately filed with the Securities and Exchange Commission.
 +  Previously filed.